As filed with the Securities and Exchange Commission on July 19, 2000.
                                                      Registration No. 333-34882
================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                          PRE-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         eROOMSYSTEM TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

       Nevada                          3610                    87-0540713
 ----------------------        --------------------        ----------------
   (State or other                (Primary Standard        (I.R.S. Employer
    jurisdiction              Industrial Classification   Identification No.)
  of incorporation                  Code Number)
  or organization)

 3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada 89109, (800) 316-3070
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                Gregory L. Hrncir, General Counsel and Secretary
 3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada 89109, (800) 316-3070
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
          Michael J. Bonner                      Michael D. DiGiovanna
           John C. Jeppsen                    Parker Duryee Rosoff & Haft
            Robert C. Kim                          529 Fifth Avenue
   Kummer Kaempfer Bonner & Renshaw            New York, New York 10017
3800 Howard Hughes Parkway, 7th Floor               (212) 878-1700
       Las Vegas, Nevada 89109
            (702) 792-7000
                                ----------------

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                ----------------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                                ----------------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act in 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to such Section 8(a) may determine.

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus:

     (i) one to be used in connection with an offering by eRoomSystem Technologies, Inc. of 1,800,000 shares of common stock (2,070,000 shares if the underwriters elect to exercise their over-allotment option) (the "Prospectus"); and

     (ii) one to be used in connection with the sale of 200,000 shares of common stock currently outstanding and issued to certain selling stockholders (the "Selling Stockholder Prospectus").

The Prospectus and the Selling Stockholder Prospectus will be substantially similar except for the cover page, information with respect to the selling stockholders and other updating information, all of which will be provided through a post-effective amendment to the Registration Statement on Form SB-2. An alternative cover page has been included herein and labeled "Alternative Page for Selling Stockholder Prospectus."

     The selling stockholders are restricted from selling their shares of common stock until 180 days after the closing of the Registrant's initial public offering, or for a longer period as required by the National Association of Securities Dealers, Inc. or the Nasdaq Stock Market not to exceed one year.

                SUBJECT TO COMPLETION, DATED _____________, 2000

PROSPECTUS

                        1,800,000 SHARES OF COMMON STOCK


                               [eROOMSYSTEM LOGO]


                         EROOMSYSTEM TECHNOLOGIES, INC.


          This is an initial public offering of 1,800,000 shares of common stock of eRoomSystem Technologies, Inc. There is currently no public market for our common stock.

                                ----------------

          We have applied for quotation of the common stock on the Nasdaq SmallCap Market under the symbol "ERMS." We currently estimate that the initial public offering price per share will be between $8.00 and $10.00.

                                ----------------


                                                                               PER SHARE                  TOTAL
                                                                            -----------------        -----------------
Initial public offering price..........................................     $                        $
     Underwriting discounts and commissions............................     $                        $
Proceeds to eRoomSystem Technologies, before expenses..................     $                        $


                                ----------------

          eRoomSystem Technologies has granted the underwriters an option for a period of 30 days to purchase up to 270,000 additional shares of common stock.

          The securities being sold by us are being offered on a "firm commitment" basis by Donald & Co. Securities Inc. as representative of the underwriters. Donald & Co. Securities Inc. expects to deliver the shares against payment on or about , 2000.

                                ----------------

          In addition to the shares of common stock offered by us, we will be registering 200,000 shares of our common stock on behalf of selling stockholders that will be offered through a separate prospectus. These selling stockholders are subject to a minimum lock-up of 180 days from the closing of this initial public offering.

                                ----------------

          THESE SECURITIES ARE SPECULATIVE. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                ----------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

                          DONALD & CO. SECURITIES INC.

                              ______________, 2000

The information in this preliminary prospectus is not complete and may be changed. eRoomSystem Technologies, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                              [INSIDE FRONT COVER]

          The inside front cover is entitled "Total Intelligent In-Room Solution eRoomSystem" and contains graphics of the Registrant's current and future products and services using a hub and spoke format. The products and services depicted are: eRoomServ Refreshment Center(TM), eRoomSafe(TM), eRoomMaintenance(TM)(*), eRoomEnergy Management(TM)(*), eRoomManagement(TM)(*), eRoomHousekeeping(TM)(*), eRoomData Management(TM)(*), and eRoomInternet Connectivity(TM)(*), with a statement that the asterisks (*) denote products and services that are under development.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS BEFORE MAKING AN INVESTMENT DECISION.

                                  OUR BUSINESS

     The core business of eRoomSystem Technologies is the development and installation of an intelligent, in-room computer platform and communications network, or the eRoomSystem, for the lodging industry. The eRoomSystem is a computerized platform and processor-based system designed to collect and control data. The eRoomSystem supports our fully-automated and interactive eRoomServ Refreshment Centers, or Refreshment Centers, electronic room safes, or eRoomSafes, and other proposed applications. These other applications include, or will include, information management services, in-room energy management capabilities, credit card/smart card capabilities for direct billing, network access solutions, and remote engineering and maintenance services.

     Our interactive Refreshment Centers provide hotel guests with a selection of up to 33 different beverages and snacks and offer the lodging industry an opportunity to capture additional in-room revenues and reduce operating costs. Our eRoomSafes have sufficient storage space for large items such as laptop computers, video cameras and briefcases and generate additional revenue. Our products interface with the hotel's property management system through our eRoomSystem communications network. The hotel's property management system posts usage of our products directly to the hotel guest's room account.

     The solutions offered by our eRoomSystem and related products have allowed us to install our products and services in several premier hotel chains, including Marriott International, Doubletree Hotels and Bass Hotels. We believe that our hotel relationships will continue to provide us with the opportunity to install our eRoomSystem and related products worldwide.

     One of the byproducts of our technology is the information we have collected since our first product installation. To date, we have collected over eleven million room-nights of data. Through our eRoomSystem, we are able to collect information regarding the usage of our products on a real-time basis. We use this information to help our customers increase their operating efficiencies. We also intend to market this information to suppliers of goods sold in our Refreshment Centers and to other users desiring information on the buying patterns of hotel guests for goods and services.

     We believe that our eRoomSystem and developing technologies will provide a foundation for expansion into the healthcare and time-share industries. We will be able to provide healthcare facilities with a comprehensive room information and management system that will allow these facilities to provide patients with a wide array of in-room amenities not available to them in the past. These amenities include Refreshment Centers, eRoomSafes, direct dial long distance, on-demand movies, Internet access and other products and services commonly found in a hotel room. Similar opportunities exist in the time-share industry. By offering a direct credit card billing system, a healthcare or time-share facility can offer similar services available in hotels.

                                   OUR OFFICES

     We maintain offices at 3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada 89109 and 390 North 3050 East, St. George, Utah 84790. Our telephone number is (800) 316-3070.

                                  THE OFFERING


Common stock offered by eRoomSystem Technologies:            1,800,000 shares
Common stock to be outstanding after the offering:           6,223,753 shares
Use of proceeds:                                             We intend to use the net proceeds from this offering
                                                             for funding the production and installation of
                                                             eRoomSystems, Refreshment Centers and eRoomSafes,
                                                             repayment of a substantial portion of our outstanding
                                                             indebtedness and related accrued interest, payment of
                                                             cash dividends on our Series A and Series C convertible
                                                             preferred stock, advertising and promotional expenses,
                                                             research and development to improve our existing
                                                             products and services and to develop our future
                                                             products and services, and general corporate purposes
                                                             and working capital.
Proposed Nasdaq SmallCap Market symbol:                      "ERMS"


                             ---------------------

     The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of June 30, 2000 and does not include 2,502,963 shares of common stock issuable upon exercise of outstanding stock options and warrants as of June 30, 2000, with a weighted average exercise price of $5.77 per share.

                             ---------------------

     Unless otherwise noted, all information contained in this prospectus assumes that:

     - all outstanding convertible preferred stock will be converted into 2,070,776 shares of common stock upon the closing of this offering, including 128,791 shares of common stock to be issued upon the conversion of Series C convertible preferred stock;

     - all outstanding convertible notes issued in conjunction with our Series C convertible preferred stock will not be converted into shares of common stock and will be paid in full from the proceeds of this offering;

     - the underwriters will not exercise their option to purchase additional shares of common stock to cover over-allotments, if any; and

     -    the public offering price will be $9.00 per share.

                          SUMMARY FINANCIAL INFORMATION

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables summarize the financial information for our business. The summary financial information set forth below should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

                                                                                                              THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                              MARCH 31,
                                       ----------------------------------------------------------------    ------------------------
                                          1995         1996         1997           1998        1999           1999           2000
                                       ----------  -----------   ----------   ----------    -----------    ----------     ---------
Revenue .........................   $      356    $      710    $    4,666    $    1,011    $      541    $      114    $       49
Cost of revenue .................          301           804         3,339           793           363            45            14
Gross margin (deficit) ..........           55           (94)        1,327           218           178            69            35
Loss from operations ............         (805)       (1,804)         (219)       (2,128)       (2,586)         (426)        (1,027)
Net loss ........................         (877)       (2,219)       (1,000)       (4,145)       (3,672)         (700)        (1,240)
Dividends related to convertible
  preferred stock ...............           --            --            --           (19)         (607)          (36)          (441)
Loss attributable to common .....
  stockholders ..................         (877)       (2,219)       (1,000)       (4,164)       (4,279)         (736)        (1,681)
Basic and diluted loss per common
  share (1) .....................        (1.56)        (2.61)        (0.76)        (1.37)        (1.33)        (0.21)         (0.76)
Basic and diluted weighted
  average common shares
  outstanding (1) ...............          560           850         1,314         3,029         3,221         3,545          2,197
Basic and diluted supplemental ..
  pro forma loss per common
  share (1)......................                                                                              (1.84)         (1.66)
Basic and diluted supplemental
  pro forma weighted average
  common shares outstanding (1) .                                                                              5,163          4,245




                                                                          AS OF MARCH 31, 2000
                                                         --------------------------------------------------------
                                                                                                   PRO FORMA
                                                            ACTUAL           PRO FORMA (2)      AS ADJUSTED (3)
                                                         --------------     ---------------     -----------------
BALANCE SHEET DATA:
Cash...................................................   $       15         $       15          $   11,595
Working capital (deficit)..............................       (3,272)            (3,272)              9,864
Total assets...........................................        5,042              5,042              16,650
Long-term liabilities..................................          994                994                  69
Total stockholders' equity (deficit)...................         (290)              (290)             13,777

-----------

(1) See Note 2 of Notes to our consolidated financial statements for an explanation of the determination of the number of shares used in computing per share data.
(2) The pro forma amounts reflect the conversion, upon the closing of this offering, of our outstanding Series A, Series B and Series C convertible preferred stock into 400,000 shares, 1,541,985 and 106,061 shares of our common stock, respectively.

(3) Pro forma as adjusted amounts reflect the pro forma adjustments at note (2) above, as well as the sale of 1,800,000 shares of common stock in this offering at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, the conversion of the remaining shares of our Series C convertible preferred stock into an additional 22,730 shares of common stock, the issuance of 200,000 shares of common stock in connection with the bridge loan, the issuance of 42,813 shares of common stock for accrued interest and dividends between April 1, 2000 and June 30, 2000, and the issuance of 777 shares of common stock to an employee as a result of a prior error in the calculation of shares issuable to the employee.

                                  RISK FACTORS

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES, BEFORE YOU PURCHASE ANY SHARES OF OUR COMMON STOCK. THE FOLLOWING RISKS, IF THEY OCCUR, COULD MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION OR FUTURE RESULTS OF OPERATIONS. IF THAT OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                    RISKS RELATED TO eROOMSYSTEM TECHNOLOGIES

     WE HAVE A HISTORY OF SIGNIFICANT OPERATING LOSSES AND ANTICIPATE CONTINUED OPERATING LOSSES, AND WE MAY BE UNABLE TO ACHIEVE PROFITABILITY


     We have a history of operating losses. For the years ended December 31, 1998 and 1999 and the three months ended March 31, 2000, we have incurred losses applicable to common stockholders of $4,164,037, $4,279,444 and $1,680,726, respectively, and our operations have used $2,931,871, $2,304,807 and $708,129 of cash, respectively. As of December 31, 1998 and 1999 and March 31, 2000, we had accumulated deficits of $9,404,597, $13,684,041 and $15,364,767, respectively, working capital deficits of $3,358,343, $2,650,616 and $3,271,963, and stockholders' deficits of $2,428,105, $23,852 and $289,813, respectively. In addition, as of March 31, 2000, we are in default under a portion of our promissory notes in the aggregate amount of $1,138,820, including accrued interest.

     If our revenues decline or grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, our business would be severely harmed. We cannot assure you that revenues will grow in the future or that we will generate sufficient revenues for profitability, or that profitability, if achieved, can be sustained on an ongoing basis.

     GIVEN OUR RECURRING LOSSES, ACCUMULATED DEFICITS AND DEFAULTS UNDER MANY OF OUR DEBT AGREEMENTS, WE MAY BE UNABLE TO CONTINUE AS A GOING CONCERN

     Our independent auditors issued a report on their audit of our consolidated financial statements for the years ended December 31, 1998 and 1999. Their report contains an explanatory paragraph in which they state that our history of recurring losses, our working capital and stockholders' deficits and our defaults under many of our debt agreements raise substantial doubt regarding our ability to continue as a going concern.

     We are attempting to raise additional equity capital through this offering and to arrange additional debt financing for our products. Subsequent to December 31, 1999, we received gross proceeds of $2,212,500 in debt financing and $637,500 in additional preferred equity financing through private offerings. If we fail to complete this offering, we cannot assure you that we will have sufficient capital to fund operations or that we will be able to arrange additional financing for our products.

     SINCE OUR REVENUE SHARING PROGRAM INCREASED OUR NEED FOR LONG-TERM FINANCING, OUR ABILITY TO INCREASE REVENUE OR ACHIEVE PROFITABILITY IS DEPENDENT UPON THE SATISFACTION BY OUR CUSTOMERS DURING A 90-DAY SEASONING PERIOD OF MINIMUM PERFORMANCE CRITERIA BEFORE AMRESCO LEASING CORPORATION WILL FUND ANY INDIVIDUAL LOAN UNDER OUR LONG-TERM FINANCING ARRANGEMENT WITH THEM

     The emphasis of our business model on a revenue sharing program significantly increases our need for long-term financing in addition to the proceeds from this offering because we offer our products at little or no upfront cost to our customers. In order to address our long-term capital needs, we have entered into an exclusive post-installation financing arrangement with Amresco Leasing Corporation. Under the financing arrangement, Amresco will finance up to 150% of our costs for the Refreshment Centers and eRoomSafes upon the completion of a 90-day seasoning period after installation and the satisfaction of pre-funding requirements.

     Prior to submitting a preliminary application for funding to Amresco, we attempt to identify properties that satisfy minimum performance, occupancy and liquidity requirements. Once an appropriate property is identified, we enter into a lease with the property, install our products and submit a preliminary application for funding. If our preliminary application is approved by Amresco and after a 90-day seasoning period, we must submit a final application for funding to Amresco. In order to obtain final approval for funding, the property must have maintained its initial performance, occupancy and liquidity standards and must have retained a minimum of 20% of the gross daily revenue on a per unit basis per day during the seasoning period.

     If our customers fail to meet Amresco's requirements or if Amresco were to delay or refuse to provide our required financing, we cannot assure you that other long-term financing will be available in sufficient amounts or on terms acceptable to us, or at all. Our inability to obtain long-term financing will prevent us from placing additional products under our revenue sharing program or manufacturing products for sale. In addition to our long-term financing arrangement and the proceeds of this offering, we may require additional short-term financing to cover the costs of the production and installation of our products until the completion of the 90-day seasoning period.

     IN SHIFTING OUR BUSINESS MODEL FROM SALES TO A REVENUE SHARING PROGRAM, WE MAY BE UNABLE TO INCREASE OUR REVENUES OR ACHIEVE PROFITABILITY IF WE CANNOT SUCCESSFULLY IMPLEMENT OUR REVENUE SHARING PROGRAM OR IF THE PARTICIPATING PROPERTIES DO NOT COMPLY WITH THE COVENANTS REGARDING THE PLACEMENT OF OUR PRODUCTS AND COMPETING VENDING MACHINES

     We have traditionally relied upon the sale of our products. Recently, we shifted the focus of our business model from product sales to our revenue sharing program. Our business model is new and our ability to generate revenues or profits is unproven. Under our revenue sharing program, we offer our products at little or no upfront cost to our customers and share the revenue generated by our products over a seven-year period. Our success under our revenue sharing program is dependent upon the participating hotel's compliance with covenants regarding the placement of our Refreshment Centers, the location in the hotel and quantity of competing vending machines that sell goods similar to those in our Refreshment Centers, and the price of goods sold through the vending machines. We cannot assure you that our portion of the revenues generated will be sufficient to cover the costs to produce, install, maintain and finance our products.

     THE INTEREST RATE FOR OUR LONG-TERM FINANCING WITH AMRESCO WILL RESULT IN A HIGHER INTEREST RATE THAN WE MAY HAVE BEEN ABLE TO NEGOTIATE IF WE WERE STRONGER FINANCIALLY WHICH WILL RESULT IN REDUCED OPERATING AND PROFIT MARGINS


     The financing arrangement we negotiated with Amresco will result in an interest rate higher than the interest rate we may have been able to negotiate if we were stronger financially. Due to the exclusive nature of this financing arrangement in the domestic lodging industry, our ability to obtain financing for revenue sharing agreements at more advantageous interest rates during the seven-year term of the financing arrangement will be contractually restricted. The funds obtained through our financing arrangement will initially bear an interest rate equal to the seven-year treasury rate plus 12.5% that, upon reaching thresholds of funds outstanding, may be subsequently reduced to the seven-year treasury rate plus 6.5%.


     OUR FAILURE TO MAINTAIN OUR CURRENT RELATIONSHIPS WITH HOTEL CHAINS, TO DEVELOP NEW RELATIONSHIPS WITH OTHER HOTEL CHAINS AND TO ENTER INTO DEFINITIVE AGREEMENTS WITH THE FRANCHISEES OF THESE HOTEL CHAINS MAY RESULT IN OUR INABILITY TO INCREASE REVENUES OR ACHIEVE PROFITABILITY

     Although we are the exclusive or preferred vendor of interactive computerized Refreshment Centers for a number of premier hotel chains, these arrangements may not generate any sales or placements of our products. Due to the franchisor-franchisee relationship between many hotel chains and their hotel properties, we must not only establish exclusive or preferred vendor relationships with the hotel chains, but must also enter into definitive agreements with the franchisees of these hotel chains for the sale or placement of our products into the actual hotel properties. Further, all but one of our relationships with the hotel chains are not binding agreements, but are merely open-ended arrangements that are subject to change. The failure to maintain our current relationships with hotel chains, secure additional relationship with hotel chains and enter into definitive agreements with franchisees of these hotel chains will harm our ability to install additional products and services and may result in our inability to increase revenues or achieve profitability.

     OUR ABILITY TO ESTABLISH TWO OR MORE THIRD PARTY TURNKEY MANUFACTURING SOURCES TO MEET OUR PROJECTED DEMAND IS DEPENDENT UPON OUR LIMITED EXPERIENCE IN DEALING WITH TURNKEY MANUFACTURERS AND MAY AFFECT THE NUMBER OF INSTALLATIONS UNDER OUR REVENUE SHARING PROGRAM

     Our Refreshment Centers require a limited amount of assembly at our St. George, Utah facility. Since our existing facility is not sufficient to meet our projected growth, we will either have to establish two or more third party turnkey manufacturing sources, expand our assembly facility or hold orders for our products unfulfilled. We presently intend to establish third party turnkey manufacturing sources to meet our projected demand.

     If our installations increase significantly, our ability to establish sufficient turnkey manufacturing sources is critical to our future success. The selection of suitable turnkey manufacturers is subject to our limited experience in dealing with turnkey manufacturers and is dependent upon our ability to identify turnkey manufacturers who can assemble our products on a timely basis and in a quality manner. We have had preliminary discussions with several third parties to establish turnkey manufacturing arrangements, but we have not agreed to any of the terms of such arrangements. We cannot assure you that we will be able to locate satisfactory turnkey manufacturing sources and, if located, that the additional costs of such turnkey manufacturing sources will not erode our ability to achieve profitability.

     WE WILL BE UNABLE TO DELIVER AND INSTALL OUR PRODUCTS TO MEET OUR PROJECTED GROWTH UNLESS WE SUCCESSFULLY EXPAND OUR EXISTING INFRASTRUCTURE AND RECRUIT ADDITIONAL PERSONNEL FROM THE SMALL LABOR MARKET OF ST. GEORGE, UTAH

     Using the net proceeds from this offering and our financing arrangement with Amresco, we intend to expand our customer base for our current products and to develop and market new products and services. If we are successful, our business will require the implementation of expanded operational and financial systems, procedures and controls, billing functions, the training of a larger employee base, and increased coordination among our software, hardware, accounting, finance, marketing, sales and field service staffs. We will be unable to deliver and install our products to meet our projected growth unless we expand our existing infrastructure on a timely basis.

     Our assembly and service and installation departments are presently insufficient to assemble, install, manage and service our projected growth. While we are actively recruiting personnel for our assembly and service and installation departments to meet our future needs, St. George, Utah has a relatively small population base from which to hire qualified employees. If we cannot recruit additional personnel to meet our projected growth, we will not be able to deliver and install our products on a timely basis.

     WE MAY EXPERIENCE REDUCED OPERATING MARGINS AND LOSS OF MARKET SHARE DUE TO THE INTENSE COMPETITION FROM COMPANIES WITH LONGER OPERATING HISTORIES, GREATER RESOURCES AND MORE ESTABLISHED BRAND NAMES THAT MARKET IN-ROOM AMENITIES TO THE LODGING INDUSTRY

     The market for in-room amenities in the lodging industry is competitive, and we expect competition to intensify in the future. Our competitors vary in size and in the scope and breadth of the products and services they offer. Our competitors, such as Dometic, Bartech, Inc., MiniBar America, Inc. and ElSafe, Inc., have longer operating histories, larger customer bases, greater brand recognition, and substantially greater capital, research and development, manufacturing, marketing, service, support, technical and other resources than we do. As a result, our competitors may be able to devote greater resources to marketing campaigns, adopt more aggressive pricing policies or devote substantially more resources to customer and business development than we can.

     We also anticipate additional competition from new entrants into the room management and related aspects of our business. In addition, we may from time to time make pricing, service or marketing decisions or acquisitions as a strategic response to changes in the competitive environment. Our response to this increased competition may result in reduced operating margins and loss of market share.

        WE MAY NOT BE SUCCESSFUL IN THE EXPANSION OF OUR BUSINESS TO THE HEALTHCARE AND TIME-SHARE INDUSTRIES AS WE HAVE HISTORICALLY OPERATED IN THE LODGING INDUSTRY

       We have traditionally focused our marketing efforts on the lodging industry. We are proposing to expand the marketing of our eRoomSystem, Refreshment Centers and eRoomSafes to the healthcare and time-share industries. As we have little or no experience in these new industries, we may not be successful in marketing our products and services outside of the lodging industry. As a result, we will be confronted with challenges and competition that we have never faced before. We cannot assure you that we will be able to meet the new challenges and competitors associated with these new industries.


     WE MAY NOT BE SUCCESSFUL IN THE EXPANSION OF OUR BUSINESS AS WE HAVE LITTLE OR NO EXPERIENCE WITH RESPECT TO OUR PROPOSED NEW PRODUCTS AND SERVICES, SUCH AS IN-ROOM ENERGY MANAGEMENT, COORDINATION OF HOUSEKEEPING AND ENGINEERING ACTIVITIES, INTERNET ACCESS, VIDEOCONFERENCING AND OTHER COMMUNICATION DEVICES

     Part of our growth strategy consists of expanding our offerings to include products and services we have not provided in the past. For example, we plan to offer new products and services, such as in-room energy management, coordination of housekeeping and engineering activities, Internet access, videoconferencing and other communications. As we have little or no experience with respect to these new products and services, we may not be successful in expanding our product offerings. As a result, we cannot assure you that we will be successful in expanding our products and services or that we will be able to meet the new challenges and competitors associated with the expansion of our products and services.





     ALTHOUGH WE HAVE ENTERED INTO CONFIDENTIALITY AND NON-COMPETE AGREEMENTS WITH MOST OF OUR EMPLOYEES AND CONSULTANTS, IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY INFORMATION, SUCH AS THE SOFTWARE AND THE HARDWARE FOR OUR eROOMSYSTEM AND THE INFORMATION COLLECTED BY OUR eROOMSYSTEM, AGAINST UNAUTHORIZED USE BY OTHERS, OUR COMPETITIVE POSITION COULD BE HARMED

     We believe our proprietary information, including the software and the hardware for our eRoomSystem and the information collected by our eRoomSystem, is important to our competitive position and is a significant aspect of the products and services we provide. If we are unable to protect our proprietary information against unauthorized use by others, our competitive position could be harmed. We generally enter into confidentiality or non-compete agreements with most of our employees and consultants, and control access to and distribution of our documentation and other proprietary information. Despite these precautions, we cannot assure you that these strategies will be adequate to prevent misappropriation of our proprietary information. We could be required to expend significant amounts to defend our rights to proprietary information.

     OUR ABILITY TO MARKET OUR eROOMSYSTEM SUCCESSFULLY TO THE INTERNATIONAL LODGING INDUSTRY IS SUBJECT TO OUR INEXPERIENCE WITH, AND LACK OF KNOWLEDGE OF, THE INTERNATIONAL LODGING INDUSTRY, THE RELATIONSHIP ESTABLISHED BY OUR COMPETITORS WITH HOTEL OPERATORS IN EUROPE AND THE DIFFICULTIES ASSOCIATED WITH THE INSTALLATION OF OUR PRODUCTS

     Part of our growth strategy is to expand into the international lodging market. Our ability to initiate and maintain successful operations in international markets include, among others, compliance with foreign laws and regulations, fluctuations in foreign currency, general political and economic trends, and language and cultural differences. As the international lodging market represents only a small portion of our current business, we will have to allocate significant resources in order to promote our products internationally. Revenues from our current operations, let alone revenues from our proposed international operations, may not offset the expense of establishing and maintaining these international operations.

     We do not have sufficiently experienced management or sales personnel with relationships in international markets or a knowledge of the respective laws, political and economic environment, language and cultural differences or buying patterns of customers in those markets to effectively market and sell our products in international markets. For example, Bartech, Inc. has become the leader in the minibar industry in Europe through its established relationships with numerous hotels. We may be required to enter into distributorship or other similar agreements for particular geographic areas. If so, we cannot assure you that we will be successful in soliciting the best distributors, or that if distributors are selected, that the additional costs of such distributors will not erode our ability to achieve profitable sales or revenue sharing arrangements for the placement of our products.


                          RISKS RELATED TO OUR INDUSTRY

     DUE TO THE HEIGHTENED REGULATORY ENVIRONMENT IN WHICH HOTEL-CASINOS OPERATE AND OUR INTENT TO MARKET TO THESE PROPERTIES, WE MAY BE SUBJECT TO INCREASED SCRUTINY BY A HOTEL-CASINO'S REGULATORY COMPLIANCE COMMITTEE WHICH HAS BROAD DISCRETION TO APPROVE OR FOREGO TRANSACTIONS WITH THIRD PARTIES


     Although hotel-casinos do not currently represent a material portion of the Company's business, the Company anticipates that a significant portion of its growth will come from the hotel-casino market. Due to the heightened regulatory environment in which hotel-casinos operate, our operations may be subject to review by a hotel-casino's regulatory compliance committee to verify that its involvement with us would not jeopardize its gaming license. The regulatory compliance committee of a hotel-casino has broad discretion in determining whether or not to approve a transaction with a third party, which review typically includes the character, fitness and reputation of the third party and its officers, directors and principals. If our history or operations present problems for regulated customers or potential customers, such as hotel-casinos, we would either have to expend resources to address or eliminate the concerns or forego the business. Under either scenario, our ability to increase our revenues or achieve profitability may be negatively impacted.

                         RISKS RELATED TO THIS OFFERING

     FOLLOWING THIS OFFERING, OUR EXECUTIVE OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS, INCLUDING DIRECTOR DESIGNEES, WILL BENEFICIALLY OWN APPROXIMATELY 25.8% OF THE OUTSTANDING SHARES OF OUR COMMON STOCK AND COULD LIMIT THE ABILITY OF OUR OTHER STOCKHOLDERS TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER TRANSACTIONS SUBMITTED TO A VOTE OF STOCKHOLDERS


     Immediately following this offering, our executive officers and members of our board of directors, including director designees, will beneficially own 1,871,472 shares of common stock, or approximately 25.8% of the outstanding shares of our common stock. If the underwriters' over-allotment option is exercised in full, our executive officers and members of our board of directors, including director designees, will beneficially own approximately 24.9% of the outstanding shares of our common stock. These stockholders will have the power to influence all matters requiring approval by our stockholders, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of eRoomSystem Technologies.


     OUR STOCK PRICE MAY FALL AS A RESULT OF THE 3,139,681 SHARES OF COMMON STOCK, OR APPROXIMATELY 50.4% OF OUR OUTSTANDING COMMON STOCK, THAT WILL BE ELIGIBLE FOR SALE SOON AFTER THE COMPLETION OF THIS OFFERING


     Sales of a substantial number of shares of common stock in the public market following this offering could cause the market price for our common stock to decline. Upon completion of this offering, and based upon assumptions set forth in this prospectus, there will be 6,223,753 outstanding shares of common stock, of which 1,800,000 shares, or approximately 28.9% of our outstanding shares of common stock, will be sold in this offering plus shares issued upon exercise of the underwriter's over-allotment option, if any. All of the shares sold in this offering will be immediately available for resale.


     In addition, in connection with the bridge loan of $1,500,000 we received, we are registering 200,000 shares of common stock under the registration statement relating to this prospectus. These shares may be sold no earlier than 180 days following the completion of this offering by seven selling stockholders. In light of existing lock-up arrangements, up to 1,044,251 shares, or approximately 16.8% of our outstanding shares of common stock, will be immediately available for resale in accordance with Rule 144(k) under the Securities Act, and 95,430 shares will be available for sale 90 days after the date of this prospectus subject to restrictions set forth in Rule 144 under the Securities Act. These shares, along with the shares of common stock sold in this offering, represent approximately 50.4% of our outstanding shares of common stock.

     Further, we have options and warrants outstanding to purchase 2,502,963 shares of our common stock, of which options and warrants to purchase 2,440,109 shares are immediately exercisable. The underlying shares of common stock will be available for sale one year after the date of exercise subject to the restrictions set forth in Rule 144 under the Securities Act.

     The sale of a substantial number of shares of our common stock within a short period of time after the closing of this offering could cause our stock price to fall. In addition, the sale of these shares could impair our abilities to raise capital through the sale of additional common stock.

     AS A RESULT OF OUR PRO FORMA NET TANGIBLE BOOK DEFICIT OF $0.24 PER SHARE, INVESTORS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF APPROXIMATELY $6.90 PER SHARE, OR 76.7%, AND DISPARITY IN STOCK PURCHASE PRICE


     The initial public offering price is expected to be substantially higher than our pro forma net tangible book deficit of $0.24 per share at March 31, 2000. Accordingly, investors in this offering will experience immediate and substantial dilution of approximately $6.90 in net tangible book value per share, or approximately 76.7% of the assumed offering price of $9.00 per share. In contrast, stockholders as of March 31, 2000 paid an average price of $3.26 per share. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants.


     DUE TO THE OUTSTANDING OPTIONS AND WARRANTS TO PURCHASE 2,502,963 SHARES OF COMMON STOCK, INCLUDING OPTIONS GRANTED IN 2000 TO OUR EXECUTIVE OFFICERS TO PURCHASE 697,844 SHARES OF COMMON STOCK, INVESTORS IN THIS OFFERING MAY EXPERIENCE ADDITIONAL DILUTION WITH RESPECT TO THE STOCK PURCHASE PRICE AND THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING


     We have outstanding options and warrants to purchase 2,502,963 shares of common stock at exercise prices ranging from $1.00 to $16.00 per share. Of this amount, during the six months ended June 30, 2000, we issued to our executive officers options to purchase 697,844 shares of common stock at exercise prices ranging from $4.00 to $9.60. To the extent that all or a portion of those options and warrants are exercised, the investors in this offering will experience additional dilution with respect to the stock purchase price and the number of shares of common stock outstanding.

     Even though the investors in this offering risk additional dilution, all of our executive officers are subject to lock-up agreements which prohibit, without the underwriter's consent, the offer or sale of any common stock within the first 18 months after the closing of this offering, the offer or sale of more than 10% of our outstanding common stock in any of the two calendar quarters immediately following the initial 18-month period, and, in any of the next four calendar quarters thereafter, the offer or sale of more than the lesser of 25% of our outstanding common stock or the amount subject to the volume limitation prescribed by Rule 144 under the Securities Act.

     DUE TO OUR ONE-YEAR FINANCIAL CONSULTING AGREEMENT WITH DONALD SECURITIES & CO. INC. AND OUR TWO-YEAR OBLIGATION NOT TO SELL SECURITIES OR ISSUE ANY OPTIONS OR WARRANTS TO PURCHASE OUR SECURITIES BELOW THE THEN CURRENT MARKET PRICE, OUR ABILITY TO RAISE ADDITIONAL CAPITAL IN THE FUTURE MAY BE IMPAIRED


     We have entered into a one-year financial consulting agreement with Donald. Pursuant to this agreement, we will receive financial advisory and investment banking services from Donald in exchange for a fee of $72,000, payable at a rate of $6,000 per month. In addition, pursuant to our underwriting agreement with Donald, Donald has the right to appoint a designee to be an advisor to our board. This advisor will not be entitled to vote, but will be entitled to the same notices given and compensation paid to the members of our board.


     Pursuant to the underwriting agreement with Donald, we have also agreed not to sell securities or issue options or warrants to purchase our securities below the current market price for two years. As a result of these obligations, Donald may be able to influence our future operations and our access to capital markets may be restricted. If our ability to raise additional capital is impaired, we may not be able to support our operations in the future.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, the following:

     -    the use of proceeds of this offering;

     - those pertaining to the implementation of our operating and growth strategy; and

     -    our projected capital expenditures.

     These statements may be found under "Prospectus Summary," "Risk Factors," "Dividend Policy," "Capitalization," "Dilution," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Forward-looking statements typically are identified by use of terms such as "may," "will," "would," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in forward-looking statements due to a number of factors, including:

     - our ability to achieve corporate contracts with large hotel chains and definitive agreements with franchisees;

     -    our successful management of new product development;

     - our ability to outsource the manufacture and assembly of our products effectively;

     -    our ability to finance our products effectively and profitably;

     -    our ability to maintain and expand our revenue sharing program;

     -    our ability to compete effectively in the lodging industry;

     - our ability to successfully diversify into the international, healthcare, cruise ship and time-share markets;

     -    our ability to manage expansion effectively; and

     -    general economic and business conditions in our markets and industry.

     You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

                                 USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $14.0 million, or approximately $16.2 million if the underwriters' over-allotment option is exercised in full. "Net proceeds" are what we expect to receive after paying the underwriting discount and related offering expenses. Assuming the underwriter does not exercise the over-allotment option, we expect to pay an underwriting discount and non-accountable expense allowance of $1,417,500 and expenses related to this offering of approximately $820,000. For the purpose of estimating net proceeds, we are assuming that the public offering price will be $9.00 per share.

     We intend to use the net proceeds from the sale of the shares for the following purposes and in the following amounts and percentages:



                               PROPOSED USE                                      AMOUNT            PERCENTAGE
                               ------------                                      ------            ----------
Funding for production and installation of eRoomSystems, Refreshment
   Centers and eRoomSafes..............................................      $   5,320,000             38.1%
Repayment of a substantial portion of our outstanding indebtedness and
   related accrued interest............................................          3,990,000             28.6%
Payment of cash dividends on our Series A convertible preferred stock..            235,000              1.7%
Payment of cash dividends on our Series C convertible preferred stock..             11,000              0.1%
Advertising and promotional expenses...................................          1,693,000             12.1%
Research and development to improve our existing products and services
   and to develop our future products and services.....................            800,000              5.7%
General corporate purposes and working capital.........................          1,911,000             13.7%
                                                                            ------------------ -------------------
TOTAL                                                                        $  13,960,000            100.0%
                                                                            ================== ===================

     The proceeds allocated to the production and installation of Refreshment Centers and eRoomSafes will be used to purchase the components for the assembly of our Refreshment Centers and eRoomSafes and the materials for the installation of our Refreshment Centers and eRoomSafes.

     The proceeds allocated to the repayment of our outstanding indebtedness and related accrued interest have been calculated as of June 30, 2000. This outstanding indebtedness consists of the following:

     - Promissory notes bearing interest rates ranging from 10% to 15% per annum issued from 1996 to 1999 and related accrued interest in the aggregate amount of approximately $1,138,820, all of which are currently in default;

     - Promissory note bearing an interest rate of 10% per annum issued to RSG Investments, LLC, an entity in which John J. Prehn, one of our director designees, is a member, and related accrued interest in the amount of $818,750;

     - Promissory note issued to Ash Capital, LLC, an entity controlled by Dr. Alan C. Ashton, one of our director designees, and related accrued interest in the amount of $287,405;

     - Repayment of bridge loan bearing an interest rate of 9% per annum and related accrued interest in the amount of $1,528,849; and


     - Convertible subordinated promissory notes bearing an interest rate of 7% per annum issued in conjunction with our Series C convertible preferred stock and related accrued interest in the amount of $216,062.

     On September 28, 1999, we entered into an Equipment Transfer Agreement with RSG Investments whereby we executed in favor of RSG Investments a promissory note in the original principal amount of $750,000. This promissory note bears an interest rate of 10% per annum and is payable on August 1, 2000. Since this promissory note was issued in conjunction with the satisfaction of our prior obligations to RSG Investments, we did not receive any proceeds from the issuance of this promissory note.

     On February 15, 2000, Ash Capital loaned us $500,000 in the form of a promissory note bearing an interest rate of 10% per annum and payable on July 31, 2000. We used the proceeds from this loan for the production and installation of eRoomSystems and Refreshment Centers and general and administrative expenses. We have made payments of $228,685 on this promissory note as of June 30, 2000.

     On April 12, 2000, we closed our private placement of units, each unit consisting of 7% Series C convertible preferred stock, a convertible subordinated promissory note and warrants to purchase common stock. We used the gross proceeds of $850,000 from this private placement for the production and installation of eRoomSystems, Refreshment Centers and eRoomSafes and general and administrative expenses.

     On April 13, 2000, we issued a subordinated promissory note in the original principal amount of $1,500,000, bearing interest at the rate of 9% per annum, or the bridge loan, and 200,000 shares of common stock in conjunction with the bridge loan. We used the proceeds from the bridge loan to fund the production and installation of eRoomSystems, Refreshment Centers and eRoomSafes and general and administrative expenses.

     The above discussion represents our present intentions for the use of the proceeds of this offering based on our currently contemplated operations, business plan and the prevailing economic and industry conditions. Changes in the use of proceeds of this offering may be made in response to changes in our financial condition, business plans or growth strategy and changes in general industry conditions.
                                      -12-

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. Our board presently, and for the foreseeable future, intends to retain all of our earnings, if any, for the development of our business. The declaration and payment of cash dividends in the future will be at the discretion of our board and will depend upon a number of factors, including, among others, our future earnings, operations, funding requirements, restrictions under our credit facility, our general financial condition and any other factors that our board considers important. Investors should not purchase our common stock with the expectation of receiving cash dividends.

     The terms of our outstanding shares of Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock provide for annual cumulative dividends of 8%, 6% and 7%, respectively.

     Although no cash dividends have been paid to date to holders of our Series A convertible preferred stock, holders of such preferred stock have accrued cash dividends of $234,343 as of June 30, 2000.


     As for our Series B convertible preferred stock, we have issued dividends of $328,794 in the form of 83,446 shares of common stock as of June 30, 2000.


     With respect to our Series C convertible preferred stock, holders of such preferred stock have accrued cash dividends of $10,126 as of June 30, 2000.

     We intend to pay all accrued dividends to holders of Series A convertible preferred stock and holders of Series C convertible preferred stock from the net proceeds of this offering. Upon the closing of this offering, no shares of Series A, Series B or Series C convertible preferred stock will be outstanding and, as a result, no further dividends will accrue.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000:

     -    on an actual basis;

     - on a pro forma basis to reflect the conversion of our outstanding shares of Series A, Series B and Series C convertible preferred stock at March 31, 2000 into 2,048,046 shares of our common stock and recognition of beneficial conversion features, as adjusted; and

     -    on a pro forma as adjusted basis to reflect:

          - the conversion of our currently outstanding shares of Series A, Series B and Series C convertible preferred stock into 2,070,776 shares of our common stock and recognition of beneficial conversion features, as adjusted;

          - the immediate amortization of our $1,385 debt discount and the issuance of 7,500 warrants valued at $9,148 related to the Series C convertible preferred stock;

          - the issuance of the bridge loan, including the issuance of 200,000 shares of common stock, of which $1,051,402 was allocated to debt and $440,374 to common stock;

          - the issuance of 1,800,000 shares of common stock by us in this offering at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, as well as the payment of $3,583,919 in notes payable and $405,967 in accrued interest; and

          - the issuance of 42,813 shares of common stock valued at $130,773 for accrued interest and dividends between April 1, 2000 and June 30, 2000, and the issuance of 777 shares of common stock to an employee, valued at $2,487.



                                                                                 AS OF MARCH 31, 2000
                                                                 -----------------------------------------------------
                                                                                                        PRO FORMA AS
                                                                     ACTUAL           PRO FORMA           ADJUSTED
                                                                 ---------------    ---------------     --------------
Notes payable and current portion of long-term debt and
   capital lease obligations.................................     $  2,139,048       $  2,139,048        $  1,017,629
                                                                 ===============    ===============     ==============
Long-term debt and capital lease obligations, net of current
   portion...................................................     $    994,413       $    994,413        $     69,413
                                                                 ---------------    ---------------     --------------
Stockholders' equity (deficit):
    Series A convertible preferred stock, $0.001 par
        value; 500,000 shares authorized, 360,000 shares
        outstanding (actual), none outstanding (pro forma
        and pro forma as adjusted).........................          1,332,953                  -                   -
    Series B convertible preferred stock, $0.001 par
        value; 2,500,000 shares authorized, 2,081,680
        shares outstanding (actual), none outstanding (pro
        forma and pro forma as adjusted)...................          6,482,592                  -                   -
    Series C convertible preferred stock, $0.001 par
        value; 2,000,000 shares authorized, 161,535 shares
        outstanding (actual), none outstanding (pro forma
        and pro forma as adjusted).........................            456,407                  -                   -
    Undesignated preferred stock, $0.001 par value;
        5,000,000 shares authorized; no shares outstanding
        (actual, pro forma and pro forma as adjusted)......                  -                  -                   -
    Common stock, $0.001 par value; 50,000,000 shares
        authorized, 2,109,387 shares outstanding (actual),
        4,157,433 (pro forma) and 6,223,753 (pro forma as
        adjusted)..........................................              2,110              4,158               6,224
    Additional paid-in capital...............................        5,961,583         19,145,745          33,784,670
    Warrants and options outstanding.........................        1,454,309          1,454,309           1,463,457
    Notes receivable from stockholders.......................         (615,000)          (615,000)           (615,000)
    Accumulated deficit......................................      (15,364,767)       (20,279,025)        (20,862,267)
                                                                 ---------------    ---------------     --------------
        Total stockholders' equity (deficit).................         (289,813)          (289,813)         13,777,084
                                                                 ---------------    ---------------     --------------
           Total capitalization..............................     $    704,600       $    704,600        $ 13,846,497
                                                                 ===============    ===============     ==============

                                    DILUTION

     Our pro forma net tangible book value (deficit) as of March 31, 2000 was approximately $(989,000), or $(0.24) per share of common stock. Pro forma net tangible book value (deficit) per share is determined by dividing the amount of our pro forma tangible assets less total liabilities by the pro forma number of shares of common stock outstanding at that date. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering.

     After giving effect to the issuance and sale of the shares of common stock offered by us at an assumed initial public offering price of $9.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the estimated net proceeds from this offering, our pro forma as adjusted net tangible book value as of March 31, 2000 would have been approximately $13,078,345, or $2.10 per share. This represents an immediate increase in pro forma net tangible book value to our existing stockholders of $2.34 per share and an immediate dilution to purchasers in this offering of $6.90 per share, or 76.7% of the assumed initial public offering price of $9.00 per share. If the initial public offering price is higher or lower, the dilution to purchasers in this offering will be greater or less, respectively.

     The following table illustrates the dilution on a per share basis:


              Assumed initial public offering price per share...........................                    $   9.00
                Pro forma net tangible book deficit per share at March 31, 2000.........      $  (0.24)
                Increase in pro forma net tangible book value per share attributable to
                   this offering........................................................          2.34
                                                                                              ----------
              Pro forma as adjusted net tangible book value per share after this
                offering................................................................                        2.10
                                                                                                            ----------
              Dilution per share to new investors.......................................                    $   6.90
                                                                                                            ==========

     Assuming the exercise in full of the underwriters' over-allotment option, our pro forma as adjusted net tangible book value at March 31, 2000 would have been approximately $2.36 per share, representing an immediate increase in pro forma net tangible book value of $2.60 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $6.64 per share to purchasers in this offering.

     The following table summarizes, on a pro forma basis as of March 31, 2000, the differences between the number of shares of common stock purchased from us, the aggregate effective cash consideration paid to us and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering. The calculation below is based on an assumed initial public offering price of $9.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:




                                           SHARES PURCHASED               TOTAL CONSIDERATION
                                      ----------------------------    -----------------------------     AVERAGE PRICE
                                          NUMBER         PERCENT          AMOUNT           PERCENT        PER SHARE
                                      ---------------    ---------    ----------------     --------    ----------------
Existing stockholders............         4,421,699          71%       $  14,381,278          47%       $    3.26
New investors....................         1,800,000          29%          16,200,000          53%       $    9.00
                                      ===============    =========    ================    =========
     Total.......................         6,221,699         100%       $  30,581,278         100%
                                      ===============    =========    ================    =========



     This discussion and table assumes no exercise of any stock options and warrants outstanding as of March 31, 2000, and includes the conversion of Series A, Series B and Series C convertible preferred stock into common stock. As of March 31, 2000, there were options and warrants outstanding to purchase a total of 2,490,317 shares of common stock with a weighted average exercise price of $5.78 per share. To the extent that any of these options and warrants are exercised, there will be further dilution to new investors.

                             SELECTED FINANCIAL DATA

     This section presents selected historical financial data of eRoomSystem Technologies. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements. The selected information in this section is not intended to replace the financial statements.

     We derived the selected consolidated statement of operations data presented below for each of our 1998 and 1999 fiscal years and the balance sheet data at December 31, 1998 and 1999 from our audited consolidated financial statements appearing elsewhere in this prospectus.

     We derived the selected consolidated statement of operations data presented below for each of our 1995, 1996 and 1997 fiscal years and the balance sheet data at December 31, 1995, 1996 and 1997 from our audited financial statements not appearing in this prospectus.

         We derived the selected consolidated statement of operations date below for each of our March 31, 1999 and 2000 three month periods provided and the balance sheet data at March 31, 2000 from our unaudited interim consolidated financial statements.



                                                                                                      THREE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                          MARCH 31,
                                       ------------------------------------------------------------ -----------------------
                                          1995        1996        1997        1998         1999        1999        2000
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Product sales.....................    $    169    $    360     $  4,431    $    917    $    144    $      -     $      -
  Revenue sharing arrangements......         129         269          133          46         213          64            9
  Maintenance fees..................          58          81          102          48         183          50           40
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
     Total revenue..................         356         710        4,666       1,011         540         114           49
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
Cost of revenue:
  Product sales.....................         221         625        3,203         711         118           -            -
  Revenue sharing arrangements......          50         110           55          21         166          40            7
  Maintenance fees..................          30          69           81          61          78           5            7
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
     Total cost of revenue..........         301         804        3,339         793         362          45           14
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
Gross margin (deficit)..............          55         (94)       1,327         218         178          69           35
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
Operating expenses:
  Selling general and administrative
   (exclusive of non cash
   compensation)....................         771       1,439        1,231       2,058       2,388         422          520
  Research and development (exclusive
   of non cash compensation)........          89         271          216         284         271          73           50
  Non cash compensation expense.....           -           -           99           4         105           -          492
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
     Total operating expenses.......         860       1,710        1,546       2,346       2,764         495        1,062
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
Loss from operations................        (805)     (1,804)        (219)     (2,128)     (2,586)       (426)      (1,027)
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
Other income (expense):
  Interest expense..................         (73)       (430)        (809)     (1,923)     (1,445)       (341)        (303)
  Equity in income of unconsolidated,
   wholly owned subsidiary..........           -           -            -           -         148           -           88
  Interest and other income.........           1          15           28         313         211          67            2
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
     Other income (expense), net....         (72)       (415)        (781)     (1,610)     (1,086)       (274)        (213)
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
Loss before extraordinary loss......        (877)     (2,219)      (1,000)     (3,738)     (3,672)       (700)      (1,240)
Extraordinary loss, net of income
  taxes.............................           -           -            -        (407)          -           -            -
                                       ----------- -----------  ----------  ----------  -----------------------  ----------
Net loss............................    $   (877)   $ (2,219)    $ (1,000)   $ (4,145)   $ (3,672)   $   (700)    $ (1,240)
                                       =========== ===========  ==========  ==========  =========== ===========  ==========
Dividends related to convertible
  preferred stock...................    $      -    $      -     $      -    $    (19)   $   (607)   $    (36)    $   (441)
                                       =========== ===========  ==========  ==========  =========== ===========  ==========


                                                                                                      THREE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                          MARCH 31,
                                       ------------------------------------------------------------ -----------------------
                                          1995        1996        1997        1998         1999        1999        2000
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Loss attributable to common
  stockholders......................    $   (877)   $ (2,219)    $ (1,000)   $ (4,164)   $ (4,279)   $   (736)    $ (1,681)
                                       =========== ===========  ==========  ==========  =========== ===========  ==========
Basic and diluted loss per common
  share.............................    $  (1.56)   $  (2.61)    $  (0.76)   $  (1.37)   $  (1.33)   $  (0.21)    $  (0.76)
                                       =========== ===========  ==========  ==========  =========== ===========  ==========
Basic and diluted weighted average
  common shares outstanding.........         560         850        1,314       3,029       3,221       3,545        2,197
                                       =========== ===========  ==========  ==========  =========== ===========  ==========
Basic and diluted supplemental pro
  forma loss per common share.......                                                     $  (1.84)                $  (1.66)
                                                                                        ===========              ==========
Basic and diluted supplemental pro
  forma weighted average common
  shares outstanding................                                                        5,163                    4,245
                                                                                        ===========              ==========

BALANCE SHEET DATA:
Cash................................         236         188          330           2         113                       15
Working capital deficit.............        (666)     (2,191)      (3,702)     (3,358)     (2,651)                  (3,272)
Total assets........................       1,316       2,911        2,429       2,520       4,351                    5,042
Long-term liabilities...............       1,270       2,340           83          63         867                      994
Total stockholders' deficit.........        (986)     (2,666)      (2,441)     (2,428)        (24)                    (290)


-----------
(1) See Note 2 of the notes to our consolidated financial statements for an explanation of the determination of the number of shares used in computing per share data.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements and notes to our financial statements, included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors," "Special Note Regarding Forward-Looking Information" and elsewhere in this prospectus.

     OVERVIEW

     We design, assemble and market our eRoomSystem, an intelligent, in-room computer platform and communications network. The eRoomSystem supports our line of fully-automated and interactive Refreshment Centers and electronic eRoomSafes, and other proposed applications for use in the lodging and other industries. Historically, we have installed our principal products, our Refreshment Centers and eRoomSafes, in hotels. Our proprietary eRoomSystem uses our patented credit card technology that integrates with our file server located at the hotel, or the eRoomSystem file server.

     DESCRIPTION OF REVENUES

     In the past, we have received substantially all of our revenues from the sale or placement under a revenue sharing program of our products in hotels in the lodging industry, and we expect that these revenues will account for a substantial majority of our revenues for the foreseeable future. We also generate revenues from maintenance and support services. Our dependence on the lodging industry, including their guests, makes us vulnerable to downturns in the lodging industry caused by the general economic environment. Such a downturn could result in some hotels delaying or declining to purchase or place our products or failing to renew our maintenance agreements, or it could result in fewer purchases by hotel guests of goods and services from our products installed in hotels. Time spent by individuals on travel and leisure is typically discretionary for consumers and may be particularly affected by adverse trends in the general economy. The success of our operations depends, in part, upon discretionary consumer spending and economic conditions affecting disposable consumer income such as employment, wages and salaries, business conditions, interest rates, availability of credit and taxation.

     Historically, we have been restricted in our ability to market our products due to limited working capital. Prior to 1998, our marketing efforts focused primarily on selling our products. In 1998, as a result of the lodging industry's general lack of available financing or capital for the purchase of equipment, we modified our business model to emphasize our revenue sharing program as our primary product placement program. As a result of our shift in focus to our revenue sharing program, our gross revenues decreased in 1998 and 1999 and significantly greater capital requirements were added to our business model. However, our revenue sharing program provides us with an ongoing seven-year revenue stream under each revenue sharing agreement. Because many of our customers in the lodging industry traditionally have limited capacity to finance the purchase of our products, we designed our revenue sharing program to require little or no upfront cost to our customers.

     Through our revenue sharing plan, we install our products at little or no cost to our customers and share in the recurring revenues generated from sales of goods and services related to our products. Ownership of the eRoomSystems, Refreshment Centers and eRoomSafes is retained by us throughout the term of the revenue sharing agreements. We retain the right to re-deploy any systems returned to us upon the expiration or earlier termination of the revenue sharing agreements. We believe that our revenue sharing program will increase future placements of our products; however, we cannot assure you that we will be successful in this effort.

     We have experienced substantial fluctuations in revenues from period-to-period as a result of limited working capital to fund the assembly of our products and to maintain sufficient component inventories. In addition to limited working capital, fluctuations in revenues have partially resulted from the transition to our revenue sharing program under which revenues are recognized over the seven-year life of the contract instead of immediately upon installation of the product.

     We expect that for the foreseeable future, the majority of our revenues will result from the placement of our products pursuant to our revenue sharing program, followed by sales and, to a lesser extent, from maintenance agreements. We project that we will receive approximately 60% of the recurring revenues from the sale of goods generated by the eRoomSystems, Refreshment Centers and eRoomSafes placed under the revenue sharing agreements. Our customers receive the remainder of the recurring revenues. Amresco will be paid from our portion of the revenues. Over the term of a revenue sharing agreement, we estimate that the revenues over the initial years are sufficient for us to recover our costs.

     We have installed more than 11,500 Refreshment Centers and 4,000 eRoomSafes primarily in the United States, as well as in Brazil and the Bahamas. We intend to continue to offer our products domestically and internationally to the lodging industry, and tailor our products and services for introduction into the healthcare, time-share and cruise line industries. We anticipate that a significant portion of our future revenues will be derived from these markets; however, we cannot assure you that we will be successful in this effort.

     We also plan to increase our revenues in the foreseeable future by bundling additional products and services with our current products, such as our in-room energy management system, a thin client network which consists of a centrally-managed network of computers configured with only essential equipment and without CD-ROM drives, diskette drives and peripheral expansion slots, a high-speed wired and wireless communications network allowing for Internet and intranet access, and information management services. We anticipate that as the installation base of our products increases, the marketability and value of the information we collect and manage will increase. We also expect to generate revenue from the packaging and marketing of our information-based data as our installation base expands.

     REVENUE RECOGNITION

     Revenues from sales of our products are recognized upon completion of installation and acceptance by the customer. Revenues from the placement of our Refreshment Centers and eRoomSafes under our revenue sharing program are accounted for similar to an operating lease with the revenues recognized as earned over the term of the agreement. In some instances, our revenue sharing agreements provide for a guaranteed minimum daily payment by the hotel. We negotiate our portion of the revenues generated under our revenue sharing program based upon the cost of the equipment installed and the estimated daily sales per unit for the specific customer. We seek a gross profit margin of approximately 40% on either the sale, or placement through our revenue sharing program, of Refreshment Centers and eRoomSafes.

     We enter into installation, maintenance and license agreements with our customers. Installation, maintenance and license revenues are recognized as the services are performed, or pro rata over the service period. We defer all revenue paid in advance relating to future services and products not yet installed and accepted by our customers.

     We anticipate profit margins will increase as a result of greater placement of our products pursuant to our revenue share program. We also expect to improve our future profit margins if we are successful in obtaining revenues through the sale of higher-priced, higher-margin, value added products such as our proposed in-room energy management system, high-speed wired and wireless communication network for use with the Internet and the intranet and our information management services.

     Maintenance fees are expected to constitute a greater percentage of total revenues in the future due to our focus on revenues generated from our revenue sharing program, which requires maintenance agreements. Our installation, maintenance and license agreements stipulate that we collect a maintenance fee per Refreshment Center per day to be paid monthly. We expect to generate gross profit margins of 50% from our maintenance-related revenues. We base this expectation on our historical cost of maintenance of less than $0.04 per unit per day and, pursuant to our maintenance agreements, our projected receipt of $0.08 per unit per day.

     DESCRIPTION OF EXPENSES

     Cost of product sales consists primarily of production, shipping and installation costs. Cost of revenue sharing arrangements consists primarily of depreciation of capitalized costs for the products placed in service. We capitalize the production, shipping, installation and sales commissions related to the Refreshment Centers and eRoomSafes placed under revenue sharing agreements. Cost of maintenance fee revenues primarily consists of expenses related to customer support and maintenance.

     Selling, general and administrative expenses include selling expenses consisting primarily of advertising, promotional activities, trade shows and personnel-related expenses and general and administrative expenses consisting primarily of professional fees, salaries and related costs for accounting, administration, finance, human resources, information systems and legal personnel.

     Research and development expenses consist of payroll and related costs for hardware and software engineers, quality assurance specialists, management personnel, and the costs of materials used by these employees in the development of new or enhanced product offerings.

     In accordance with Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," development costs incurred in the research and development of new software products to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility in the form of a working model has been established. Internally generated capitalizable software development costs have not been material to date. We have charged our software development costs to research and development expense in our consolidated statements of operations.

     RESULTS OF OPERATIONS

     The following table sets forth selected statement of operations data as a percentage of total revenues for the years and three month periods indicated:


                                                               YEAR ENDED DECEMBER 31,     THREE MONTHS ENDED MARCH 31,
                                                                 1998           1999           1999           2000
                                                             -------------- -------------- -------------- --------------
Statement of Operations Data:
Revenue:
   Product sales..........................................         90.6%          26.7            0.0%           0.0%
   Revenue share arrangements.............................          4.6           39.5           56.5           18.7
   Maintenance fees.......................................          4.8           33.8           43.5           81.3
                                                             -------------- -------------- -------------- --------------
      Total revenue.......................................        100.0          100.0          100.0          100.0
                                                             -------------- -------------- -------------- --------------
Cost of revenue:
   Product sales..........................................         70.3           21.8             --             --
   Revenue share arrangements.............................          2.1           30.7           34.6           14.4
   Maintenance............................................          6.0           14.6            4.6           14.3
                                                             -------------- -------------- -------------- --------------
      Total cost of revenue...............................         78.4           67.1           39.2           28.7
                                                             -------------- -------------- -------------- --------------
Gross margin..............................................         21.6           32.9           60.8           71.3
                                                             -------------- -------------- -------------- --------------

Operating expenses:
   Selling, general and administrative (exclusive of
    non-cash compensation)................................        203.5          441.8          370.9        1,059.8
   Research and development (exclusive of non-cash
    compensation).........................................         28.1           50.2           64.3          101.4
   Non cash compensation expense (income).................          0.4           19.4             --        1,001.7
                                                             -------------- -------------- -------------- --------------
      Total operating expenses............................        232.0          511.4          435.2        2,162.9
                                                             -------------- -------------- -------------- --------------
Loss from operations......................................       (210.4)        (478.5)        (374.4)      (2,091.6)
                                                             -------------- -------------- -------------- --------------
Other income (expense):
   Interest expense.......................................       (190.1)        (267.2)        (299.7)        (618.4)
   Equity in income of unconsolidated, wholly owned
    subsidiary............................................           --           27.3             --          179.8
   Interest and other income..............................         30.9           39.0           59.1            4.8
                                                             -------------- -------------- -------------- --------------
      Other expense, net..................................       (159.2)        (200.9)        (240.6)        (433.8)
                                                             -------------- -------------- -------------- --------------
Loss before income taxes and extraordinary loss...........       (369.6)        (679.4)        (615.0)      (2,525.4)
Loss before extraordinary loss............................       (369.6)        (679.4)        (615.0)      (2,525.4)
Extraordinary loss, net of income taxes...................        (40.3)            --             --             --
                                                             -------------- -------------- -------------- --------------
Net loss..................................................       (409.9)%       (679.4)%       (615.0)%     (2,525.4)%
                                                             ============== ============== ============== ==============
Dividends related to convertible preferred stock..........         (1.8)        (112.3)         (31.2)        (897.7)
                                                             ============== ============== ============== ==============
Loss attributable to common stockholders..................       (411.7)%       (791.7)%       (646.2)%     (3,423.1)%
                                                             ============== ============== ============== ==============

     THREE MONTHS ENDED MARCH 31, 2000 AND 1999

     REVENUES

     Product Sales -- We did not recognize revenue from product sales in the three months ended March 31, 1999 or March 31, 2000. The lack of revenue from product sales is consistent with our continued emphasis to place our products pursuant to our revenue sharing arrangement.

     Revenue Sharing Arrangements -- Our revenue from revenue sharing arrangements was $64,341 for the three months ended March 31, 1999 and $9,162 for the three months ended March 31, 2000, representing a decrease of $55,179, or 86%. In September 1999, we transferred approximately 2,000 Refreshment Centers under revenue share arrangements to RSi BRE, an unconsolidated, wholly owned subsidiary. Because RSi BRE is not consolidated, the related revenues are not included in our financial statements. Rather, we record our equity in RSi BRE's income for each respective period. The revenue sharing revenue for these units was recognized as revenue sharing income during the three months ended March 31, 1999. Subsequent to the transfer of the revenue sharing units in September 1999, we produced and installed approximately 800 additional Refreshment Centers and approximately 800 eRoomSafes through the three months ended March 31, 2000 which have been transferred to RSi BRE.

     Maintenance Fee Revenues -- Our maintenance fee revenues were $49,567 for the three months ended March 31, 1999 and $39,937 for the three months ended March 31, 2000, representing a decrease of $9,630, or 19%, from the three months ended March 31, 1999 to the three months ended March 31, 2000. The decrease from the three months ended March 31, 1999 to the three months ended March 31, 2000 was due primarily to the expiration of maintenance contracts representing 753 units.

     COST OF REVENUE

     Cost of Product Sales Revenue -- We did not realize any cost of product sales revenue during the three months ended March 31, 1999 or during the three months ended March 31, 2000.

     Cost of Revenue Sharing Revenue -- Our cost of revenue sharing revenue was $39,409 during the three months ended March 31, 1999 and $7,073 during the three months ended March 31, 2000, representing a decrease of $32,336, or 82%. The gross margin percentage on revenue sharing revenue was 39% in the three months ended March 31, 1999 and 23% in the three months ended March 31, 2000. The decrease in gross margin percentage on revenue sharing revenue from the three months ended March 31, 1999 to the three months ended March 31, 2000 resulted from the impact of placing more expensive Refreshment Centers, which included eRoomSafes, without a corresponding increase in the related revenues. We have adjusted the percentage of revenues allocated to us to provide for a higher percentage of revenues for units including eRoomSafes.

     Cost of Maintenance Revenue -- Our cost of maintenance revenue was $5,260 in the three months ended March 31, 1999 and $7,020 in the three months ended March 31, 2000 representing an increase of $1,760, or 33%. The gross margin percentage on maintenance revenues was 89% in the three months ended March 31, 1999 and 82% in the three months ended March 31, 2000. The decrease in gross margin percentage from the three months ended March 31, 1999 to the three months ended March 31, 2000 was mainly due to the expiration of contracts representing 753 units and our reduced revenue to cover fixed costs associated with the cost of maintenance revenue.

     OPERATING EXPENSES

     Selling, General and Administrative -- Selling, general and administrative expenses, exclusive of non-cash compensation expense (income), were $422,442 in the three months ended March 31, 1999 and $520,344 in the three months ended March 31, 2000, representing an increase of $97,902, or 23%. Selling, general and administrative expenses represented 371% of our total revenues in the three months ended March 31, 1999 and 1060% of our total revenues in the three months ended March 31, 2000. The increase from the three months ended

March 31, 1999 to the three months ended March 31, 2000 was primarily due to the increase of staffing in anticipation of increased product placement activity in subsequent quarters.

     Research and Development Expenses -- Research and development expenses were $73,231 in the three months ended March 31, 1999 and $49,788 in the three months ended March 31, 2000, representing a decrease of $23,443, or 32%. Research and development expenses represented 64% of our total revenue in the three months ended March 31, 1999 and 101% of our total revenue in 1999. The decrease in research and development expenses resulted from the reorganization of the research and development department in an effort to maximize the efficiency of its operation.

     Non-Cash Compensation Expense -- Non-cash compensation expense was $0 in the three months ended March 31, 1999 and $491,825 in the three months ended March 31, 2000. The non-cash compensation expense recorded in the three months ended March 31, 2000 resulted from payments in the form of options to purchase common stock and payments in the form of common stock to consultants of the company.

     Other Income (Expense), Net -- Other expense was $274,093 in the three months ended March 31, 1999 and $213,018 in the three months ended March 31, 2000, representing a decrease of $61,075, or 22%. The decrease is due primarily to the recognition of $88,296 in equity income from a wholly owned subsidiary, RSi BRE and reduced interest expense related to the amortization of deferred financing costs.

     Income Taxes -- We had net deferred tax assets, including our net operating loss carryforwards and other temporary differences between book and tax deductions, that total approximately $3.9 million as of March 31, 2000. A valuation allowance in the amount of $3.9 million has been recorded as of March 31, 2000 as a result of uncertainties regarding the realizability of the net deferred tax assets.


     LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS


     We incurred losses attributable to common stockholders of $736,034 and $1,680,726 during the three months ended March 31, 1999 and 2000, respectively. The $944,692 increase in the loss attributable to common stockholders was due primarily to the non-cash compensation expense discussed above and a $405,250 increase in dividends related to our convertible preferred stock. We have continued to incur losses subsequent to March 31, 2000 and, as a result, have experienced an increase in accumulated deficit. We believe that we will continue to incur losses for a period of time.

     YEARS ENDED DECEMBER 31, 1999 AND 1998

     REVENUES

     Product Sales -- Our product sales revenue was $916,650 in 1998 and $144,282 in 1999, representing a decrease of $772,368, or 84%, from 1998 to 1999. During 1998, we shifted our focus from selling products to placing products pursuant to our revenue sharing program. Additionally, during 1998, we produced and placed approximately 2,000 refreshment centers under revenue share arrangements which subsequently have been transferred to RSi BRE, an unconsolidated, wholly owned subsidiary. Because RSi BRE is not consolidated, the related revenues are not included in our financial statements. Rather, we record our equity in RSi BRE's income for each respective period. The decrease from 1998 to 1999 was due to our transition from product sales to placement of our products pursuant to our revenue sharing program, a lack of sufficient working capital and an additional 436 refreshment centers which were produced and installed in 1999, but which have been transferred to RSi BRE.

     Revenue Sharing Arrangements -- Our revenue from revenue sharing arrangements was $46,524 in 1998 and $213,654 in 1999, representing an increase of $167,130, or 359%, from 1998 to 1999. During 1998, we began placing products under revenue sharing arrangements after we shifted our focus from sales of products. The increase from 1998 to 1999 was due to our continuing transition from product sales to placement of our products pursuant to our revenue sharing program.

     Maintenance Fee Revenues -- Our maintenance fee revenues were $48,288 in 1998 and $182,581 in 1999, representing an increase of $134,293, or 278%, from 1998 to 1999. The increase from 1998 to 1999 was due primarily to maintenance revenues we earn related to the Refreshment Centers owned by RSi BRE. We perform the maintenance of the RSi BRE units and accordingly receive the maintenance revenues. The increase is also due to our placement of additional products pursuant to our revenue sharing program.

     COST OF REVENUE

     Cost of Product Sales Revenue -- Our cost of product sales revenue was $711,355 in 1998 and $118,010 in 1999, representing a decrease of $593,345, or
83%, from 1998 to 1999. The gross margin percentage on product sales was 22% in 1998 and 18% in 1999. The decrease in gross margin percentage on product sales from 1998 to 1999 primarily resulted from further reductions in production and corresponding increases in the cost per unit, and fixed costs from unapplied overhead costs.

     Cost of Revenue Sharing Revenue -- Our cost of revenue sharing revenue was $21,104 in 1998 and $165,995 in 1999, representing an increase of $144,891, or 687%, from 1998 to 1999. The gross margin percentage on revenue sharing revenue was 55% in 1998 and 22% in 1999. The decrease in gross margin percentage on revenue sharing revenue from 1998 to 1999 resulted from the impact of placing more expensive Refreshment Centers, which included eRoomSafes, without a corresponding increase in the related revenues. When we initially began including eRoomSafes with Refreshment Centers, our intent was that a separate charge would be paid by the hotel guest for use of the safe. However, separate charges were not consistently implemented by the hotels. Subsequently, we have adjusted the percentage of revenues allocated to us when eRoomSafes are included.

     Cost of Maintenance Revenue -- Our cost of maintenance revenue was $60,797 in 1998 and $78,518 in 1999 representing an increase of $17,721, or 29%, from 1998 to 1999. The gross margin percentage on maintenance revenues was (26%) in 1998 and 57% in 1999. The increase in gross margin percentage from 1998 to 1999 was mainly due to the placement of additional units which enabled us to cover our fixed overhead costs.

     OPERATING EXPENSES

     Selling, General and Administrative -- Selling, general and administrative expenses, exclusive of non-cash compensation expense, were $2,058,150 in 1998 and $2,387,811 in 1999, representing an increase of $329,661, or 16%, from 1998 to 1999. Selling, general and administrative expenses represented 204% of our total revenues in 1998 and 442% of our total revenues in 1999. The increase from 1998 to 1999 was primarily due to the creation of an allowance for bad debts on notes receivable to purchase shares of preferred stock.

     Research and Development Expenses -- Research and development expenses were $284,532 in 1998 and $271,230 in 1999, representing a decrease of $13,302, or
5%, from 1998 to 1999. Research and development expenses represented 28% of our total revenue in 1998 and 50% of our total revenue in 1999.

     Non-Cash Compensation Expense -- Non-cash compensation expense was $3,955 in 1998 and $105,005 in 1999. The compensation expense recorded in 1998 related to the issuance of 908 options to a consultant for services rendered. During the year ended December 31, 1999, the non-cash compensation expense was due to the issuance of options to purchase 63,711 shares of common stock to non-employees for services rendered and the issuance of 3,134 shares of common stock for services rendered.

     Other Income (Expense), Net -- Interest expense was $1,922,638 in 1998 and $1,444,532 in 1999, representing a decrease of $478,106, or 25%, from 1998 to 1999. The decrease is due primarily to the conversion of $2.3 million of borrowings to equity during 1998 and the corresponding decrease in related interest expense and amortization of deferred financing costs.

     Income Taxes -- As of December 31, 1999, we had net operating loss carryforwards for federal and state income tax reporting purposes of approximately $10.3 million that expire at various dates from 2008 to 2019. We had net deferred tax assets, including our net operating loss carryforwards and other temporary differences between book and tax deductions, total approximately $3.7 million as of December 31, 1999. A valuation allowance in the amount of

$3.7 million has been recorded as of December 31, 1999 as a result of uncertainties regarding the realizability of the net deferred tax assets.

     LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS


     We incurred losses attributable to common stockholders of $4,164,037 in 1998 and $4,279,444 in 1999. The increase in 1999 was due primarily to the $607,269 of dividends in 1999 offset by revenue and expenses discussed above and extraordinary loss on the extinguishment of debt of $407,000 during 1998.

     DIVIDENDS RELATED TO CONVERTIBLE PREFERRED STOCK

     During 1998, we obtained equity capital through the issuance of Series A convertible preferred stock which provides for annual cumulative dividends of 8%. The dividends on Series A convertible preferred stock represented $18,541 in 1998, $144,000 in 1999 and $35,901 in the three months ended March 31, 2000.
Series A convertible preferred stock will convert to common stock upon the closing of this offering. In connection with the Series A convertible preferred stock, we will record an additional dividend of $1.8 million upon conversion which represents the contingent beneficial conversion feature, a conversion feature that provides for conversion at a ratio greater than one-to-one, that will accrue to the Series A convertible preferred stockholders at the date of conversion.

     During 1999, we obtained equity capital through the issuance of Series B convertible preferred stock which provides for annual cumulative dividends of 6%. The dividends on the Series B convertible preferred stock are payable in shares of common stock and represented $141,899 in 1999 and $93,460 in the three months ended March 31, 2000. Series B convertible preferred stock will convert to common stock upon the closing of this offering. In addition, the holders of Series B convertible preferred stock received a $1,249,008 beneficial conversion feature at the date of issuance and an additional $2,498,016 beneficial conversion feature on March 29, 2000 in connection with our three-for-four reverse stock split. In addition, the amendment and restatement of the Certificate of Designation for Series B convertible preferred stock on April 12, 2000 which modified the conversion rate required the recognition of an additional beneficial conversion feature. The beneficial conversion feature, as modified, is being accrued as a dividend between the date of issuance of the Series B convertible preferred stock and September 28, 2000, the date which the holders of Series B convertible preferred stock have the right to convert their shares of Series B convertible preferred stock into shares of common stock on a 1.5-for-1 basis.


     During March and April 2000, we obtained equity capital through the issuance of Series C convertible preferred stock which provides for annual cumulative dividends of 7%. As of March 31, 2000, there were no dividends accrued on the Series C convertible preferred stock. As of June 30, 2000, dividends of $10,126 have accrued. Since the Series C convertible preferred stock will be automatically converted into common stock upon the close of this offering, no additional dividends will accrue after the close of this offering.

     LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 2000, we had cash of $14,575 and a working capital deficit of $3,271,963 compared to cash of $113,252 and a working capital deficit of $2,650,616 at December 31, 1999. The decreases in cash and working capital were the result of cash being used in operations, investment in RSi BRE, increases in inventories and increases in deferred offering and financing costs. These uses of cash were offset, in part, by the proceeds from our Series C convertible preferred stock offering and the proceeds from the issuance of promissory notes. Our stockholders' deficit increased from $23,852 at December 31, 1999 to $289,813 at March 31, 2000. The increase in stockholders' deficit primarily resulted from the net loss for the three months ended March 31, 2000 net of proceeds received from equity financing. We anticipate that our accumulated deficit will continue to increase for a period of time.


     Our net cash used in operating activities for the three months ended March 31, 2000 was $708,129. Cash used in operating activities was primarily attributable to a net loss of $748,144, excluding non-cash compensation expense of $491,825. Our net cash used in operating activities for the year ended December 31, 1999 was $2,304,807. Cash used in operating activities was primarily attributed to a net loss. Our net cash used in operating activities for the year ended December 31, 1998 was $2,931,871, mostly due to a net loss of $4,145,496. This loss was partially attributable to a non-cash loss on debt extinguishment of $407,000, non-cash interest expense of $813,409, amortization debt offering and financing costs of $560,921 and was partially offset by interest accrued on notes receivable from stockholders of $274,691.


     Our primary investing activities have historically consisted of expenditures relating to our revenue sharing program and for property and equipment. Investing activities for the three months ended March 31, 2000 consisted of purchases for equipment and additional investments in RSi BRE. Additionally in 1999, we invested $572,544 in RSi BRE. The expenditures in 1999 for Refreshment Centers were $1,711,105 compared to $246,161 for 1998. We expect our investing activity to increase significantly in the third and fourth quarter of 2000 due to an increased placement of our products under our revenue sharing program. Additionally, we anticipate that we will experience an increase in our capital expenditures and lease commitments for property and equipment consistent with anticipated growth in operations, infrastructure and personnel.

     Our financing activities provided $656,373 of cash for the three months ended March 31, 2000. For the three months ended March 31, 2000, cash provided from financing activities consisted of $357,177 received from the sale of preferred stock and $583,304 from borrowings on promissory notes. Our financing activities provided $2,900,872 and $4,712,097 for the years ended December 31, 1998 and 1999, respectively. In 1999, cash provided by financing activities consisted of $4,439,775 from the sale of preferred stock and warrants, $477,669 from borrowings, and $299,195 from notes payable to officers and stockholders. In 1999, cash used for financing activities consisted of $400,789 of payments on borrowings, $15,753 of payments on capital lease obligations, and $88,000 of deferred offering costs. In 1998, cash provided by financing activities consisted of $2,265,058 from borrowings and $390,043 and $600,275 from the sale of common and preferred stock, respectively. In 1998, cash used for financing activities consisted of $127,971 of payments on borrowings, $12,500 of payments on notes payable to a stockholder and officer, $9,190 of payments on capital lease obligations and $204,843 of offering costs.








     As of March 31, 2000, our debt, secured by our assets, consisted of $130,000 in notes issued in a 1996 private debt offering, $431,750 in notes issued in a 1997 private debt/equity offering, $35,115 in notes issued in a 1999 private debt offering, a $1,555,544 obligation payable to RSG Investments, a $100,000 note payable to an individual and a $500,000 note payable to a company. In connection with the restructuring of the obligation payable to RSG Investments, the carrying amount now consists of a $750,000 promissory note and $805,544 payable from the future cash flow stream of the units held by RSi BRE. As of March 31, 2000, our unsecured debt consisted of a $158,354 note payable to a corporation for services performed, $9,734 in notes payable to a bank and secured by vehicles, a $6,062 note an individual, a convertible promissory note $135,198, as well as $71,704 of capital lease obligations. As of March 31, 2000, we had an accumulated deficit of $15,338,759, and we were in default under a significant portion of our debt obligations. Additionally, we were past due with several of our accounts payable vendors which could affect our ability to procure inventory and services for our operations. We need to obtain additional financing to fund payment of past due and current debt obligations and to provide working capital for operations.


     With respect to our material commitments, we have entered into operating leases for our facilities and equipment and have entered into employment agreements with certain officers and key employees. We operate our facilities and equipment under non-cancelable operating leases with future minimum rental payments of $132,886, $119,836 and $104,030 for the years ending December 31, 2000, 2001 and 2002, respectively. The future minimum lease payments on capitalized leases are calculated to be $35,728, $35,728 and $27,776 for the years ending December 31, 2000, 2001 and 2002, respectively. Under our current agreements with our officers and key employees, we will pay base salaries of $829,592, $951,500 and $192,500 for the years ending December 31, 2000, 2001 and
2002, respectively. The decrease in base salaries for the year ended December 31, 2002 relates to the expiration of a substantial number of our current agreements with our officers and key employees during such period. In addition, the Company intends to hire an executive vice president of sales and marketing at an anticipated annual salary of $120,000.

     We believe that our current cash on hand, after receiving approximately $777,750 of net proceeds from the sale of units consisting of Series C convertible preferred stock, convertible promissory notes and warrants to purchase common stock, the $500,000 loan dated February 15, 2000 from Ash Capital, the $1.5 million bridge loan dated April 13, 2000 from a group of investors, together with the net proceeds from this offering and the funds from our long-term equipment financing arrangement will be sufficient to meet our capital expenditures and working capital requirements, including those from our planned expansion, for at least the next twelve months. However, we may need to raise additional funds to support more rapid expansion, respond to competitive pressures, invest in our new technology offerings and other product offerings or respond to unanticipated requirements. We cannot assure you that additional funding will be available to us in amounts or on terms acceptable to us. If sufficient funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of additional product development opportunities, develop or enhance our products or services, or otherwise respond to competitive pressures would be significantly limited.

     FINANCING ARRANGEMENT WITH AMRESCO LEASING CORPORATION


     In 1999, we entered into the amended and restated program agreement with Amresco which represented an exclusive post-installation financing arrangement for the funding of units placed with domestic hotel customers under our revenue sharing agreements. On May 11, 2000, we replaced this agreement with a master business lease financing agreement. Under the terms of this agreement, we can finance up to 150% of the cost of purchase of our products, through an open-ended line of credit, over the seven-year term of the agreement. In the event that funding under this financing arrangement is in excess of $10 million, Amresco may securitize a portion of the outstanding funds under the financing arrangement. In the event of a securitization, a portion of the outstanding funds under the financing arrangement would become asset-backed securities secured by the units and the revenues generated by the units. The funding under our financing arrangement with Amresco is made on a property-by-property basis and, with respect to the funding for each property, may be prepaid by us only in full.


     As part of the financing, we have formed a new entity, eRoomSystem SPE, Inc., a Nevada corporation and wholly-owned subsidiary. eRoomSystem SPE will own all the units funded by Amresco under revenue sharing agreements. Amresco will take a senior security interest in the units financed under the financing agreement, and all proceeds generated by and derived from those products.


     The interest rate for the funds under the financing arrangement is based upon the seven-year treasury rate plus an additional incremental rate that varies depending upon the total amount outstanding under the financing arrangement. The incremental rate will vary according to the thresholds provided in the following table:




         THRESHOLD                                                                  INTEREST RATE
         ------------------------------------------------------------------  ----------------------------

         Aggregate funds outstanding of less than $10 million                 Seven-year treasury rate
                                                                                     plus 12.5%
         Aggregate funds outstanding from $10 million until the first         Seven-year treasury rate
             securitization by Amresco                                               plus 10.0%
         Aggregate funds outstanding after the first securitization by        Seven-year treasury rate
             Amresco and less than $125 million                                       plus 9.5%
         Aggregate funds outstanding of more than $125 million and equal      Seven-year treasury rate
             to $150 million                                                          plus 8.5%
         Aggregate funds outstanding of more than $150 million and equal      Seven-year treasury rate
             to $175 million                                                          plus 7.5%
         Aggregate funds outstanding of more than $175 million                Seven-year treasury rate
                                                                                      plus 6.5%



The actual interest rate for the funding is determined on the date of funding by Amresco. Upon the assumption that the first financing would have occurred at the end of the second quarter of 2000, the applicable interest rate would have been approximately 18.625%, which is equal to the seven-year treasury rate of 6.125% plus 12.5%.


     In order for us to qualify for funding under our financing arrangement with Amresco, we first identify properties that possess the performance, occupancy and liquidity standards sufficient to qualify for funding. Once we identify a qualified property, we will enter into a lease with the property, install our products and submit a preliminary application for funding to Amresco. Upon the approval of our preliminary application for funding and upon the completion of a 90-day seasoning period, we will submit a final application for funding to Amresco.

Within seven days, Amresco will notify us as to whether, in its reasonable discretion, the minimum performance standards, as they relate to the property, have been met and whether our final application for funding is approved. Once approval is obtained, we will transfer the lease and ownership of the units to eRoomSystem SPE simultaneous with the receipt of funding from Amresco.


     A property will satisfy the minimum performance criteria if the property retains a minimum of 20% of the gross daily revenue generated on a per unit per day basis during the 90-day period. By requiring the property to retain a minimum of 20% of the gross daily revenue, Amresco attempts to provide the property with sufficient cash flow such that the property would not, in the event of bankruptcy, terminate the revenue sharing arrangement and, as a result, preserve the revenue stream under the revenue sharing arrangement. Although we modify the basic structure of our revenue sharing program to reflect the particular demographics of each property, our basic revenue sharing program provides that we collect an average of 90% of the initial $0.78 generated by each unit per day and 15% of all revenue generated by each unit per day over the initial $0.78 generated. The revenue generated by each unit per day is calculated by dividing the gross revenues generated by all units in the property on a monthly basis by the number of days in the month and the total number of units installed at the property.


     Under our basic revenue sharing program, a property must have average revenues of $0.90 per unit per day to satisfy the performance criteria of Amresco and to qualify for funding under this financing arrangement. The minimum average revenue of $0.90 is calculated as follows:





                                     MINIMUM GROSS REVENUES     AMOUNT TO eROOMSYSTEM
          COLLECTION RATE                    PER DAY                 TECHNOLOGIES        AMOUNT TO PROPERTY
   -------------------------------  --------------------------  -----------------------  --------------------
       90% of the first $0.78                 $0.90                     $0.702                 $0.078
     15% above the first $0.78                $0.90                     $0.018                 $0.102
                                    ==========================  =======================  ====================
                                              TOTAL                     $0.72                   $0.12



Accordingly, if a property were to generate revenues of $0.90 per unit per day, we would receive $0.72 per unit per day and the property would receive $0.18 per unit per day. Due to the historical performance of our units, we believe that the units placed pursuant to our basic revenue sharing program will meet the performance criteria of Amresco and qualify for funding under our financing arrangement with Amresco.

     PRIOR PRIVATE PLACEMENTS AND FINANCINGS

     Since our incorporation, we have funded our operations primarily through loans and through sales of our common and preferred stock.

     From September 1996 through March 1997, we raised gross proceeds of $1,470,000 from a private placement of promissory notes secured by our assets. Each $20,000 promissory note had a term of one year and was accompanied by a warrant to purchase 3,300 shares of common stock at $2.67 per share exercisable for the lesser of five years or three years from the close of this offering. We issued warrants to purchase a total of 242,550 shares of common stock to investors and warrants to purchase 86,250 shares of common stock to our placement agent. The promissory notes were all in default as of January 1998. In order to avoid foreclosure on our assets, we issued to the holders of these promissory notes warrants to purchase an aggregate of 61,629 shares of common stock at $2.67 per share and an aggregate of 13,781 shares of common stock.

     Subsequently, in 1998, holders of promissory notes in the aggregate original principal amount of $1,040,000 converted their promissory notes into 208,000 shares of Series A convertible preferred stock and, in 1999, holders of promissory notes in the aggregate original principal amount of $300,000 converted their promissory notes and accrued interest into 119,374 shares of Series B convertible preferred stock. We issued 13,125 shares of common stock to the placement agent for assisting in the conversion of promissory notes into Series A convertible preferred stock. As of March 31, 2000, the outstanding promissory notes consisted of $130,000 in principal and $38,959 of accrued interest and were accruing, collectively, warrants to purchase 644 shares of common stock per month until paid in full. Although all of the outstanding promissory notes are in default, we intend to pay off these promissory notes from the proceeds of this offering.

     From April 1997 through December 1997, we realized gross proceeds of $1,986,000 from a private placement of units where each $10,000 unit consisted of 938 shares of common stock and a 15% secured promissory note in the principal amount of $5,000. We issued our placement agent 24,018 shares of common stock and our merchant banker 139,846 shares of common stock in exchange for services related to this private placement. In September 1998, holders of promissory notes in the aggregate original principal amount of $115,000 converted their promissory notes and accrued interest into 11,665 shares of common stock. Then, in May 1999, holders of promissory notes in the aggregate original principal amount of $425,051 converted their promissory notes and accrued interest into 173,976 shares of Series B convertible preferred stock. As of March 31, 2000, outstanding promissory notes consisted of $431,750 in principal and $159,494 of accrued interest. Although all of the outstanding promissory notes are in default, we intend to pay off these promissory notes from the proceeds of this offering.


     In May 1997, we received a loan in the original principal amount of $100,000 from an individual bearing interest at the rate of 15% per annum with a one year term. We issued 7,126 shares of common stock in connection with this note. As of March 31, 2000, our obligation was $130,417 including accrued interest. We intend to pay off this promissory note from the proceeds of this offering.


     From January 1998 through March 1998, we received gross proceeds of $760,000 from the sale of Series A convertible preferred stock. In addition, $1,040,000 of outstanding promissory notes were converted into 208,000 shares of our Series A convertible preferred stock. We issued warrants to purchase 6,840 shares of common stock exercisable at $16.00 per share, and 13,125 shares of common stock valued at $10.67 per share, to our placement agent. Pursuant to the terms of our Series A convertible preferred stock, dividends of 8% per annum began to accrue on November 14, 1998. As of March 31, 2000, holders of Series A convertible preferred stock were owed dividends of $198,442, collectively. We intend to pay such dividends from the proceeds of this offering.

     From January 1998 through March 1998, we realized gross proceeds of $379,000 from a private placement of our common stock at $10.67 per share. We issued 35,532 shares of common stock to investors and warrants to purchase 4,264 shares of common stock at $12.80 per share to our placement agent.

     In April 1998, we issued a $100,000 short-term promissory note to an investor which was subsequently converted into 9,375 shares of common stock at a price of $10.67 per share. In addition, this investor was granted an additional 1,500 shares of common stock as an inducement to convert the promissory note, which was valued at $10.67 per share and recorded as additional interest expense in 1998.

     From May 1998 through August 1998, we received gross proceeds of $561,520 from a private placement of 60-day promissory notes convertible into shares of common stock at maturity at $10.67 per share. These promissory notes and accrued interest were converted into 54,296 shares of common stock. We issued 7,875 shares of common stock as a finder's fee.

     On July 17, 1998, we received a loan of $1,500,000 from RSG Investments. Although we were obligated to repay the funds by January 30, 1999, we defaulted and remained in default until we entered into the Equipment Transfer Agreement with RSG Investments on September 28, 1999. After the repayment of a portion of the obligation and the conversion of a portion of the obligation into shares of Series B convertible preferred stock, we remain obligated to RSG Investments in the principal amount of $750,000. As of March 31, 2000, we owed RSG Investments $1,555,544, of which we intend to pay $750,000 in principal plus accrued interest from the proceeds of this offering.


     From February 1999 through May 1999, we received gross proceeds of $350,000 from the private placement of 90-day promissory notes. These promissory notes have an interest rate of 15% per annum and accrue common stock at a rate of 38 shares every 30 days for every $1,000 of principal outstanding. Subsequently, promissory notes in the aggregate original principal amount of $134,885 have been repaid and promissory notes in the aggregate original principal amount of $180,000 plus interest have been converted into 81,909 shares of Series B convertible preferred stock. As of March 31, 2000, we have issued 49,401 shares of common stock as interest and have $35,115 in outstanding principal and $7,948 of accrued interest. The promissory notes are in default. We intend to pay off these promissory notes with the proceeds realized from this offering.


     From March 1999 through September 1999, we conducted a private placement of our Series B convertible preferred stock at $3.00 per share. Through this private placement, we issued 1,355,047 shares of Series B convertible preferred stock in exchange for cash subscriptions of $4,065,141 and 726,633 shares of Series B convertible preferred stock in exchange for outstanding promissory notes, unpaid salaries to officers and $500,000 due to RSG Investments.

     On February 15, 2000, we received a $500,000 loan from Ash Capital. Dr. Alan C. Ashton is a director designee of eRoomSystem Technologies and owns 100% of Ash Capital. The Ash Capital loan is evidenced by a promissory note bearing simple interest at the rate of 10% per annum, payable on May 31, 2000, subsequently extended to July 31, 2000, and secured by our assets. Ash Capital was issued a warrant to purchase 18,750 shares of common stock exercisable at $4.80 per share through the second anniversary date of the close of this offering. The Ash Capital loan will be repaid partially from the sale of selected Refreshment Centers and partially from the net proceeds of this offering.

     From March 2000 through April 12, 2000, we conducted a private placement of $100,000 units consisting of a 7% convertible promissory note in the original principal amount of $25,000, 23,077 shares of Series C convertible preferred stock and a warrant to purchase 5,000 shares of common stock at an exercise price of $6.60 per share. Through this private placement, we raised gross proceeds of $850,000, issued promissory notes in the original principal amount of $212,500, issued 196,150 shares of Series C convertible preferred stock and issued warrants to purchase 42,500 shares of common stock.

     On April 13, 2000, we received the bridge loan in the principal amount of $1,500,000. The bridge loan is evidenced by a promissory note, or the Bridge Note, and bears interest at the rate of nine percent per annum. The bridge loan matures on the earlier of the closing of this offering or October 12, 2000. In addition, we issued 200,000 shares of our common stock as part of the bridge loan transaction.

     RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," or SFAS 133. SFAS 133 establishes new accounting and reporting standards for companies to report information about derivative instruments, including derivative instruments embedded in other contracts, or collectively referred to as derivatives, and for hedging activities. This statement is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect this statement to have a material impact on our results of operations, financial position or liquidity.

     QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     Our products require a limited amount of assembly at our facility in the United States. We purchase refrigerators from suppliers in Mexico, Italy and China on a purchase order basis in U.S. Dollars. All other components for our products are purchased from suppliers based in the United States. Our products are primarily marketed in the United States, the Bahamas and Brazil, and we intend to further expand our marketing to the international lodging market and to other industries domestically and internationally. As a result, our financial results could be affected by weak economic conditions in foreign markets. Because all of our revenues will be denominated in U.S. Dollars, a strengthening of the dollar could make our products less competitive in foreign markets.

     As we expand operations internationally, we will continue to evaluate our foreign currency exposures and risks and develop appropriate hedging or other strategies to manage those risks. We have not revised our current business practices to conform to Europe's conversion to the Euro.

                                    BUSINESS

     OVERVIEW

     eRoomSystem Technologies has developed and introduced to the lodging industry an intelligent, in-room computerized platform and communications network, or the eRoomSystem. The eRoomSystem is a computerized platform and processor-based system designed to collect and control data that supports our Refreshment Centers, eRoomSafes and other applications. These other applications include in-room management capabilities, information management services, direct credit card billing and network access solutions.

     Our eRoomSystem delivers in-room solutions that reduce operating costs, enhance hotel guest satisfaction and provide higher operating profits to our customers. The solutions offered by our eRoomSystem and related products have allowed us to establish relationships with premier hotel chains.

     We have installed more than 11,500 Refreshment Centers and 4,000 eRoomSafes. These include installations in many of the Marriott International flagship properties, such as the New York Marriott Marquis, the J.W. Marriott in Washington D.C., the Marriott Camelback Inn and others. We have an exclusive contract with the purchasing subsidiary of Promus Hotel Corporation, operator of Doubletree Hotels, Embassy Suites and Hampton Inn, which was recently purchased by Hilton Hotels Corporation. We are negotiating with Bass Hotels, operator of Holiday Inn, Crowne Plaza and the Hotel Inter-Continental, and Carlson Hospitality Worldwide, operator of Radisson Hotels Worldwide, Regent International Hotels and Country Inn and Suites, to become their exclusive or preferred vendor. We have also installed our products in the Hilton, Best Western, Ramada and other established hotel chains. We believe that these relationships provide us with the opportunity to install our eRoomSystem worldwide, while our enabling technologies will provide for a natural expansion of our products and services into the healthcare, time-share and cruise line industries.

     Our business model focuses on our revenue sharing program that allows us to partner with our customers with respect to our products. Through our revenue sharing program, we install our products at little or no upfront cost to our customers and share in the recurring revenues generated from sales of goods and services related to our products.

     LODGING MARKET

     According to the 1999 HORWATH WORLDWIDE HOTEL INDUSTRY STUDY, the worldwide hotel marketplace consists of approximately 11.7 million hotel rooms. The regions below contain the following number of hotel rooms:

         REGION                                             HOTEL ROOMS
         -------------------------------------        ------------------------
         Europe                                             4.7 million
         United States                                      3.5 million
         Central and South America                          1.5 million
         Asia                                               1.5 million
         Other regions                                      0.5 million
                                                      ------------------------
              TOTAL                                        11.7 MILLION
                                                      ========================

     Of these 11.7 million hotel rooms, approximately three million hotel rooms are owned, managed or franchised by the ten largest hotel chains, as follows:


                                            ROOMS UNITED         ROOMS
   HOTEL CHAIN            TOTAL ROOMS          STATES         INTER-NATIONAL           REPRESENTATIVE BRANDS
-------------------     ----------------    --------------    ------------    -----------------------------------------
Cendant                       529,000           482,000          47,000       Ramada, Days Inn and Howard Johnson
Bass Hotels                   461,000           341,000         120,000       Holiday Inn, Crowne Plaza and the Hotel
                                                                              Inter-Continental
Marriott International        328,000           258,000          70,000       Ritz-Carlton, Marriott, Renaissance and
                                                                              Residence Inn
Accor                         326,000            87,000         239,000       Sofitel, Novatel and Red Roof Inns
Choice Hotels                 305,000           252,000          53,000       Comfort Inns & Suites, Clarion and
                                                                              Econolodge
Best Western                  302,000           187,000         115,000       Best Western
International
Hilton Hotels                 277,000           270,000           7,000       Hilton, Doubletree Hotels, Embassy
Corporation                                                                   Suites and Hampton Inn
Starwood Hotels               225,000           146,000          79,000       Sheraton, Westin and St. Regis
Carlson Hospitality           106,000            66,000          40,000       Radisson Hotels Worldwide, Regent
Worldwide                                                                     International Hotels and Country Inns
                                                                              and Suites
Hyatt Hotels                   80,000            55,000          25,000       Hyatt and Hyatt Regency
                        ----------------    --------------    ------------
        TOTAL               2,939,000         2,144,000         795,000
                        ================    ==============    ============

SOURCES: 1999 DIRECTORY OF HOTEL & MOTEL COMPANIES; HOTELS MAGAZINE - CORPORATE 300 RANKING, JULY 1999; TRAVEL RESEARCH INTERNATIONAL LIMITED; LODGING HOSPITALITY MAGAZINE - THE BRANDS REPORT, AUGUST 1999.

     Of the hotel chains listed above, we have installed more than 10,000 Refreshment Centers and 3,500 eRoomSafes in hotels operated by Marriott International, Best Western International, Cendant, Bass Hotels and Hilton Hotels Corporation.

     Many hotel properties are rated through either Automobile Association of America's diamond rating or Mobil's star rating. In order to obtain a four- or five-diamond rating from Automobile Association of America, the hotel properties are required to have minibars in all of their hotel rooms. Under Mobil's star-rating, the presence of minibars in a property's hotel rooms provides points that can be used toward a four- or five-star rating. Therefore, we believe that we can market our products to the lodging industry as an in-room amenity to enhance a hotel's ability to receive a four- or five-diamond rating or a four- or five-star rating.

     OUR PRODUCTS AND SERVICES

     eROOMSYSTEM

     Since our inception, it has been our objective to innovate the in-room amenities offered by the lodging industry. Our proprietary technologies create an intelligent, in-room computerized platform and communications network that comprise our eRoomSystem. At the core of our eRoomSystem is our proprietary hardware and software that operate as a multi-tasking imbedded operating system. Our hardware and software can operate multiple devices and provide an interactive environment. The interactive environment provided through our eRoomSystem allows the hotel guest to input and receive information. Interactive features for the hotel guest include locking and unlocking our products, receiving pricing information from the liquid crystal display as well as other functions.

     The eRoomSystem provides the communication link between the hotel guest, our products, the eRoomSystem file server, and the file server located at our headquarters, or the eRoomSystem master file server. Our software is remotely upgradable from our facilities. We can also remotely adjust prices, change messages on the liquid crystal display and change the input touchpad layout. From our facilities, we can lock our products in the event a participating hotel fails to pay any fees or otherwise violates the terms of its agreement, as well as determine whether our products are active and working properly.

     The eRoomSystem consists of a microprocessor, memory, input/output ports, communications transceiver, liquid crystal display, touchpad, power supply and our proprietary software. The proprietary architecture of our circuit boards has been designed to minimize the need for hardware upgrades. The eRoomSystem includes an embedded system processor that handles simple instructions and routes all billing functions and processor-intensive instructions to the eRoomSystem file server.

     The eRoomSystem provides a platform that collects information relating to the usage of our products. The eRoomSystem is capable of supporting other functions such as the management of in-room energy, including heating, air conditioning, lighting and television and the establishment of a trouble-shooting system to manage in-room repairs and maintenance. Another extension of the eRoomSystem is a direct credit card billing process for the healthcare and time-share industries.

     eROOMSERV REFRESHMENT CENTERS

     Historically, our primary source of revenue has been from the sale or revenue sharing of our Refreshment Centers. We currently have orders on-hand for 4,428 Refreshment Centers, 2,668 of which include eRoomSafes. Approximately 50% of these orders are subject to cancellation. Sales orders account for 536 Refreshment Centers. Products to be placed under revenue sharing agreements include 3,892 Refreshment Centers, 2,688 of which include eRoomSafes.

     Refreshment Centers are modular in design and consist of our eRoomSystem, a small compression or thermoelectric refrigeration unit and our unique multi-vending rack. Our multi-vending rack displays up to 33 different beverages and/or snacks and maintains a full appearance through a gravity-based design. Upon removal of a product from the Refreshment Center, the gravity-based design uses the weight of the remaining products to cause such products to roll or slide forward toward the front of the multi-vending rack. The repair or replacement of any component of our Refreshment Center is relatively simple and is provided at no additional charge to the property. The Refreshment Center communicates through the eRoomSystem, which uses the hotel's existing telephone lines, cable television lines or electrical power outlets.

     Our Refreshment Centers operate as follows:

     -    A hotel guest selects a beverage or snack from our Refreshment Center;

     - The purchase is immediately confirmed on the liquid crystal display and acknowledged by an audible beep;

     - The transaction information, such as product type, price and time of purchase, is simultaneously transferred to the eRoomSystem file server;

     - The eRoomSystem file server communicates on a real-time basis with the hotel's property management system and periodically with our eRoomSystem master file server; and

     - The hotel's property management system posts the purchase to the hotel guest's room account.

     The sales data from the eRoomSystem is transmitted to the eRoomSystem file server from which hotel employees can access periodic sales activities, inventory levels for restocking purposes and demographic data.

     eROOMSAFE

     Our eRoomSafes are electronic in-room safes offered in conjunction with our eRoomSystem. The eRoomSafes include an encrypted combination that can be changed by the hotel guest. The eRoomSafes have storage space large enough for laptop computers, video cameras and briefcases. The eRoomSafes utilize the eRoomSystem to interface with the eRoomSystem file server which, in turn, communicates with the hotel's property management system.

     A common problem with in-room safes occurs at checkout when a guest may leave the safe locked or forget to remove his or her valuables. With our competitors' room safes, the locked safe would typically go unnoticed until a subsequent hotel guest attempts to use the safe. Through the eRoomSystem, our eRoomSafe automatically notifies the hotel at checkout that the safe door is locked, providing the guest with an opportunity to remove any valuables before leaving the hotel.

        THE FOLLOWING DIAGRAM REPRESENTS THE STRUCTURE AND COMMUNICATIONS NETWORK OF OUR eROOMSYSTEM, THE eROOMSYSTEM FILE SERVER, THE HOTEL PROPERTY MANAGEMENT SYSTEM, AND THE eROOMSYSTEM MASTER FILE SERVER:


                                    [GRAPHIC]


     eROOMDATA MANAGEMENT

     One of the byproducts of our technology is the information we have collected since our first product installation. To date, we have collected over eleven million room-nights of data. The eRoomSystem file server collects information regarding the usage of our Refreshment Centers on a real-time basis. We use this information to help our customers increase their operational efficiencies. The information we obtain is unique because we categorize the information according to specific consumer buying patterns and demographics.

     The information we collect has value in several key areas. First, we currently offer our customers, as part of our service and maintenance agreement, specific information about their guests' buying patterns and provide non-confidential information about other hotels in similar geographic regions. Second, as we continue to increase our installed room base, we believe that the information we collect will have value to the suppliers of goods sold in our Refreshment Centers, such as Coca-Cola, PepsiCo, Anheuser-Busch, Miller Brewing, Frito-Lay, Mars and others. Third, we are developing information services to categorize purchases in response to specific in-room advertising programs by such suppliers.

     Our lodging customers benefit in various ways from the information we provide. The hotels are responsible for restocking the goods sold from our Refreshment Centers. The real-time sales data generated by our

Refreshment Centers helps the hotel to maximize personnel efficiencies. The transfer of sales data to the hotel prevents guest pilferage and minimizes disputes over refreshment center usage, both of which are prevalent in the lodging industry. Finally, the ability to track product sales performance allows the hotel to stock the Refreshment Centers with more popular items, which generally leads to increased sales of product from the Refreshment Centers. Our system can provide reports on daily restocking requirements, product sales statistics showing daily, monthly and annual statistics, overnight audits, inventory control and a variety of customized reports.

     The chart below is an example of the type of information we can collect from a property where our products are installed:


                                    [GRAPHIC]


     As indicated above, a supplier of goods will be able to determine its market share by property and geographic region. We are developing an Internet-based system where suppliers will be able to track product movement, market share and other information by country, region, state, city or property type.

     We intend to develop strategic relationships with companies in the information services industry in order to maximize our proprietary information.
S. Leslie Flegel will join our board upon the closing of this offering to assist us in packaging and marketing our proprietary information. Mr. Flegel is the chief executive officer and Chairman of the Board of The Source Information Management Company, a leading provider of information and management services in the United States and Canada. In addition, we will consider utilizing one or more other companies to assist us in the roll-out of our information services products.

     FUTURE PRODUCTS AND SERVICES

     Our research and development and marketing departments are analyzing additional value added products and services to be delivered to our customers using the platform of our eRoomSystem. We believe that such additional products and services can be bundled with our eRoomSystem or separately marketed to lodging industry customers to provide additional revenue sources for us. Although the development and delivery schedules vary for each new product and service, we believe that each of the following will be ready for marketing within the next twelve months:

     eROOMINTERNET CONNECTIVITY. We intend to offer a high-speed wireless communications network that is designed to allow guests the option of using their laptop computers to roam throughout a property while connected to the property's network for Internet or intranet use. The high-speed wireless communications network will be able to operate at 11 mega bits per second, or mbps.

     We have signed a letter of intent with a wireless network provider for the exclusive use of its product in the lodging, healthcare, time-share and cruise line industries. This network consists of a master antenna with a range of up to 150 feet in any direction. In larger properties, these master antennas can be linked together to create a wireless communications network similar to a cellular telephone network on a smaller scale. To obtain wireless network access, guests can rent a PCMCIA card for their laptop computers from the hotel's front desk. PCMCIA cards provide wireless connectivity through a built-in transceiver and are compatible with PC and Macintosh computers.

     We also intend to increase the speed of our existing communications network to 10 mbps. With a high-speed network in place, we could offer our customers a low-cost in-room networked computer configured with only essential equipment and without CD-ROM drives, diskette drives or expansion slots, or the thin client platform. Each computer in the thin client platform will consist of a monitor, keyboard and an interpreter which will allow for access to the Internet or an intranet. In addition, the high-speed network could be used as an Ethernet port for laptop users to access the Internet or an intranet.

     eROOMENERGY MANAGEMENT. We are developing a technology by which our eRoomSystem will detect in-room movement through heat and/or motion sensors. Our eRoomSystem will control other devices in the room through an infrared communications portal. This technology is being developed for the lodging industry as a means of offering an energy management system. When a room is occupied, our eRoomSystem will give the guest complete control of the heating and air conditioning, lighting, television and other facilities in the room. When the room is unoccupied, the eRoomSystem will control each of these systems and adjust each according to the most energy efficient settings. When a guest opens the door to re-enter the room, our eRoomSystem will adjust all devices to their original settings. By adjusting the heating and air conditioning either up or down, typically 5 to 10 degrees, depending on the time of year, and turning off the television and lights when a room is unoccupied, a hotel or other facility can realize energy cost savings.

     eROOMMAINTENANCE. Through the eRoomSystem, we also intend to offer remote engineering and maintenance services. The eRoomSystem links each room to other areas of the property. By connecting each room to the front desk and to the engineering departments, we will create a management tool and communication link. When an in-room maintenance problem is discovered by engineering or housekeeping, the hotel employee can enter a code on the touchpad of our eRoomSystem, which will transmit the information to engineering and inform the front desk of a problem. If the problem is of a material nature, the front desk can hold the room until the repairs have been made. As soon as the problem is resolved, engineering or housekeeping will enter a code that notifies the front desk that the room has been repaired and is available for a guest.

     eROOMHOUSEKEEPING. We intend to design our eRoomSystem to dispatch housekeeping in the most efficient manner while prioritizing the rooms that need to be cleaned. eRoomHousekeeping will permit housekeepers to enter a room and input their personal codes on the eRoomSystem touchpad. eRoomHousekeeping then proceeds to time how long it takes housekeeping to prepare the room. When completed, housekeeping inputs their codes again. The system then informs them which room needs to be cleaned next. If occupancy is high, eRoomHousekeeping can direct housekeeping personnel to an unoccupied room that is scheduled for check-out. If occupancy is low and additional clean rooms are currently available, eRoomHousekeeping can direct housekeepers to rooms that are temporarily unoccupied by guests who have elected to stay another night. This process optimizes housekeeping operations, minimizes guest disturbances and in turn saves both time and money.

     eROOMMANAGEMENT. Our eRoomSystem has the capability to support standard credit card and smart card readers for direct billing to a customer's credit card, as well as other point of sale and automated teller-type functions. When we enter the healthcare and time-share industries, we will offer a direct credit card billing process. By placing a credit card reader adjacent to a hospital bed or in a time-share room, we can offer a billing solution previously unavailable. This billing process will allow healthcare and time-share properties to offer services and products similar to those found in hotel rooms, such as Refreshment Centers, eRoomSafes, on-demand movies, direct dial long distance, Internet access and video games. We hold three patents for a credit card point of sale terminal technology that supplies billing solutions for these services.

     SALES AND MARKETING

     Historically, we have derived our revenues from the lodging industry. To date, we have installed more than 11,500 Refreshment Centers and 4,000 eRoomSafes. We have established relationships with Marriott International, Promus Hotel Corporation and Carlson Worldwide Hospitality and are negotiating to become the exclusive vendor for Bass Hotels. All of these relationships are open-ended with the exception of the arrangement with Promus Hotel Corporation that terminates on April 6, 2003 or upon prior written notice of 90 days. Further, although we are the exclusive or preferred vendor of interactive computerized Refreshment Centers for a number of premier hotel chains, these arrangements may not generate any sales or placements of our products. Due the franchisor-franchisee relationship between many hotel chains and their hotel properties, we must not only establish exclusive or preferred vendor relationships with the hotel chains, but must also enter into definitive agreements with the franchisees of these hotel chains for the sale or placement of our products into the actual hotel properties.

     With respect to past sales, in 1999, the J.W. Marriott in Washington D.C. and the Doubletree Denver accounted for 26.7% and 16.0% of our revenues. This concentration of revenues is not expected to continue as the revenues were the result of one-time product sales. We are currently shifting our business model to a revenue sharing program where we generate revenues over the seven-year term of each revenue sharing agreement.

     Our sales and marketing program consists of the following strategic initiatives:

     RETENTION OF SENIOR MARKETING EXECUTIVES. We are currently attempting to fill the position of executive vice president of sales and marketing of eRoomSystem Technologies, to oversee the implementation of our sales and marketing program. To this end, we have engaged an executive search firm to assist us in this process.

     DEPLOYMENT OF AN EXPANDED REGIONAL SALES FORCE. Our initial strategy is to hire four additional full-time employees as regional sales managers in the United States. We currently employ two regional sales managers and retain four independent sales representatives.

     DEVELOPMENT OF AN IN-HOUSE SALES DEPARTMENT. We intend to develop an in-house sales department whose primary objective will be to focus on the limited-service hotel sector. Each inside sales person will have a specific geographic responsibility and will work in concert with his or her regional sales manager. This approach should allow eRoomSystem Technologies to increase its market penetration by targeting mid-scale through luxury-class properties throughout highly concentrated hotel markets within the United States.

     CONTINUED MARKETING OF THE REVENUE SHARING PROGRAM. Emphasis on our revenue sharing program is a critical part of our sales and marketing strategy. Historically, the lodging industry has been resistant to purchase our products because of the initial capital expenditure required. In addition to product sales, we now offer our products through a revenue sharing program. Our revenue sharing program allows us to become partners with our hotel clients by installing our products at little or no upfront cost to the hotel and sharing the revenues generated from goods sold from, and usage of, our products. Amresco will finance up to 150% of our costs of our products placed under our revenue sharing program, subject to satisfaction of funding requirements. Our products will secure the financing of Amresco, which is payable over seven years.

     CONTINUED IMPLEMENTATION OF THE CORPORATE ACCOUNT STRATEGY. Our corporate account strategy involves the research, documentation and implementation of plans associated with hotel chains, brands, management companies and real estate investment trusts. Through this strategy, we propose to enter into a corporate agreement that defines the relationship between eRoomSystem Technologies and the respective corporate entity. Although the franchisees of these corporate hotel chains may not be required to purchase our products or have them placed on a revenue sharing basis, the corporate entity would recommend to its franchisees the use of our products. We anticipate that by the end of 2001, the majority of all sales and revenue sharing agreements will be generated indirectly as a result of our corporate account strategy.

     We have an exclusive vendor relationship with the purchasing subsidiary for Promus Hotel Corporation. Promus has agreed to use its best efforts to cause our eRoomSystem and related products to be installed in up to 71,000 of its corporate-owned and franchised hotel rooms. We have also installed our eRoomSystem in a number of flagship properties for Marriott International, including the New York Marriott Marquis, the J.W. Marriott in Washington, D.C., the J.W. Marriott Lennox in Atlanta, the Marriott Camelback Inn and others. In the third quarter of 2000, we are scheduled to install our products into another Marriott flagship property, the new J.W. Marriott in Miami. Through our relationship with Marriott, we have been designated as Marriott's automated system of choice.

     We were recently selected as a recommended vendor for Carlson Worldwide Hospitality, representing Radisson Hotels Worldwide, Regent International and Country Inn and Suites. In addition, we have installed, on a trial-basis, our eRoomSystem and related products in The Bellagio - The Resort, the flagship hotel-casino of Mirage Resorts, Inc., which was recently acquired by MGM Grand, Inc. We are currently in negotiations with other major hotel-casinos for placement of our products and services. We are targeting Las Vegas, Nevada since its approximately 115,000 rooms are the most hotel rooms of any city in the world.

     CREATION AND ENHANCEMENT OF STRATEGIC MARKETING ALLIANCES. In conjunction with our corporate account strategy, our objective is to enter into a number of marketing alliance plans. A marketing alliance plan is a strategic relationship with a third-party whereby a finder's fee is paid to the party for its efforts in closing a sale or revenue sharing transaction.

     IMPLEMENTATION OF A COMPREHENSIVE DOMESTIC AND INTERNATIONAL MARKETING PLAN. We are implementing a comprehensive marketing strategy. We have entered into an agreement with Hall Communications, Inc. of Las Vegas, Nevada to provide us with brochures, corporate name and logo development, an interactive website, signage, a trade show booth, corporate video and compact disk presentations, media advertisements and other services relative to product design and corporate communications.

     We intend to implement our international marketing strategy utilizing the core marketing structure that we are developing domestically, including website, support materials, trade show materials and industry specific advertisements, to support our global growth strategy. eRoomSystem Technologies has a signed letter of intent with a Caribbean-based company authorizing it to serve as a limited distributor of our products in the Caribbean. We are also negotiating with potential distributors in Europe.

     We intend to hire a marketing coordinator who will oversee our advertising and promotional efforts by primarily utilizing hospitality trade publications. Our objective is to establish an international presence through partnering with various trade publications. In addition, we plan to attend trade shows and pursue promotional activities through a strong public-relations program.

     EXPANSION INTO THE HEALTHCARE, TIME-SHARE AND CRUISE LINE INDUSTRIES

     We believe that the healthcare industry is a natural extension for our eRoomSystem, our related products and our patented credit card technology. We will be able to provide healthcare facilities with a comprehensive room information and management system that will allow them to provide patients with a wide array of in-room amenities not available in the past. These amenities include Refreshment Centers, eRoomSafes, direct dial long distance, on-demand movies, Internet access and other products and services commonly found in a hotel room. We have completed a beta-test at the Miami Heart Institute, a facility managed by Columbia HCA, and have an agreement with Miami Heart Institute to install our eRoomSystem, Refreshment Centers and eRoomSafes and to provide the billing process for direct dial long distance and on-demand movies through third-party suppliers. Our installation at the Miami Heart Institute should occur in the second half of 2000.

     We also believe the same opportunities exist in the time-share industry. By offering a direct credit card billing system a time-share facility can offer the same services available in hotels.

     We are also currently exploring the design and engineering parameters necessary to offer our products and services to the cruise line industry.

     SUPPLIERS AND ASSEMBLY

     We purchase various electrical and mechanical components, injection molded parts and basic cube refrigerators from various manufacturers and electronics firms. For example, we purchase our basic cube refrigerators from Absocold, Sanyo Corporation, Avanti or Indel-B. Although we propose to establish a turnkey manufacturing source, we currently obtain our components on a purchase order basis. Historically, our suppliers have been dependable and able to meet delivery schedules on time. We believe that, in the event we cannot obtain our components from our current suppliers, alternate suppliers can be located without incurring significant costs or delays. We do not rely on any one supplier, the loss of which would inhibit our ability to assemble our products on a timely basis.

     Our eRoomSystems, Refreshment Centers and eRoomSafes require a limited amount of assembly. This assembly involves electronic assembly, wiring and testing. At our St. George, Utah facility, we are able to assemble up to 2,000 units monthly. Since our existing facility is not sufficient to meet our projected growth, we will either have to establish a turnkey manufacturing source, expand our assembly facility or hold orders for our products unfulfilled. In the event that our current facility is insufficient to meet our projected growth, we propose to establish two or more third party turnkey manufacturing sources with contract manufacturers.

     COMPETITION

     eROOMSYSTEM. Although we are not aware of another company that provides in-room services through the hotel room's in-room refrigerator, there are several companies that provide in-room video entertainment and information services, such as cable television, pay-per-view movies, the Internet, video games and guest services. In addition, we may face competition from communications companies, such as cable companies, telecommunications companies, Internet and high-speed connectivity companies, and direct broadcast satellite companies, who may be able to modify their existing infrastructure to provide in-room entertainment and/or information services. Many of these companies have longer operating histories, larger customer bases, greater brand recognition and greater financial, research and development, manufacturing, marketing and technical resources. Further, as technology is subject to rapid change, new technological advancements in components used for in-room services could adversely affect our growth strategy.

     eROOMSERV REFRESHMENT CENTERS. We face competition from suppliers of semi-automated minibars, such as Dometic, MiniBar America, Inc. and Bartech, Inc., and suppliers of honor bars, such as Dometic and MiniBar America, Inc. Semi-automated minibars are minibars that permit sales to be automatically posted to a hotel guest's room account. Honor bars are small refrigerators where sales are manually posted to a hotel guest's room account by housekeeping services. Our fully-automated Refreshment Centers differ from semi-automated minibars and honors bars in that our Refreshment Centers permit automatic posting to a hotel guest's room account, notify the hotel guest when a purchase has been made on our flat panel display, provide the hotel with real-time transaction information for stocking and product placement purposes and, with the eRoomSystem, serve as a platform for additional in-room services.

     Although Dometic possesses a significant share of the honor bar market, Dometic is principally a refrigerator manufacturer. MiniBar America is principally a manufacturer of honor bars. Bartech is a French-based company that uses Indel-B refrigerators in its semi-automated minibar product. Although Bartech has generated most of its sales from Europe, it has recently established an office in the United States.

     These companies may have stronger relationships in the lodging industry, longer operating histories, larger customer bases, greater brand recognition and greater financial, research and development, manufacturing, marketing and technical resources. Although these competitors do not offer fully-automated minibars, these competitors compete with us for the placement of units in hotel rooms. Further, we compete with these companies on the basis of price, service, technology and financing options.

     eROOMSAFES. The in-room safe industry is a very competitive market with competitors throughout the world. ElSafe, Inc. is the market leader with almost 400,000 room safes installed worldwide with installations in over 45 countries. CISA Worldwide is another competitor which maintains offices in the United States, Asia, the

Middle East, Africa and Latin America. The principal products of ElSafe and CISA Worldwide are electronic safes, which allow the hotel guest to enter a combination to lock and unlock the safe instead of a key. Although these competitors offer stand-alone electronic safes, our fully electronic safes work in conjunction with our eRoomSystem. We compete with these companies on the basis of price, service, technology and financing options.

     eROOMDATA MANAGEMENT. Many companies currently providing information management services may have longer operating histories, larger customer bases and greater financial resources. However, we believe that we are the only company currently gathering and disseminating information to properties with respect to the in-room use of Refreshment Centers.


     WIRELESS COMMUNICATION NETWORK. There are an increasing number of competitors in the wireless telecommunications industry in the United States and throughout the world. Although implementation of advanced wireless communication networks is still in the early stages in the lodging and guest-related industries, we believe that competition for these properties will intensify as other businesses realize the profit potential of designing and implementing wireless communication network services within such facilities. Even though we intend to employ relatively new technologies, there may be a continuing competitive threat from even newer technologies. We also expect that the price we will charge for designing, implementing and maintaining such wireless communication networks may decline over time as new competitors enter the market.

     INTELLECTUAL PROPERTY

     We rely on a combination of trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers and business partners to protect our proprietary rights in our products, services, know-how and information. We currently hold three patents, Patent Nos. 4,857,714, 4,883,948 and 4,939,352, filed under the name "Credit Card Storage System," all of which protect the use of our credit card technology. These three patents expire on August 14, 2006, November 27, 2006 and July 2, 2007, respectively. These patents have not been highly utilized in the lodging industry, but we believe they are important to our future product offerings in the healthcare and time-share industries. In addition, we applied for trademarks and service marks for eRoomSystem, eRoomServ Refreshment Center, eRoomSafe, eRoomManagement, eRoomEnergy Management, eRoomData Management, eRoomInternet Connectivity, eRoomMaintenance and eRoomHousekeeping. We have also registered our logo as presented on the cover of this prospectus and have submitted two patent applications with respect to our Refreshment Centers.

     Our proprietary software consists of three modules and provides the operating system for our eRoomSystem. The first module is a multi-tasking operating system that permits messages to be scrolled on the flat panel display of our eRoomSystem and allows hotel guests to interface with our products. The second module is a Windows(R) based program that provides a communication link between our eRoomSystem, our eRoomSystem hotel file server and the hotel's property management system. The third module is a Windows(R) based program that collects data from our eRoomSystem hotel file server and provides a variety of management and operational reports to eRoomSystem Technologies and our customers.

     We do not know if our patent application or any future patent application will be issued with the full scope of claims we seek, if at all, or whether any patents we receive will be challenged or invalidated. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology. We cannot be certain that our services do not infringe on patents or other intellectual property rights that may relate to our services. Like other technology-based businesses, we face the risk that we will be unable to protect our intellectual property and other proprietary rights, and the risk that we will be found to have infringed on the proprietary rights of others.

     RESEARCH AND DEVELOPMENT

     We currently have two software developers and one hardware engineer on our staff. Our research and development department focuses on upgrading our proprietary software and hardware that make up our eRoomSystem. As we expand our business, we will need to increase the size of our research and development department in order to integrate additional services into our eRoomSystem and modify our eRoomSystem as needed to serve other markets.

     HISTORICAL SUMMARY

     We were originally incorporated under the laws of the State of North Carolina on March 17, 1993 as InnSyst! Corporation. On September 28, 1993, InnSyst! merged with and into RoomSystems, Inc., a Virginia corporation, incorporated on August 12, 1993, or RoomSystems Virginia, whereby RoomSystems Virginia was the surviving entity. On April 29, 1996, RoomSystems Virginia merged with and into RoomSystems, Inc., a Nevada corporation, or RoomSystems. Through an agreement and plan of reorganization approved by a majority of our stockholders dated December 31, 1999, RoomSystems became the wholly owned subsidiary of RoomSystems International Corporation. Pursuant to this agreement and plan of reorganization, all shares of RoomSystems common stock, including all shares of common stock underlying outstanding options and warrants, Series A convertible preferred stock and Series B convertible preferred stock were exchanged for the identical number and in the same form of securities of RoomSystems International Corporation. On February 1, 2000, we changed our name from RoomSystems International Corporation to RoomSystems Technologies, Inc. Subsequently, on March 29, 2000, with the approval of our stockholders, we changed our name to eRoomSystem Technologies, Inc.

     We have three wholly owned subsidiaries, RoomSystems, RSi BRE and eRoomSystem SPE. RoomSystems is our service and maintenance subsidiary that installs all of our products, provides electronic software upgrades to our customers, provides customer service and maintenance for our products and trains hotel personnel on the use and maintenance of our products. The outstanding shares of RoomSystems common stock have been pledged to Amresco.

     RSi BRE was formed as part of the Equipment Transfer Agreement we entered into with RSG Investments. RSi BRE currently holds approximately 3,100 Refreshment Centers and approximately 1,800 eRoomSafes. RSG Investments was granted the right to receive a maximum of $0.57 per Refreshment Center per day of the revenue realized from the Refreshment Centers held by RSi BRE. We have pledged the outstanding shares of RSi BRE common stock to RSG Investments and do not have control over RSi BRE. The board of directors of RSi BRE consists of a majority of outside directors. RSi BRE may not make cash distributions without the unanimous approval of its board of directors. We will gain control over RSi BRE when we satisfy our obligations to RSG Investments, including the $750,000 promissory note and their rights in the revenue stream from the Refreshment Centers held by RSi BRE. Once we make all such payments or once RSG Investments accepts our offer of a lump-sum discounted present value of the payments, the ownership of the Refreshment Centers that are subject to the Equipment Transfer Agreement will be transferred from RSi BRE to us. We anticipate that RSi BRE would then be dissolved.

     eRoomSystem SPE was formed as part of our long-term financing with Amresco. eRoomSystem SPE will own all the products funded by Amresco under our revenue sharing program. Amresco will take a senior security interest in all of the assets of eRoomSystem SPE. Unlike RSi BRE, we will control eRoomSystem SPE and its financial results will be consolidated with those of eRoomSystem Technologies and RoomSystems.

     GOVERNMENT REGULATION

     We are subject to laws and regulations applicable to businesses generally, as well as to laws and regulations directly applicable to the lodging industry. These laws and regulations relate to qualifying to do business in the various states and in foreign nations in which we currently have, or propose to have, our products.

     Apart from laws and regulations applicable to us, some of our existing and potential customers are subject to additional laws or regulations, such as laws and regulations related to liquor and gaming, which may have an adverse effect on our operations. Due to the licensing requirements relating to the sale of alcohol, the inability of our revenue-sharing partners to obtain or maintain their liquor licenses will result in the loss of revenues for our revenue-sharing partners and us. In addition, due to the heightened hotel-casino regulatory environment, and our intent to market to hotel-casinos, our operations may be subject to review by a hotel-casino's compliance committee to verify that its involvement with us would not jeopardize its gaming license. The regulatory compliance committee of a hotel-casino has broad discretion in determining whether or not to approve a transaction with a third party, which review typically includes the character, fitness and reputation of the third party and its officers, directors and principals. If our history or operations present problems for a hotel-casino, we would either have to expend resources to address or eliminate the concerns or forego the business.

     PROPERTY AND EMPLOYEES

     We maintain an office at 3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada. We lease office space at the rate of $1,590 per month. The office lease commenced on October 15, 1997 and expires on October 15, 2000. We also have offices and a research and development and assembly facility located at 390 North 3050 East, St. George, Utah. This lease commenced on November 1, 1997 and expires on October 31, 2002. The monthly lease rate is $9,000.

     We currently employ thirty-five full-time and five part-time employees in our St. George, Utah facility and two full-time employees in our Las Vegas office. We anticipate the largest growth in employees will occur in the area of field operations. None of our employees is subject to a collective bargaining agreement.

     We currently have nine employees engaged in product assembly. Currently, our in-house staff installs our products at our customers' properties. Our in-house staff, which currently consists of six employees, also performs physical maintenance of our products under our maintenance agreements. Eventually, we will outsource a portion of the installation and maintenance of our products.

     LEGAL PROCEEDINGS

     We are from time to time parties to various legal proceedings arising out of our business. Apart from the following discussion, we believe that there are no proceedings pending or threatened against us which, if determined adversely, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

     In December 1997, Royal W. Minson II, our former president and chief operating officer, received 121,875 shares of our common stock upon the exercise of options and executed demand promissory notes in the aggregate original principal amount of $568,750 to pay for the shares. On September 27, 1999, Mr. Minson filed for protection in the United States Bankruptcy Court for the Northern District of California, Case No. 99-47533-TD-7, under Chapter 7 of the United States Bankruptcy Code. The bankruptcy schedules list Mr. Minson's shares as an asset and the demand promissory notes as liabilities. On January 5, 2000, the Bankruptcy Court entered a discharge order. We have filed a proof of claim for the demand promissory notes executed by Mr. Minson, plus accrued interest on such notes. In addition, our proof of claim sets forth offsets to Mr. Minson's asset claim of $130,000 of unpaid salary owed to him by us. We have offered to purchase Mr. Minson's shares for $140,000 plus debt extinguishment of $723,667, representing the value of the outstanding demand promissory notes and accrued interest. Our offer is expressly contingent upon the approval of the bankruptcy court and the closing of the transaction by June 30, 2000, subsequently extended by us to July 31, 2000. We are awaiting a response from the trustee of the bankruptcy estate.

     On March 2, 1999, Willow Creek Systems, Inc., a former supplier of circuit boards, brought an action against us that is currently pending in Salt Lake County Third District Court, State of Utah, Civil No. 99-0902417. In its complaint, Willow Creek alleges breach of contract and seeks payment in the amount of approximately $125,000 from us for materials delivered pursuant to purchase orders. In our answer to Willow Creek's amended complaint and our Responses to Willow Creek's First Set of Interrogatories, Requests for Admissions and Request for Production of Documents, we allege that the materials delivered by Willow Creek were defective, lacked quality control and were below acceptable standards in the industry. In addition, we allege that the costs of repairing and replacing the defective materials, the costs during down time for such repair and replacement and other related costs are in excess of $120,000, which we believe should be offset against Willow Creek's claim for damages. Although we believe that our documentation on this matter is sufficient to support our claims, we are unable at this time to predict the exact outcome of the matter. The case is in the final stages of discovery. Willow Creek is no longer an operating entity.

                                   MANAGEMENT

     EXECUTIVE OFFICERS AND DIRECTORS

     Our current directors, executive officers and director designees are as follows:


            NAME                  AGE                             TITLE
            ----                  ---                             -----
Steven L. Sunyich                 46      President, Chief Executive Officer and Chairman of the Board
Derek K. Ellis                    31      Chief Financial Officer and Treasurer
Stephen M. Nelson                 51      Chief Operating Officer
Gregory L. Hrncir                 33      General Counsel and Secretary
Lawrence S. Schroeder             51      Director
Dr. Alan C. Ashton                58      Director Designee
S. Leslie Flegel                  61      Director Designee
John J. Prehn                     39      Director Designee



     Upon the completion of this offering, our board will consist of five members, each of whom will serve in that capacity for a one-year term or until a successor has been elected and qualified, subject to earlier resignation, removal or death. The number of directors comprising our board may be increased or decreased by resolution adopted by the affirmative vote of a majority of the board. Messrs. Ashton, Flegel and Prehn have agreed to join the board at the first meeting of the board following completion of this offering. We presently expect that Messrs. Ashton and Flegel will be appointed to the compensation and audit committees upon joining the board.

     Each of the executive officers is a full-time employee of eRoomSystem Technologies. Non-employee directors of eRoomSystem Technologies devote such time to the affairs of eRoomSystem Technologies as is necessary and appropriate. Set forth below are descriptions of the backgrounds of the executive officers, directors, director designees and key employees of eRoomSystem:

     STEVEN L. SUNYICH has served as our president, chief executive officer and chairman since August 1999. Mr. Sunyich has also served as our president, chief executive officer and chairman of RoomSystems and its predecessors since 1993, as president and chief executive officer of RSi BRE since its inception in September 1999, and as our president, chief executive officer and chairman of eRoomSystem SPE since its inception in May 2000. Since 1983, Mr. Sunyich has been involved with the credit card and lodging industries as a developer, inventor and engineer of high-tech products. Mr. Sunyich developed and patented our automated credit card draft capture technology.

     DEREK K. ELLIS has served as our chief financial officer and treasurer since August 1999. Mr. Ellis has also served as chief financial officer and treasurer of RoomSystems since 1997, as chief financial officer, treasurer and as a director of RSi BRE since its inception in September 1999, and chief financial officer, treasurer and as a director of eRoomSystem SPE since its inception in May 2000. From 1995 to 1997, Mr. Ellis served as the Director of Finance for IVY International Communications, Inc., Provo, Utah, formerly a division of Novell/Word Perfect. Mr. Ellis received his Bachelor of Science in Finance from the University of Utah.

     STEPHEN M. NELSON has served as chief operating officer of eRoomSystem Technologies and RoomSystems since March 2000. Prior to joining us, Mr. Nelson spent nine years with TELS Corporation where he served as its president and chief operating officer from 1996 to 1999, its executive vice president from 1994 to 1996, and its chief financial officer from 1990 to 1994. Mr. Nelson also served as a member of its board of directors from 1991 to 2000. He received his Bachelor of Science in Accounting from the University of Utah in 1974. Mr. Nelson is a certified public accountant and a member of the AICPA, UACPA, Institute of Management Accountants and American Management Association.

     GREGORY L. HRNCIR has served as our general counsel and secretary since September 1999. Mr. Hrncir has also served as general counsel and secretary of RoomSystems and RSi BRE since September 1999 and as general counsel and secretary of eRoomSystem SPE since May 2000. In 1999, Mr. Hrncir served as general counsel for PayStation America, Inc., an e-commerce company located in Los Angeles, California. From 1994 to 1998, Mr. Hrncir served in private practice in Los Angeles, California specializing in corporate and securities matters, and represented us from 1996 to 1998. Mr. Hrncir received his Bachelor of Science from Arizona State University and his Juris Doctor from Whittier College School of Law. He is a member of the Arizona and California State bars.

     LAWRENCE S. SCHROEDER has served as a director of eRoomSystem Technologies since August 1999. Mr. Schroeder has also served as a director of RoomSystems since 1998. Since 1992, Mr. Schroeder has been a private consultant to the hospitality, sports and other related industries. Mr. Schroeder is also a Director of River Valley Productions, Kansas City, Missouri, and a Director of Responsive Marketing & Communications, Chicago, Illinois. Mr. Schroeder received his Bachelor of Science in Business Administration from Huron College.

     S. LESLIE FLEGEL has agreed to serve as a director of eRoomSystem Technologies following completion of this offering. Mr. Flegel has been the Chairman of the board of directors and chief executive officer of The Source Information Management Company, St. Louis, Missouri, since its inception in March 1995. For more than 14 years, Mr. Flegel was the principal owner and chief executive officer of Display Information Systems Company, a predecessor of The Source. Mr. Flegel received his Bachelor of Arts from the University of Missouri at Columbia.

     DR. ALAN C. ASHTON has agreed to serve as a director of eRoomSystem Technologies following completion of this offering. Dr. Ashton is the co-founder of WordPerfect Corporation, Orem, Utah. Dr. Ashton received a Bachelor's Degree in Mathematics and a Ph.D. in Computer Science from the University of Utah. Dr. Ashton is a former professor of Computer Science at the University of Utah and Brigham Young University. Dr. Ashton has served on the board of directors of Novell, Inc., Geneva Steel and Utah Valley State College.

     JOHN J. PREHN has agreed to serve as a director of eRoomSystem Technologies following completion of this offering. Since 1997, Mr. Prehn has served as managing director of Amresco, Inc. Prior to 1997, Mr. Prehn co-founded and managed Commercial Lending Corporation, the company he sold to Amresco, Inc. From 1989 to 1996, Mr. Prehn co-founded Peteco, Inc., a company that purchased, packaged and sold securitized assets. Mr. Prehn received his Bachelor of Science in Business Administration from the University of California at Berkeley.

     OTHER KEY EMPLOYEES

     RONALD C. WARD has served as vice president of research and development of RoomSystems and its predecessors since 1993. Mr. Ward has spent the last 35 years in analog and digital circuitry design. From 1991 to 1995, Mr. Ward served as Senior Staff Engineer with Dynatec Video Group. Mr. Ward has developed over 40 products in the analog and digital industry and currently holds three patents.

     DOUGLAS SEASTRAND has served as vice president of software development of RoomSystems since October 1999. Prior to joining us, Mr. Seastrand was an Engineering Specialist with Bechtel Nevada, Las Vegas, Nevada. From 1997 to 1999, Mr. Seastrand served as lead technical engineer for EG&G/Special Projects, Las Vegas, Nevada. From 1995 to 1997, Mr. Seastrand served as president of Prime Services, Inc., Las Vegas, Nevada. Mr. Seastrand received his Bachelor of Science in Computer Science from the University of Nevada at Las Vegas and is currently a University Regent of the University and Community College System of Nevada.

     SHAWN S. SUNYICH has served as vice president of field operations of RoomSystems and its predecessors since 1993. Mr. Sunyich is experienced in the design and implementation of our products and is responsible for the installation and maintenance of our products at each property, as well as support and data management. Mr. Sunyich received his Associates Degree in Computer Science from Certified Careers Institute. Mr. Sunyich is the son of Steven L. Sunyich.

     STEVEN A. MOULTON has served as vice president of manufacturing of RoomSystems and its predecessors since 1994. Previously, Mr. Moulton worked with Rogers Corporation and ComTel, Inc. overseeing product development and manufacturing. Mr. Moulton received a Bachelor of Arts from Weber State College and a Master of Business Administration from Brigham Young University.

     G. DOUGLAS SCOLLIN has served as vice president of corporate accounts of RoomSystems since October 1999. Mr. Scollin is a founder and, from 1994 to 1999, served as president of Lodgstix, Wichita, Kansas, a vendor of hotel property management systems. Mr. Scollin received his Bachelor of Science in Business Administration from the University of Florida.

     FRANK L. HICKS, JR. has served as general manager of RoomSystems since 1996. Prior to 1996, Mr. Hicks spent 17 years with Evans & Sutherland as a contracts negotiator and financial administrator. Mr. Hicks received a Bachelor of Arts degree from the Ohio Christian College, a Masters in Business Administration from Florida State Christian College and a Juris Doctor from the Blackstone School of Law.

     COMPOSITION OF OUR BOARD

     Our Bylaws authorize not less than two and no more than nine directors. Directors hold office for a term of one year. Executive officers are elected by and serve at the discretion of our board. After this offering, we will maintain at least two independent directors on our board at all times.

     COMMITTEES OF OUR BOARD

     The board has approved an audit committee and a compensation committee to be formed immediately upon the completion of this offering. The audit committee will have the responsibility of recommending the firm that will serve as our independent public accountants, reviewing the scope and results of the audit and services provided by our independent public accountants and meeting with our financial staff to review accounting procedures and policies. The compensation committee will have the responsibility of reviewing our financial records to determine overall compensation and benefits for executive officers and to establish and administer the policies which govern employee salaries and benefit plans.

     DIRECTOR COMPENSATION

     Non-employee directors of eRoomSystem Technologies will receive an attendance fee of $500 per meeting attended. Pursuant to the 2000 Stock Option and Incentive Plan, to the extent not previously granted under a separate plan or option, non-employee directors of eRoomSystem Technologies will receive stock options to purchase 5,000 shares of common stock following the completion of this offering. In addition, non-employee directors will receive additional stock options to purchase 5,000 shares of common stock at each annual meeting conducted after 2000. Dr. Ashton was issued his options pursuant to a stock option agreement, Mr. Flegel was issued his options pursuant to our stock option plan and Mr. Prehn will be issued his options pursuant to our stock option plan. Directors who are employees of eRoomSystem Technologies or our subsidiaries do not receive compensation for their services as directors.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the completion of this offering, compensation of executive officers was established by Steven L. Sunyich, chief executive officer, president and Chairman of the Board. Following this offering, compensation of executive officers will be established by the board pursuant to recommendations from the board's compensation committee. No member of our compensation committee will serve as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board or compensation committee.

     There are no family relationships among any of our directors, executive officers or key employees other than between Steven L. Sunyich and Shawn S. Sunyich, who are father and son.

     2000 STOCK OPTION AND INCENTIVE PLAN

     Our stock option plan was adopted by the board on February 3, 2000, approved by the stockholders on March 29, 2000 and amended and restated by the board on June 6, 2000. The stock option plan became effective on

February 3, 2000. The plan provides us with the vehicle to grant to employees, officers, directors and consultants stock options and bonuses in the form of stock and options.

     Under the plan, we can grant awards for the purchase of up to two million shares of common stock in the aggregate, including "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986 and non-qualified stock options. To date, we have issued options to purchase 1,417,250 shares of common stock under our stock option plan. The compensation committee of our board has authority to determine the persons to whom awards will be granted, the nature of the awards, the number of shares to be covered by each grant, the terms of the grant and with respect to options, whether the options granted are intended to be incentive stock options, the duration and rate of exercise of each option, the option price per share, the manner of exercise and the time, manner and form of payment upon exercise of an option.

     EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION INFORMATION

     The following table sets forth summary information concerning the total remuneration paid or accrued by eRoomSystem Technologies, to or on behalf of our chief executive officer whose total salary, bonus and other compensation exceeded $100,000 during the fiscal year ended December 31, 1999. In accordance with the rules of the Securities and Exchange Commission, or the Commission, the compensation described in this table does not include perquisites and other personal benefits received by the executive officer named in the table below which does not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for this executive officer.



                                            ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                            -------------------           ----------------------
                                                                          SECURITIES UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR       SALARY        BONUS           OPTIONS/SARS          COMPENSATION
---------------------------           ----       ------        -----           ------------          ------------
Steven L. Sunyich,                    1999     $158,152         --                       0                --
  President, chief executive
     officer and chairman             1998     $74,308          --                       0           $ 4,000
                                      1997     $28,517          --                   7,350           $49,000



The amounts paid to Mr. Sunyich other than salary were pursuant to a consulting agreement. Pursuant to this consulting agreement, Mr. Sunyich received $49,000 in 1997 and $4,000 in 1998.

     OPTION GRANTS TO EXECUTIVE OFFICERS DURING THE YEAR ENDED DECEMBER 31, 1999 AND SUBSEQUENT TO DECEMBER 31, 1999

     We did not grant any options to our executive officers during the fiscal year ended December 31, 1999. Subsequently, we granted to Mr. Sunyich options to purchase 169,879 shares of common stock at $4.00 per share, 1,392 shares of common stock at $4.67 per share, 68,878 shares of common stock at $8.80 per share and 123,700 shares of common stock at $9.60 per share. We have also granted to our other executive officers an aggregate of options to purchase 139,207 shares of common stock at $4.00 per share, 2,088 shares of common stock at $4.67 per share, 25,000 shares of common stock at $6.00 per share, 81,390 shares of common stock at $8.80 per share and 86,310 shares of common stock at $9.60 per share. The exercise price for all of the options may, in some cases, be paid by delivery of other shares. The deemed fair value for the date of grant has been adjusted solely for financial accounting purposes.

     EMPLOYMENT AGREEMENTS

     On July 12, 2000, we entered into amended and restated executive employment agreements with Steven L. Sunyich, Derek K. Ellis and Gregory L. Hrncir. In addition, on July 12, 2000, we entered in an executive employment agreement with Stephen M. Nelson. The terms of the executive employment agreements for Messrs. Sunyich, Ellis, Nelson and Hrncir will terminate on December 31, 2001, December 31, 2001, June 30, 2002 and September 26, 2002, respectively, and may be extended through the mutual agreement of the parties.

     The base salaries for Messrs. Sunyich, Ellis, Nelson and Hrncir are $155,000, $109,250, $110,000 and $108,000, respectively. Upon a merger with a third party, a change of control, the creation of debt facility of at least $6 million or an initial public offering, the base salaries of Messrs. Sunyich, Ellis and Hrncir will increase by $30,000, $13,250, $15,000 and $12,000, respectively, for the remainder of the term of the Agreement. All of our executive officers are eligible for annual bonuses and provided with benefits customarily granted to executive officers.

     All of our executive employment agreements provide that the executive officer shall not, directly or indirectly, be an owner, partner, director, manager, officer or executive, or otherwise render services to or be associated with any business that competes with us during the term of employment and for a one-year period following the termination of such employment. In addition, all of our executive employment agreements with our executive officers provide for the confidentiality of our non-public information during the term of employment and for the three-year period following the termination of such employment.

     In the event that the employment of one of our executive officers is terminated for reasons other than for cause, permanent disability or death, the executive officer would be entitled to receive the aggregate exercise price on all of the stock options exercised by the executive officer and cash compensation equal to the greater of the remainder of the salary due under the executive officer's agreement or the then existing base salary of the executive officer for a period of 36 months. If the executive officer is terminated for cause, the executive officer would be entitled to receive cash compensation equal to the greater of the remainder of the salary due under the executive officer's agreement or the then existing base salary of the executive officer for a period of 12 months. Under either scenario, we have agreed to make payment on a bi-monthly basis. Further, in the event of termination with cause, we have agreed to purchase the shares of the executive officer acquired during the executive officer's employment at a purchase price per share equal to 120% of the fair market value of the shares.

     INSURANCE

     We maintain directors and officers liability insurance of $2,000,000 on behalf of our officers and directors insuring them against liability that they may incur in such capacities or arising out of such status. In addition, we have purchased a key man insurance policy for Steven L. Sunyich in the amount of $2,000,000.

     LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Article XII of our articles of incorporation provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions contained in our articles of incorporation, bylaws, Nevada law or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding, is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

     In addition to the indemnification of officers and directors under the Nevada Revised Statutes, we entered into indemnification agreements with Dr. Alan C. Ashton on August 17, 1999 and with John J. Prehn on May 31, 2000. Pursuant to these indemnification agreements, we agreed to hold harmless and indemnify each of them against any and all expenses incurred by them as a result of their positions as directors of eRoomSystem Technologies. In addition, we agreed to advance expenses incurred by each of them upon receipt of a written request for such advancement containing an unsecured undertaking by each of them to repay such amounts to the extent that they are held to not be entitled to indemnification from eRoomSystem Technologies. The advancement of expenses specifically excludes amounts for judgments, penalties, fines and settlements. Messrs. Ashton and Prehn each possess the right to indemnification if, in civil proceedings, they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of eRoomSystem Technologies, and, in criminal proceedings, they had no reasonable cause to believe that his conduct was unlawful. In addition, eRoomSystem Technologies may elect to not indemnify Messrs. Ashton and Prehn if either a majority of the directors not involved in the relevant proceeding or independent legal counsel, in a written opinion, determine that they have not met the relevant standards for indemnification.

     On September 28, 1999, we entered into an indemnification agreement with Donnelly Prehn which indemnifies Mr. Prehn for actions which may be taken by him as a director on behalf of RSi BRE. Pursuant to this indemnification agreement, eRoomSystem Technologies and RSi BRE, jointly and severally, agreed to hold harmless and indemnify Mr. Prehn against any and all expenses incurred by him as a result of his position as a director of RSi BRE. In addition, we agreed to advance expenses incurred by Mr. Prehn upon receipt of a written request for such advancement containing an unsecured undertaking by Mr. Prehn to repay such amounts to the extent that Mr. Prehn is held not to be entitled to indemnification from eRoomSystem Technologies. Mr. Prehn's rights to indemnification are only available if damages have not already been paid directly to Mr. Prehn by an insurance carrier maintained by either eRoomSystem Technologies or RSi BRE. Mr. Prehn is not entitled to indemnification if he is adjudged by a court of competent jurisdiction to have engaged in intentional misconduct or a knowing violation of the law, if he received an improper personal benefit, or if a court of competent jurisdiction renders a final decision that such indemnification is unlawful.

     There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director of officer.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     TRANSACTIONS INVOLVING ASH CAPITAL

     On August 17, 1999, eRoomSystem Technologies and Ash Capital entered into an Agreement of Understanding with respect to the purchase by Ash Capital of 333,334 shares of Series B convertible preferred stock at a price of $3.00 per share. This agreement provides Ash Capital with representation on our board and options to purchase 70,313 shares of common stock at $4.80 per share and 56,250 shares of common stock at $8.80 per share. The Agreement of Understanding was later amended by an agreement which provided additional obligations of eRoomSystem Technologies with respect to the purchase of an aggregate of 683,336 shares of Series B convertible preferred stock as follows: Ash Capital - 333,334 shares; C&W/RSI Partners - 133,334 shares; SKM Investments, LLC - 133,334 shares; and Thunder Mountain Properties LC - 83,334 shares. Pursuant to this amendment, eRoomSystem Technologies agreed to deliver monthly and annual financial statements, make adjustments for business combinations and capital-related transactions, and issue additional shares of preferred stock to the extent that eRoomSystem Technologies sells shares of common stock, or its equivalents, for less than $3.00 per share. In addition, the shares of Series B convertible preferred stock purchased by these investors possess the same rights as other shares of Series B convertible preferred stock.

     In addition to the Agreement of Understanding, we entered into a Stockholders' Agreement and Proxy dated August 17, 1999 with Ash Capital in which rights were granted to Ash Capital. As a result, Ash Capital possesses the right to vote a nominee onto our board of directors, the right of first refusal with respect to the proposed sale of shares of our capital stock by our executive officers and their respective affiliates and the right to participate in the proposed sale of shares of our capital stock in an amount equal to one quarter of the number of shares proposed to be sold. In the event that there is a transfer by our executive officers and their respective affiliates that violates this agreement, Ash Capital possesses the right to sell to our executive officers and their respective affiliates the number of shares of capital stock Ash Capital would have been able to sell pursuant to its participation rights. In addition, with the exception of transfers for estate planning purposes, our executive officers and their respective affiliates agreed to transfer no more than 10,000 shares of our capital stock per year. This agreement terminates upon the earlier of the tenth anniversary of the agreement or upon the consummation of a firmly underwritten public offering with gross proceeds of at least $12 million. We believe that this agreement will terminate upon the closing of this offering.

     On February 15, 2000, we received a $500,000 loan from Ash Capital. Dr. Alan C. Ashton is a director designee of eRoomSystem Technologies and owns 100% of Ash Capital. This loan is evidenced by a promissory note bearing simple interest at the rate of 10% per annum, payable on July 31, 2000 and secured by our assets. Ash Capital was issued a warrant to purchase 18,750 shares of common stock exercisable at $4.80 per share through the second anniversary date of the close of this offering. The primary purpose of this loan was to fund approximately 900 Refreshment Centers to be installed in several hotel properties in the United States. The Ash Capital loan has been repaid in part from the sale of these Refreshment Centers and will be paid in full from the net proceeds of this offering.

     TRANSACTIONS INVOLVING RSG INVESTMENTS

     On July 17, 1998, eRoomSystem Technologies entered into an agreement with RSG Investments through which RSG Investments loaned us $1.5 million. RSG Investments is a privately-held company in which John J. Prehn, one of our director designees, is a member. Mr. Prehn is also the managing director of Amresco. At the time of these agreements, neither RSG Investments nor Amresco were affiliated with us.

     The purpose of the $1.5 million loan was to fund the production of approximately 2,270 Refreshment Centers. As an inducement, we issued the principals of RSG Investments warrants to purchase 46,875 shares of common stock and agreed to pay interest at the rate of 15% per annum. Our obligation was secured by Refreshment Centers, our other assets and shares of common stock held by the officers, directors and consultants. Under this agreement, we were to "repurchase" the Refreshment Centers within 75 days, or by September 30, 1998. If we failed to "repurchase" the Refreshment Centers by such date, warrants to purchase 9,375 shares of common stock would accrue every 30 days through January 30, 1999. We failed to "repurchase" the Refreshment Centers by September 30, 1998 and remained in default through January 30, 1999, although we obtained several extensions from RSG Investments. As our obligation remained unsatisfied, we entered into a settlement with RSG Investments in the form of an Equipment Transfer Agreement dated September 28, 1999.

     Pursuant to the Equipment Transfer Agreement, we formed a bankruptcy-remote entity, RSi BRE, placed a representative of RSG Investments on the board of directors of RSi BRE, transferred ownership of 2,270 Refreshment Centers to RSi BRE, and granted RSG Investments the right to receive $0.57 per Refreshment Center per day of the revenue realized from the 2,270 Refreshment Centers. As part of the settlement, the RSi BRE board of directors was to consist of three individuals, a representative of eRoomSystem Technologies, a representative of RSG Investments and a third independent director. In addition, we paid $250,000 to RSG Investments, converted $500,000 of our obligation into 166,667 shares of Series B convertible preferred stock and executed a promissory note in the principal amount of $750,000 bearing an interest rate of 10% per annum. Pursuant to this settlement, RSG Investments terminated the security interest granted under the original obligation and received a security interest in all of the assets of RSi BRE. In addition, RSG Investments surrendered all warrants to purchase shares of common stock eRoomSystem Technologies previously issued to it.

     Pursuant to the terms of this promissory note, we transferred 829 additional Refreshment Centers to RSi BRE. We are obligated to satisfy this promissory note in full on May 1, 2000, which has been extended to August 1, 2000. In the event we do not repay this promissory note in full by August 1, 2000, RSG Investments will be entitled to receive all revenues realized from the additional Refreshment Centers after the first $0.11 per room per day, which is reserved for taxes and service and maintenance. Upon payment of the promissory note in full, the additional Refreshment Centers will be returned to eRoomSystem Technologies. In the event that we do not repay the promissory note by the earlier of December 31, 2000 or 30 days after the effective date of the registration statement for this offering, we will be in default under the promissory note and a penalty interest of 18% per annum will apply.

     OTHER TRANSACTIONS WITH RELATED PARTIES

     In October 1996, in consideration for the sale of patents to eRoomSystem Technologies, we agreed to pay $125,000 and issue 65,625 shares of common stock to Steven L. Sunyich. In fiscal year 1999, Mr. Sunyich converted the remaining principal balance of $70,750 into 23,583 shares of Series B convertible preferred stock.

     In 1997, Kelley Family Trust and Toleman Family Trust, both of which are controlled by Steven L. Sunyich, our president, chief executive officer and chairman, purchased 84,375 and 118,125 shares of common stock, respectively, at a price of $4.67 per share, evidenced by demand promissory notes bearing simple interest at the rate of 7% per annum. On October 1, 1999, the board called the demand promissory notes of Kelley Family Trust and Toleman Family Trust. The demand promissory notes were defaulted upon and the shares of common stock were returned to us and retired.

     In 1997, Derek K. Ellis, our chief financial officer, purchased 120,375 shares of common stock at a price of $4.67 per share, evidenced by a demand promissory note bearing simple interest at the rate of 7% per annum. On October 1, 1999, the board called the demand promissory note of Mr. Ellis. The demand promissory note was defaulted upon and the shares of common stock were returned to us and retired.

     In 1997, Gregory L. Hrncir, our general counsel and secretary, purchased 50,625 shares of common stock through DM Trust at a price of $4.67 per share, evidenced by a demand promissory note bearing simple interest at the rate of 7% per annum. On October 1, 1999, the board called the demand promissory notes of DM Trust. The demand promissory note was defaulted upon and the shares of common stock were returned to us and retired.

     In 1998, Derek K. Ellis, our chief financial officer, loaned $10,545 to us evidenced by a promissory note. On September 1, 1999, we entered into an agreement with Mr. Ellis whereby we agreed to convert the outstanding indebtedness due on this promissory note into shares of Series B convertible preferred stock. As a result, we issued 3,742 shares of Series B convertible preferred stock and 2,989 shares of our common stock to Mr. Ellis.


     Steven L. Sunyich, our president, chief executive officer and chairman, loaned the sum of $205,209 to us, as evidenced by a promissory note dated January 1, 1999. In addition, William R. Shupe, a former executive officer and former consultant, loaned the sum of $83,411 to us, as evidenced by a promissory note dated January 1, 1999. On September 1, 1999, we entered into agreements whereby we agreed to convert the outstanding indebtedness due on these promissory notes. As a result, we issued 72,434 shares of Series B convertible preferred stock and 51,983 shares of our common stock to Mr. Sunyich and 29,808 shares of Series B convertible preferred stock and 25,377 shares of our common stock to Mr. Shupe.

     The funds loaned by Mr. Sunyich and Mr. Shupe were originally loaned to them by Riggs Family Partnership, an entity owned and controlled by Mr. Shupe. Upon inquiry, we were advised that the loans by Riggs Family Partnership had been obtained from the proceeds of what may have been an unregistered offering of our common stock by Riggs Family Partnership and Mr. Shupe. Through this offering, Riggs Family Partnership sold shares of our common stock held by two of our stockholders. We have been advised that, from April 1998 through March 1999, Riggs Family Partnership sold approximately 112,500 shares of our common stock to approximately 36 investors in exchange for approximately $1.3 million.

     Further, in December 1999, Riggs Family Partnership notified us of its intention to transfer to these investors approximately 60,000 additional shares of our common stock held by Riggs Family Partnership to offset the effect of our one-for-two reverse stock split. We have not been able to determine whether this unregistered offering was conducted by Riggs Family Partnership with the benefit of a state or federal exemption from registration. As a result, Riggs Family Partnership and Mr. Shupe may be subject to an examination by administrative agencies with respect to its offers and sales of our common stock or may be subject to demand for rescission by the purchasers of our common stock. Despite the possible exposure of Riggs Family Partnership and Mr. Shupe to liability, we did not have any control over Riggs Family Partnership or Mr. Shupe and did not participate in the actual offer and sale of our common stock to these purchasers.

     On May 30, 1999, the SBD Limited Partnership, an entity controlled by Mr. Sunyich, executed a promissory note in favor of eRoomSystem Technologies in the original principal amount of $1,590,000 in consideration for the issuance of 198,750 shares of our common stock. The purpose of the issuance was to assist eRoomSystem Technologies in complying with the stock pledge requirements mandated by the terms of the $1,500,000 loan from RSG Investments. On September 28, 1999, as a result of a settlement agreement with RSG Investments, the 198,750 shares of common stock were returned to the SBD Limited Partnership. Immediately thereafter, the SBD Limited Partnership surrendered the 198,750 shares of common stock to eRoomSystem Technologies in exchange for the cancellation of the promissory note. The shares of common stock were booked as treasury stock and have been retired.


     On December 7, 1999 and February 14, 2000, Mr. Sunyich formally assigned to eRoomSystem Technologies Patent No. 4,939,352 and Patent Nos. 4,857,714 and 4,883,948, respectively. These patents relate to credit card point of sale technology. Each of the patent assignments have been filed with the United States Patent and Trademark Office. The assignments finalized the sale of such patents by Mr. Sunyich to us. In exchange, we issued 65,625 shares and a promissory note in the principal amount of $125,000 to Mr. Sunyich. After paying down the promissory note to approximately $70,750, we converted the remaining outstanding principal and interest into 23,583 shares of Series B convertible preferred stock.

     The terms of each of the affiliate transactions were as favorable to the issuer or its affiliates as those generally available from unaffiliated third parties. We lacked sufficient disinterested independent directors to ratify the affiliate transactions at the time the transactions were initiated. All future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. All future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of our common stock as of June 30, 2000 and as adjusted to reflect the sale of the shares of common stock in this offering by:

     - each person or entity known by us to own beneficially more than five percent of our common stock;

     - our chief executive officer, our directors and our director designees, individually; and

     - all of our executive officers, directors and director designees, as a group.

     The beneficial ownership is calculated based on 2,350,923 shares of our common stock outstanding as of June 30, 2000 and 6,221,699 shares outstanding immediately following the completion of this offering. The shares of common stock outstanding immediately following the completion of this offering reflect the 1,800,000 shares of common stock to be sold, and 400,000, 1,541,985 and 128,791 shares of common stock as a result of the conversion of Series A, Series B and Series C convertible preferred stock, respectively, upon the completion of this offering. The conversion of preferred stock into common stock was calculated upon the assumption that the initial public offering price will be $9.00 per share.

     Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Below, the column titled "Number of Shares Beneficially Owned" includes all shares listed in the column titled "Shares Issuable Upon Exercise of Stock Options or Warrants." Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. Shares issuable upon the exercise of options that are currently exercisable or become exercisable within sixty days of June 30, 2000 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares of our common stock held by another individual.

     Unless otherwise indicated, the address of the following stockholders is c/o eRoomSystem Technologies, Inc., 3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada 89109.



                                                                                        PERCENTAGE OF SHARES
                                                                   NUMBER OF              BENEFICIALLY OWNED
                                                                    SHARES               --------------------
NAME OF EXECUTIVE OFFICER, DIRECTOR                               BENEFICIALLY      PRIOR TO THE        AFTER THE
AND DIRECTOR DESIGNEES                                               OWNED            OFFERING 1         OFFERING
----------------------                                            ------------      ------------        -----------
Steven L. Sunyich2                                                   810,001             25.8%              12.3%
Derek K. Ellis3                                                      171,686              6.6%               2.7%
Gregory L. Hrncir4                                                   126,822              5.1%               2.0%
Lawrence S. Schroeder5                                                58,598              2.4%               0.9%
Dr. Alan C. Ashton6                                                  404,734              6.3%               6.4%
S. Leslie Flegel7                                                    122,576              4.7%               1.9%
John J. Prehn8                                                       123,457              0.0%               2.0%
All of our executive officers, directors and director              1,871,472             40.8%              25.8%
    designees as a group (8 persons)

GREATER THAN FIVE PERCENT STOCKHOLDER
--------------------------------------
Pacific Acquisition Group II, LLC9
23501 Park Sorrento, Suite 213-B                                     149,333              6.4%               2.4%
Calabasas, California  91302



---------------
         1 The percentage of shares beneficially owned prior to the offering has been calculated by using each person's beneficial ownership less shares issuable upon conversion of our convertible preferred stock. We have excluded these shares since these shares are only issuable upon the consummation of our offering.

         2 Reflects beneficial ownership of 60,492 shares of common stock, 270,563 shares of common stock held by trusts for which Mr. Sunyich acts as trustee and his family members are beneficiaries, 107,747 shares of common stock as a result of the conversion of Series B convertible preferred stock upon the completion of this offering, and options to purchase an aggregate of 371,199 shares of common stock. The options held by Mr. Sunyich are immediately exercisable.


         3 Reflects beneficial ownership of 4,206 shares of common stock, 5,569 shares of common stock as a result of the conversion of Series B convertible preferred stock upon the completion of this offering, and options to purchase an aggregate of 161,911 shares of common stock. The options held by Mr. Ellis are immediately exercisable.

         4 Reflects beneficial ownership of 1,875 shares of common stock and options to purchase an aggregate of 124,947 shares of common stock. The options held by Mr. Hrncir are immediately exercisable.
         5 Reflects beneficial ownership of options to purchase 58,598 shares of common stock. The options held by Mr. Schroeder are immediately exercisable.
         6 Ash Capital, controlled by Dr. Ashton, owns 12,507 shares of common stock, options to purchase 145,313 shares of common stock and 246,914 shares of common stock as a result of the conversion of Series B convertible preferred stock upon the completion of this offering. The options held by Ash Capital are immediately exercisable.
         7 Mr. Flegel's beneficial ownership consists of options to purchase 112,500 shares of common stock, a warrant to purchase 2,500 shares of common stock and 7,576 shares of common stock as a result of the conversion of Series C convertible preferred stock upon the completion of this offering. The options and warrants held by Mr. Flegel are immediately exercisable.
         8 Mr. Prehn's beneficial ownership consists of 123,457 shares of common stock held in the name of RSG Investments as a result of the conversion of 166,667 shares of Series B convertible preferred stock upon completion of this offering. Mr. Prehn is a member of RSG Investments.
         9 Pacific Acquisition Group II, LLC is solely controlled and beneficially owned by James E. Hock, Jr.

                          DESCRIPTION OF CAPITAL STOCK

     eRoomSystem's authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value; 5,000,000 shares of preferred stock, $0.001 par value; 500,000 shares of Series A convertible preferred stock, $0.001 par value; 2,500,000 shares of Series B convertible preferred stock, $0.001 par value; and 2,000,000 shares of Series C convertible preferred stock, $0.001 par value. Our current authorized capital was effected through an amendment and restatement of our articles of incorporation on March 29, 2000.

     On September 28, 1999, our stockholders approved a reverse split of our common stock, including all common stock underlying our outstanding options and warrants, at the rate of one share for every two shares outstanding. Due to contractual anti-dilution rights which have since been terminated, 1,471,000 shares of our common stock were excluded from the one-for-two reverse stock split. This reverse stock split did not affect our Series A or Series B convertible preferred stock and has been retroactively reflected in this prospectus.

     On March 29, 2000, our stockholders approved a reverse split of our common stock, including all common stock underlying our outstanding options and warrants, at a rate of three shares for each four shares outstanding. Our three-for-four reverse stock split did not affect our Series A, Series B or Series C convertible preferred stock and has been retroactively reflected in this prospectus.

     As of June 30, 2000, and after giving effect to the one-for-two reverse stock split and the three-for-four reverse stock split of our common stock, there were outstanding 2,352,977 shares of common stock, 360,000 shares of Series A convertible preferred stock, 2,081,680 shares of Series B convertible preferred stock and 196,150 shares of Series C convertible preferred stock. As set forth below, there are outstanding options and warrants to purchase 2,502,963 shares of common stock as of June 30, 2000. We have reserved 2,000,000 shares of common stock for issuance pursuant to our stock option plan.

     COMMON STOCK

     As of June 30, 2000, our outstanding shares of common stock were held by approximately 400 stockholders. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. We do not allow cumulative voting of any kind, and are not required to do so under Nevada law. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock will be entitled to receive dividends, if any, as may be declared from time to time by the board out of legally available funds. Upon liquidation, dissolution, or winding up of eRoomSystem Technologies, the holders of common stock will be entitled to a pro rata share of our assets that are legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption, or conversion rights.

     We have made an application for listing of our common stock on the Nasdaq SmallCap Market. Assuming that we are listed initially, we must meet minimum criteria for continued listing in order to maintain the listing of our common stock on the Nasdaq SmallCap Market. As we have a history of operating losses and as there has not been a public market for our common stock, we may not be able to meet the requirements for continued listing on the Nasdaq SmallCap Market. In the event that our common stock no longer meets the listing requirements of the Nasdaq SmallCap Market, our common stock will most likely be traded on the OTC Bulletin Board or the National Quotation Bureau Pink Sheets. If our common stock is no longer traded on the Nasdaq SmallCap Market, the visibility of our common stock to the market will most likely be reduced.

     PREFERRED STOCK

     We are authorized to issue 5,000,000 shares of undesignated preferred stock. None of the undesignated preferred stock is issued or outstanding, and we have no present plans to issue shares of undesignated preferred stock. Although our board is empowered to issue one or more series of undesignated preferred stock with such rights, preferences, restrictions and privileges as may be fixed by our board, without further action by our stockholders, we will not offer any preferred stock to any officer, director or 5% stockholder except on the same terms it is offered to all other existing or new stockholders, or unless the issuance of any preferred stock is approved by a majority of our independent directors who did not have an interest in the transactions and who have access, at our expense, to our legal counsel or independent legal counsel. The issuance of the undesignated preferred stock could adversely affect the rights, including voting rights, of the holders of our common stock and could impede an attempted takeover of us.

     SERIES A CONVERTIBLE PREFERRED STOCK

     The rights of holders of common stock are subject to, and are adversely affected by, the rights of holders of Series A convertible preferred stock. We have 360,000 shares of Series A convertible preferred stock issued and outstanding out of 500,000 shares authorized. Series A convertible preferred stock is held by approximately 60 persons. Series A convertible preferred stock is subject to the following rights and preferences:

     CONVERSION RIGHTS. Shares of Series A convertible preferred stock automatically convert into eRoomSystem Technologies common stock immediately following the close of this offering. The Series A convertible preferred stock shall be converted into common stock on a 1:1 basis, provided that the price per share of the common stock in this offering is $10.00. If the price per share is less than $10.00, the conversion rate shall be $10.00 divided by the actual price per share.

     DIVIDENDS. Holders of Series A convertible preferred stock are cumulating an 8% annual dividend from November 14, 1998, payable quarterly in arrears out of legally available funds, subject to our ability to pay such dividends as limited by Nevada corporate law. To date, we have not paid dividends to holders of Series A convertible preferred stock.

     LIQUIDATION RIGHTS. In the event of a liquidation, dissolution or winding up of eRoomSystem Technologies, holders of Series A convertible preferred stock will be entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share, plus an amount equal to any unpaid dividends to the payment date, before any payment or distribution is made to the holders of common stock or any series or class of our stock hereafter issued that ranks junior as to liquidation rights of the Series A convertible preferred stock.

     VOTING RIGHTS. Holders of Series A convertible preferred stock may not vote on any matter, excluding matters affecting the rights of such shareholders or as required by law. In connection with any such vote, each outstanding share of Series A convertible preferred stock will be entitled to one vote.

     SERIES B CONVERTIBLE PREFERRED STOCK

     We have issued and outstanding 2,081,680 shares of Series B convertible preferred stock out of 2,500,000 shares authorized. Series B convertible preferred stock is held by approximately 100 persons. On April 12, 2000, the Series B convertible preferred stockholders approved an amendment to the Series B Certificate designating the rights, preferences and privileges thereof as follows:

     CONVERSION RIGHTS. Series B convertible preferred stock is automatically convertible upon the close of this offering into our common stock. The number of shares of common stock resulting from the conversion is determined through the following formula:


     2,081,680 shares            x           $3.00         =    Shares of common
     of Series B convertible         ----------------------         stock
     preferred stock                45% of initial public
                                        offering price

For example, if the initial public offering price is $9.00 per share, the outstanding shares of Series B convertible preferred stock shall be converted into 1,541,985 shares of common stock upon consummation of this offering.

     In the event we do not close this offering by September 28, 2000, holders of Series B convertible preferred stock shall have the option to convert each share of their Series B convertible preferred stock into 1.5 shares of common stock. Holders of Series B convertible preferred stock are subject to a "lock-up" restricting resale of the underlying shares of common stock for a period of nine months following closing of this offering.

     DIVIDENDS. Holders of Series B convertible preferred stock are entitled to an annual cumulative dividend of 6%, payable in the form of common stock at the rate of $3.00 per share, and subject to our ability to pay such dividends as limited by Nevada corporate law.

     LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of eRoomSystem Technologies, holders of Series B convertible preferred stock will be entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share, plus an amount equal to any unpaid dividends to the payment date, before any payment or distribution is made to the holders of common stock or any series or class of the our stock hereafter issued that ranks junior to the liquidation rights of Series B convertible preferred stock.

     VOTING RIGHTS. Holders of Series B convertible preferred stock may not vote on any matter, excluding matters affecting the rights of such shareholders or as required by law. In connection with any such vote, each outstanding share of Series B convertible preferred stock will be entitled to one vote. In addition, if we have not completed this offering by September 28, 2000, holders of Series B convertible preferred stock shall be accorded voting rights. Each share of Series B convertible preferred stock shall be entitled to one vote.

     SERIES C CONVERTIBLE PREFERRED STOCK

     We have issued and outstanding 196,150 shares of Series C convertible preferred stock out of 2,000,000 shares authorized. Series C convertible preferred stock is held by 12 persons. The shares of Series C convertible preferred stock are subject to the following rights and preferences:

     CONVERSION RIGHTS. Series C convertible preferred stock is automatically convertible upon the close of this offering into our common stock. The number of shares of common stock resulting from the conversion is determined through the following formula:


          196,150 shares of      x          $3.25          =    Shares of common
          Series C convertible       ----------------------           stock
          preferred stock             55% of initial public
                                        offering price

For example, if the initial public offering price is $9.00 per share, the outstanding shares of Series C convertible preferred stock shall be converted into 128,791 shares of common stock upon consummation of this offering.

     In the event we do not close this offering by January 31, 2001, shares of Series C convertible preferred stock shall be converted into shares of common stock at a rate of $3.30 per share instead of 55% of the initial public offering price.

     LOCK-UP. Series C convertible preferred stock is subject to a "lock-up" restricting the resale of the shares of common stock, issuable upon conversion, for a period of one year following the close of this offering, or for an additional period if mandated by Nasdaq.

     DIVIDENDS. Series C convertible preferred stock includes a 7% cumulative annual dividend, payable in cash, and is subject to our ability to pay such dividends as limited by Nevada law and payable when declared by our board.

     LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of eRoomSystem Technologies, holders of Series C convertible preferred stock will be entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share, plus an amount equal to any unpaid dividends to the payment date, before any payment or distribution is made to the holders of common stock or any series or class of our capital stock hereafter issued that ranks junior to the liquidation rights of the Series C convertible preferred stock.

     VOTING RIGHTS. Holders of Series C convertible preferred stock may not vote on any matter, excluding matters affecting the rights of such stockholders or as required by law. In connection with any such vote, each outstanding share of Series C convertible preferred stock shall be entitled to one vote.

     OPTIONS AND WARRANTS

     As of June 30, 2000, there are options and warrants outstanding to purchase 2,502,963 shares of common stock at exercise prices ranging from $1.00 to $16.00 per share with a weighted average exercise price per share of $5.77. These options and warrants are exercisable at various times through the third anniversary date of this offering. We will not grant any options or warrants to purchase common stock at an exercise price of less than 85% of the fair market value of our common stock on the date of grant.

     REGISTRATION RIGHTS

     In conjunction with the offering of Series B convertible preferred stock, we granted registration and participation rights with respect to our common stock pursuant to an agreement with Ash Capital and three other investors dated September 30, 1999. These stockholders may make a demand to have the shares of common stock underlying their shares of Series B convertible preferred stock, or the Registrable Shares, or to participate in the registration of shares of common stock. The right to demand or participate in the registration of shares of common stock is suspended if such registration is prior to March 31, 2001, is prior to nine months following the last closing of our initial public offering, or is after eRoomSystem Technologies has effected two prior registrations pursuant to the registration rights granted hereunder where each registration has remained effective for at least 90 days. The costs related to registration expenses, such as filing fees, legal expenses and printing expenses, will be paid by us and the costs related to selling expenses, such as underwriting discounts, selling commissions and stock transfer taxes, will be paid by the holders of Registrable Shares.

     In the context of an underwritten offering, the holders of Registrable Shares acknowledge that the managing underwriter may limit the number of shares to be underwritten and require the pro rata reduction in the shares to be registered. Further, the holders of Registrable Shares agree that such shares will not be resold during a period beginning 15 days before the effective date of the registration statement and continuing until the earlier of the abandonment of the proposed public offering or 90 days after the last closing in the public offering period.

     In conjunction with our July 1996 through March 1997 notes offering, we distributed offering documents that contained a statement that made reference to demand and piggy-back registration rights for the shares of common stock underlying the warrants granted in the offering. These purported registration rights apply to 322,125 shares of common stock. We have not solicited or obtained waivers from the holders of these registration rights with respect to our initial public offering since we believe that sufficient grounds exist to deny such rights.

     Pursuant to our April 1997 through December 1997 units offering, we granted registration rights to the purchasers of units where such purchasers possessed the right to demand registration and piggy-back registration for the shares of common stock purchased. These registration rights apply to 372,375 shares of common stock. We have not solicited or obtained waivers from the holders of these registration rights with respect to our initial public offering since the shares were purchased over two years ago and are freely tradable pursuant to Rule 144(k) of the Securities Act.

     Pursuant to our January 1998 through March 1998 common stock offering, we granted purchasers of common stock the right to piggy-back the registration of their shares onto a future registration statement of eRoomSystem Technologies for a public offering. The determination of whether the shares of common stock purchased by these investors will be included in a future registration statement will be dependent upon the underwriter or underwriters for the public offering, as the underwriter or underwriters would have final discretion as to which shares of common stock will be registered. We have not solicited or obtained waivers from the holders of these registration rights with respect to our initial public offering since the shares were purchased over two years ago and are freely tradable pursuant to Rule 144(k) of the Securities Act.

     Pursuant to an offshore subscription agreement dated as of April 13, 2000, we granted registration rights for the 200,000 shares of common stock issued to the selling stockholders in connection with the bridge loan. In accordance with these registration rights, these shares of common stock have been registered in conjunction with this initial public offering. In addition, we have agreed to have a registration statement for these shares declared effective within 180 days of the closing of the bridge loan. The selling stockholders are prohibited from selling their shares of common stock until 180 days after the closing of this offering, or for a longer period as required by the

National Association of Securities Dealers, Inc. or the Nasdaq Stock Market not to exceed one year. Due to this lock-up restriction, the 200,000 shares of common stock issued to the selling stockholders have been registered pursuant to the registration statement for this offering, but have not been included as part of this prospectus.

     2000 REVERSE STOCK SPLIT

     On March 29, 2000, our board and a majority of our stockholders approved by written consent our three-for-four reverse stock split. This reverse stock split affects all shares of common stock outstanding and underlying our options and warrants, but does not affect the Series A, Series B and Series C convertible preferred stock.

     NEVADA LAW, OUR ARTICLES OF INCORPORATION AND BYLAWS

     Some of the provisions of our articles of incorporation and bylaws may have the effect of discouraging some types of transactions that involve an actual or threatened change of control of eRoomSystem Technologies, which in turn could limit your ability to sell your shares at a premium. Some of these provisions are summarized below.

     SIZE OF BOARD AND ELECTION OF DIRECTORS. Our articles of incorporation and bylaws, when read together, provide for a minimum of two and a maximum of nine persons to serve on the board. However, the number of directors may be increased or decreased by a resolution adopted by the affirmative vote of a majority of the board. Removal of a director requires two-thirds vote of the outstanding shares of our common stock.

     STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws provide for advance notice requirements for stockholder nominations and proposals at annual meetings of our stockholders. Stockholders may nominate directors or submit other proposals only upon written notice to eRoomSystem Technologies not less than 120 days nor more than 150 days prior to the anniversary of the date of the notice to stockholders of the previous year's annual meeting. A stockholder's notice also must contain additional information, as specified in the bylaws. The board may reject proposals that are not made in accordance with the procedures contained in the bylaws or that are not properly the subject of stockholder action.

     CALLING SPECIAL STOCKHOLDER MEETINGS; STOCKHOLDER ACTION WITHOUT A MEETING. Matters to be acted upon by the stockholders at special meetings are limited to those specified in the notice of the meeting. A special meeting of stockholders may be called by the board, the Chairman or the president of eRoomSystem Technologies by resolution of the board or at the request in writing of stockholders holding at least 10% of the outstanding shares entitled to vote at the special meeting. As allowed by Nevada law, the bylaws provide that any action by written consent of stockholders in lieu of a meeting must be signed by the holders of at least a majority of the voting power.

     PREFERRED STOCK. We are authorized to issue 5,000,000 shares of undesignated preferred stock, commonly referred to as "blank check" preferred stock. None of the undesignated preferred stock is issued or outstanding, and we have no present plans to issue shares of undesignated preferred stock. Our board is empowered to issue one or more series of undesignated preferred stock with such rights, preferences, restrictions and privileges as may be fixed by our board, without further action by our stockholders. The issuance of the undesignated preferred stock could adversely affect the rights, including voting rights, of the holders of our common stock and could impede an attempted takeover of us.

     NEVADA ANTI-TAKEOVER STATUTES. Nevada law provides that an acquiring person who acquires a controlling interest in a Nevada corporation may only exercise voting rights on any control shares if those voting rights are conferred by a majority vote of the corporation's disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, any of our stockholders, who did not vote in favor of authorizing voting rights for the control shares, are entitled to payment for the fair value of his shares. A "controlling interest" is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. "Control shares" are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

     In addition, Nevada law restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder is approved by the board before the stockholder became an interested stockholder. If the combination was not previously approved, the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer meets the fair price criteria.

     An "interested stockholder" is a person who is:

     - the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of a corporation; or

     - an affiliate or associate of a corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of a corporation.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage some types of transactions that may involve actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. These provisions may also have the effect of preventing changes in our management.

     As a result of the potential adverse effects of these provisions on our stockholders, on July 11, 2000, our board approved the second amendment and restatement of our articles of incorporation whereby eRoomSystem Technologies elected not to be governed by the Nevada laws relating to an acquisition of a controlling interest in a Nevada corporation and a business combination with an interested stockholder. On July 12, 2000, our stockholders approved this second amendment and restatement of our articles of incorporation. Under Nevada law, the amendment to our articles of incorporation is not effective until 18 months after July 12, 2000 and will not apply to any combination of eRoomSystem Technologies with an interested stockholder whose date of acquiring our shares is on or before July 12, 2000.

     TRANSFER AGENT

     Our transfer agent is American Stock Transfer and Trust Company. Its address is 40 Wall Street, New York, New York 10005, and its telephone number is
(718) 921-8360.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse or are released could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

     Upon completion of the offering, we will have 6,223,753 shares of common stock outstanding. Of these shares, the 1,800,000 shares sold in the offering, plus any shares issued upon exercise of the underwriter's over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors and/or 10% stockholders.


     Of the remaining 4,423,753 shares outstanding, 200,000 shares of common stock issued in conjunction with our bridge loan will be registered in conjunction with this offering. Since these selling stockholders are subject to a lock-up of their shares of 180 days, or such additional period as required by the National Association of Securities Dealers, Inc. or the Nasdaq Stock Market not to exceed one year, the shares have not been included as part of this prospectus.


     The balance of 4,223,753 shares outstanding are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 144(k) promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

     Our directors, officers and selected stockholders will enter into lock-up agreements in connection with this offering generally providing that, without first obtaining the written consent of the underwriter representative:

     - they will not offer or sell any of our common stock owned by them during the first 18 months following the closing of this offering;

     - they will not offer or sell more than 10% of our common stock owned by them in any of the next two consecutive calendar quarters after the initial 18-month period; and

     - they will not offer or sell more than the lesser of 25% of our outstanding common stock owned by them or the number of shares which may be sold pursuant to the volume limitation of Rule 144(e) under the Securities Act, in any of the next four calendar quarters thereafter.


These stockholders have also agreed that, during the four-year period from the closing of this offering, they will not sell shares of our common stock in excess of the volume limitations of Rule 144(e) even though Rule 144(k) may be available. The underwriter representative may elect to release such stockholders from their respective lock-up agreements if, in the sole discretion of the underwriter representative, the sales of common stock will not disrupt an orderly market for our common stock.

     Taking into account the lock-up agreements, and assuming the underwriter representative does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

     - Beginning on the date of this prospectus, all shares sold in this offering and up to 1,044,251 shares pursuant to Rule 144(k) will be immediately available for sale in the public market, excluding shares subject to lock-up arrangements.

     _ Beginning 90 days after the date of this prospectus, 95,430 shares will be eligible for sale subject to volume limitations, as explained below, pursuant to Rule 144.

     In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - one percent of the number of shares of common stock then outstanding which will equal approximately 62,217 shares immediately after the offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

     In addition, we intend to file a registration statement on Form S-8 under the Securities Act within 90 days following the date of this prospectus to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under our stock option plan will also be freely tradable in the public market. However, shares held by affiliates will be subject to lock-up agreements and the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resaleable under Rule 701. As of June 30, 2000, there were outstanding options and warrants for the purchase of 2,502,963 shares of common stock, of which 2,440,109 shares were vested and exercisable.

                                  UNDERWRITING

     We have entered into an underwriting agreement with the underwriters named below. Donald & Co. Securities Inc., or Donald, is acting as the representative of the underwriters. The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

UNDERWRITERS                                               NUMBER OF SHARES
------------                                               ----------------
Donald & Co. Securities Inc. ........................
Monness, Crespi, Hardt & Co., Inc. ..................
L.H. Friend, Weinress, Frankson & Presson, LLC ......
Huntleigh Securities Corp. ..........................
Smith Moore & Co. ...................................
Ramirez & Co., Inc. .................................

TOTAL                                                             1,800,000
                                                           =====================


     This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus if any shares are purchased, other than those shares covered by the over-allotment option described below. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

     The initial public offering price was determined through negotiations between the underwriters and us and may not be representative of the price that will prevail in the open market. Since there has not been a public market for our common stock prior to this offering, the price of our common stock may be highly volatile as a result of its response to a variety of factors. Some of these factors include actual or anticipated fluctuations in our annual and quarterly operating results, our ability to execute our business plan and meet our projected growth, additions or departures of key personnel, changes in financial estimates by securities analysts, and general economic, industry and market conditions.

     The representative has advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to securities dealers at such price less a concession of $________ per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $_______ per share to other dealers. The representatives will not change the offering price and other selling terms to public purchasers prior to the completion of this offering.

     We have granted the representatives an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the representatives to purchase a maximum of 270,000 additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $18,630,000, the total proceeds to us will be $16,999,875 and our net proceeds, after paying the underwriting discount and other expenses related to this offering will be approximately $16.2 million.

         The following table provides information regarding the amount of the discount to be received by the underwriters.



                            TOTAL WITHOUT EXERCISE OF         TOTAL WITH FULL EXERCISE OF
PER SHARE                     OVER-ALLOTMENT OPTION              OVER-ALLOTMENT OPTION
----------------------    ------------------------------     -------------------------------

 $                         $                                  $


     We will pay all of the total expenses of the offering, which we estimate will be approximately $__________, or $__________ if the over-allotment is exercised. In addition, we will pay to Donald $162,000 for its expenses, $186,300 if the over-allotment is exercised, of which we have paid $25,000. We have agreed to indemnify the underwriters against specific liabilities, including liabilities under the Securities Act.

     Our officers and directors have agreed that they will not, without the prior written consent of Donald, directly or indirectly:

     - they will not offer or sell any of our common stock owned by them during the first 18 months following the closing of this offering;

     - they will not offer or sell more than 10% of our common stock owned by them in any of the next two consecutive calendar quarters after the initial 18-month period; and

     - they will not offer or sell more than the lesser of 25% of our common stock owned by them or the number of shares which may be sold pursuant to the volume limitation of Rule 144 under the Securities Act, in any of the next four calendar quarters thereafter.


Our officers and directors have also agreed that, during the four-year period from the closing of this offering, they will not sell shares of our common stock in excess of the volume limitations of Rule 144(e) even though Rule 144(k) may be available.

     In addition, for a two year period we will not sell securities to raise money or issue any options or warrants below the then current market price without Donald's consent.

     We and Donald will enter into a financial consulting agreement providing for Donald, or its designee, to act as financial consultant to us for a 12 month period for a fee of $72,000, payable at a rate of $6,000 per month.

     We have granted Donald for a period ending on the third anniversary of the closing of this offering, the right to have Donald's designee present at meetings of the board and each of its committees subject to our right to exclude such designee under limited circumstances. The designee will be entitled to the same notices and communications sent by us as we gave to our directors and will attend directors' and committees' meetings, but will not be entitled to vote at such meetings. Such designee will also be entitled to receive the same compensation payable to directors as members of the board and its committees and all reasonable expenses in attending such meetings. As of the date of this prospectus no designee has been selected.

     In connection with this offering, we have agreed to sell to Donald, for nominal consideration, warrants to purchase up to an aggregate of 180,000 shares of common stock exercisable initially at 120% of the initial public offering price per share for a period of four years beginning one year from the date hereof. These warrants contain antidilution provisions providing for adjustment of the exercise price upon:

     - the issuance of common stock, or securities exercisable or convertible into common stock, at a price less than the exercise price; and

     - any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction.

In addition, the warrants grant to the holders rights commencing one year from the date of this prospectus to have common stock issued upon exercise of the warrants registered under the Securities Act. These rights include the right to require us to register these shares for a four year period and the right to include these shares for a six year period in a registration statement filed by us.

     Subject to the underwriters' discretion, a limited number of shares of common stock may be purchased by our full-time employees. We have made arrangements that any full-time employees may pay for such shares through payroll deduction.

     Rules of the Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the following rules:

     - Stabilizing transactions -- The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of shares, so long as stabilizing bids do not exceed a specified maximum.

     - Over-allotments and syndicate covering transactions -- The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

     - Penalty bids -- If the representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

     Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq SmallCap Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

     Donald received a fee as a placement agent with respect to a portion of shares of Series B convertible preferred stock sold from March 1999 through October 1999. In March and April 2000, Donald received a fee for acting as our private placement agent with respect to the sale of units consisting of Series C convertible preferred stock, convertible subordinated promissory notes and warrants to purchase common stock. In addition, Donald received a finder's fee of $27,500 for facilitating the bridge loan.

     In addition to the shares registered on behalf of eRoomSystem Technologies, the registration statement registers 200,000 shares on behalf of selling stockholders. Since these selling stockholders are subject to a lock-up of their shares of 180 days, or such additional period as required by the National Association of Securities Dealers, Inc. or the Nasdaq Stock Market not to exceed one year, the shares have not been included as part of this prospectus. Once the lock-up period expires, we will file a post-effective amendment to the registration statement or a prospectus supplement with respect to the shares held by the selling stockholders. In the post-effective amendment to the registration statement or prospectus supplement, we will disclose, to the extent possible, the selling price and selling terms of the selling stockholder shares and the maximum compensation to be received by a member of the National Association of Securities Dealers in connection with the sale of the selling stockholder shares. In addition, the compensation to be received, if any, by a member of the National Association of Securities Dealers and the underwriting documents to be used, if any, will be submitted for approval to the National Association of Securities Dealers prior to the release of the shares for sale.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Kummer Kaempfer Bonner & Renshaw, Las Vegas, Nevada. Certain legal matters in connection with the offering will be passed upon for the underwriters by Parker Duryee Rosoff & Haft, New York, New York.

                                     EXPERTS

     The consolidated balance sheets as of December 31, 1998 and 1999, and the consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended have been included in this prospectus in reliance on the report of Hansen, Barnett & Maxwell, Salt Lake City, Utah, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                              CHANGE IN ACCOUNTANTS

     In September 1999, we engaged the firm of Arthur Andersen LLP to audit our financial statements for the fiscal years ended December 31, 1998 and 1999. On March 31, 2000, we received a letter in which Arthur Andersen resigned as our independent auditors due to its determination that its independence had been impaired. Arthur Andersen did not issue a report for our financial statements for the last two fiscal years. The resignation of Arthur Andersen was not based upon a disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure while Arthur Andersen was engaged by us. On April 4, 2000, our board approved the retention of Hansen, Barnett & Maxwell as our independent auditors.

                              AVAILABLE INFORMATION

     We have filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits, portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and the common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits without charge at the public reference facilities the Commission maintains at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. You may obtain copies of all or any part of these materials from the Commission upon the payment of the fees prescribed by the Commission. You may also inspect these reports and other information without charge at a website maintained by the Commission. The address of this site is http://www.sec.gov. You may also obtain information on the operation of the public reference facilities of the Commission at 1-800-732-0330.

     Upon completion of this offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934 and will be required to file reports, proxy statements and other information with the Commission. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the Commission and at the Commission's regional offices at the addresses noted above. You also will be able to obtain copies of this material from the Public Reference Section of the Commission as described above, or inspect them without charge at the Commission's website. We have applied for quotation of our common stock on the Nasdaq SmallCap Market. If we receive approval for quotation on the Nasdaq SmallCap Market, then you will be able to inspect reports, proxy and information statements and other information concerning us at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




      Report of Independent Certified Public Accountants................F-2

      Consolidated Balance Sheets.......................................F-3

      Consolidated Statements of Operations.............................F-5

      Consolidated Statements of Stockholders' Deficit..................F-6

      Consolidated Statements of Cash Flows............................F-11

      Notes to Consolidated Financial Statements.......................F-13

   HANSEN, BARNETT & MAXWELL
  A Professional Corporation
  CERTIFIED PUBLIC ACCOUNTANTS

                                                        (801) 532-2200
  Member of AICPA Division of Firms                    Fax (801) 532-7944
        Member of SECPS                           345 East Broadway, Suite 200
  Member of Summit International                 Salt Lake City, Utah 84111-2693
        Associates, Inc.                                www.hbmcpas.com


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and the Stockholders eRoomSystem Technologies, Inc.

We have audited the accompanying consolidated balance sheets of eRoomSystem Technologies, Inc. (a Nevada corporation) and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eRoomSystem Technologies, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations (excluding non-cash compensation expense (income)) and as of December 31, 1999 had a working capital deficit of $2,650,616, a stockholders' deficit of $23,852, and was in default under certain debt agreements. During the years ended December 31, 1998 and 1999, the Company's operations used $2,931,871 and $2,304,807 of cash, respectively. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



                                            HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
April 13, 2000, except for the third paragraph of Note 1, as to which the date is June 2, 2000
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS



                                                                            December 31,
                                                                   --------------------------------
                                                                                                          March 31,
                                                                       1998               1999              2000
                                                                   --------------     -------------     --------------
                                                                                                        (Unaudited)
CURRENT ASSETS:
   Cash.....................................................       $      1,850        $   113,252       $    14,575
   Accounts receivable, net of allowance for doubtful
     accounts of $3,900, $15,000 and $15,000 (unaudited),
     respectively...........................................             35,655             40,213            13,287
   Inventories..............................................          1,488,354            697,033           999,000
   Prepaid expenses and other...............................              1,250              6,250            38,698
                                                                   --------------     -------------     --------------

                Total Current Assets........................          1,527,109            856,748         1,065,560
                                                                   --------------     -------------     --------------
Refreshment Centers in Service, net of accumulated
   depreciation of $3,895, $3,858 and $5,031 (unaudited),
   respectively.............................................            362,266            169,791           132,579
                                                                   --------------     -------------     --------------

PROPERTY AND EQUIPMENT:
   Production equipment.....................................            138,908            138,908           167,384
   Computer equipment.......................................            130,951            171,666           173,925
   Vehicles and other.......................................             76,857             76,857            46,379
                                                                   --------------     -------------     --------------
                                                                        346,716            387,431           387,688

                                                                   --------------     -------------     --------------
   Less accumulated depreciation and amortization...........           (203,381)          (264,946)         (269,334)
                                                                   --------------     -------------     --------------

                Net Property and Equipment..................            143,335            122,485           118,354

INVESTMENT IN WHOLLY OWNED, UNCONSOLIDATED SUBSIDIARY.......                 --          2,535,976         2,572,419
                                                                   --------------     -------------     --------------

OTHER ASSETS:
     Patents and license rights, net of accumulated
       amortization of $155,211, $222,710 and $239,585
       (unaudited), respectively............................            317,279            249,780           232,905
     Deferred offering and financing costs, net of
       accumulated amortization of $749,457, $0 and $0
       (unaudited), respectively............................                884             88,000           465,834
     Deposits and other.....................................            169,416            327,851           454,472
                                                                   --------------     -------------     --------------

                Total Other Assets..........................            487,579            665,631         1,153,211
                                                                   --------------     -------------     --------------

Total Assets................................................        $ 2,520,289        $ 4,350,631       $ 5,042,123
                                                                   ==============     =============     ==============

          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' DEFICIT



                                                                                                                March 31,
                                                                                                                 2000 Pro
                                                                December 31,                                      Forma
                                                      ---------------------------------                       Stockholders'
                                                                                                                  Deficit
                                                           1998              1999          March 31, 2000        (Note 2)
                                                      ---------------   ---------------    ---------------    ---------------
                                                                                            (Unaudited)        (Unaudited)
CURRENT LIABILITIES
   Notes payable and current portion of long-term
     debt, net of discount of $0, $0 and $30,490,
     respectively.................................     $  2,872,570      $  1,560,458       $  2,114,542
   Current portion of capital lease obligations...           13,212            22,061             24,506
   Accounts payable...............................        1,186,995           987,013            942,407
   Accrued liabilities............................          240,475           332,835            464,243
   Accrued interest...............................          293,024           290,117            425,864
   Customer deposits..............................           51,010            93,470            136,858
   Deferred revenue...............................           63,875            58,868             30,660
   Notes payable to stockholder...................          145,750                --                 --
   Preferred stock dividends payable..............           18,541           162,542            198,443
                                                      ---------------   ---------------    ---------------
       Total Current Liabilities..................        4,885,452         3,507,364          4,337,523
                                                      ---------------   ---------------    ---------------
LONG-TERM DEBT, net of current portion............           11,719           812,022            947,215
                                                      ---------------   ---------------    ---------------
CAPITAL LEASE OBLIGATIONS, net of current portion.           51,223            55,097             47,198
                                                      ---------------   ---------------    ---------------
COMMITMENTS AND CONTINGENCIES (Notes 1, 4, 5 and 9)
STOCKHOLDERS' DEFICIT:
   Series A convertible preferred stock, $0.001
     par value; 500,000 shares authorized;
     360,000 shares outstanding at December 31,
     1998 and 1999 and March 31, 2000 and none
     pro forma; liquidation preference $3,798,443
     at December 31, 1999 and March 31, 2000 and
     none pro forma...............................        1,332,953         1,332,953          1,332,953                 --
   Series B convertible preferred stock, $0.001
     par value; 2,500,000 shares authorized,
     2,081,680 shares outstanding at December 31,
     1999 and March 31, 2000 and none pro forma;
     liquidation preference $20,816,800 at
     December 31, 2000 and March 31, 2000 and
     none pro forma...............................               --         6,171,196          6,482,592                 --
   Series C convertible preferred stock, $0.001
     par value; 2,000,000 shares authorized,
     161,535 shares outstanding at March 31,
     2000; liquidation preference of $1,615,350
     at March 31, 2000 and none pro forma.........               --                --            456,407                 --
   Undesignated preferred stock, $0.001 par
     value; 5,000,000 shares authorized; no
     shares outstanding and none pro forma........               --                --                 --                 --
   Common stock, $0.001 par value; 50,000,000
     shares authorized; 3,531,311, 2,217,291 and
     2,109,387 shares outstanding, respectively,
     and 4,157,433 shares pro forma...............            3,532             2,218              2,110              4,157
   Additional paid-in capital.....................        8,670,586         6,265,284          5,961,583         19,119,738
   Warrants and options outstanding...............        1,043,362           728,538          1,454,309          1,454,309
   Notes receivable from stockholders.............       (4,073,941)         (840,000)          (615,000)          (615,000)
   Accumulated deficit............................       (9,404,597)      (13,684,041)       (15,364,767)       (20,253,017)
                                                      ---------------   ---------------    ---------------    ---------------
       Total Stockholders' Deficit................       (2,428,105)          (23,852)          (289,813)          (289,813)
                                                      ---------------   ---------------    ---------------    ===============
Total Liabilities and Stockholders' Deficit           $   2,520,289     $   4,350,631      $   5,042,123
                                                      ===============   ===============    ===============


          See accompanying notes to consolidated financial statements.

                  EROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                          Years Ended December 31,           Three Months Ended March 31,
                                                      ----------------------------------   ---------------------------------
                                                           1998              1999               1999               2000
                                                      ---------------   ----------------   ---------------    --------------
                                                                                                      (Unaudited)
REVENUE
   Product sales..................................     $     916,650     $     144,282      $          --      $          --
   Revenue sharing arrangements...................            46,524           213,654             64,341              9,162
   Maintenance fees...............................            48,288           182,581             49,567             39,937
                                                      ---------------   ----------------   ----------------   ---------------
       Total Revenue..............................         1,011,462           540,517            113,908             49,099
                                                      ---------------   ----------------   ----------------   ---------------
COST OF REVENUE:
   Product sales..................................           711,355           118,010                 --                 --
   Revenue sharing arrangements...................            21,104           165,995             39,409              7,073
   Maintenance....................................            60,797            78,518              5,260              7,020
                                                      ---------------   ----------------   ----------------   ---------------
       Total Cost of Revenue......................           793,256           362,523             44,669             14,093
                                                      ---------------   ----------------   ----------------   ---------------
GROSS MARGIN......................................           218,206           177,994             69,239             35,006
                                                      ---------------   ----------------   ----------------   ---------------
OPERATING EXPENSES:
   Selling, general and administrative (exclusive
     of non-cash compensation expense of $3,955
     and $(105,004), $0 and $491,825,
     respectively)................................         2,058,150         2,387,811            422,442            520,344
   Research and development.......................           284,532           271,230             73,231             49,788
   Non-cash compensation expense..................             3,955           105,005                 --            491,825
                                                      ---------------   ----------------   ----------------   ---------------
       Total Operating Expenses...................         2,346,637         2,764,046            495,673          1,061,957
                                                      ---------------   ----------------   ----------------   ---------------
LOSS FROM OPERATIONS..............................        (2,128,431)       (2,586,052)          (426,434)        (1,026,951)
                                                      ---------------   ----------------   ----------------   ---------------
OTHER INCOME (EXPENSE):
   Interest expense...............................        (1,922,638)       (1,444,532)          (341,429)          (303,650)
   Equity in income of unconsolidated, wholly
     owned subsidiary.............................                --           147,615                 --             88,296
   Interest and other income......................           312,573           210,794             67,336              2,336
                                                      ---------------   ----------------   ----------------   ---------------
       Other Expense, Net.........................        (1,610,065)       (1,086,123)          (274,093)          (213,018)
                                                      ---------------   ----------------   ----------------   ---------------
Loss Before Extraordinary Loss on Extinguishment
   of Debt........................................        (3,738,496)       (3,672,175)          (700,527)        (1,239,969)
Extraordinary Loss on Extinguishment of Debt, net
   of income tax benefit of $0....................          (407,000)               --                 --                 --
                                                      ---------------   ----------------   ----------------   ---------------
Net Loss..........................................        (4,145,496)       (3,672,175)          (700,527)        (1,239,969)
Dividends Related to Convertible Preferred Stock..           (18,541)         (607,269)           (35,507)          (440,757)
                                                      ---------------   ----------------   ----------------   ---------------
Loss Attributable to Common Stockholders..........     $  (4,164,037)    $  (4,279,444)     $    (736,034)     $  (1,680,726)
                                                      ===============   ================   ================   ===============
Basic and Diluted Extraordinary Loss Per Common
   Share..........................................     $        (0.13)   $          --      $          --      $          --
                                                      ===============   ================   ================   ===============
Basic and Diluted Loss Per Common Share...........     $        (1.37)   $        (1.33)    $        (0.21)    $        (0.76)
                                                      ===============   ================   ================   ===============
Basic and Diluted Weighted Average Common Shares
   Outstanding....................................          3,028,982         3,220,709          3,545,103          2,197,290
                                                      ===============   ================   ================   ===============
Basic and Diluted Supplemental Pro Forma Loss Per
   Common Share (Unaudited).......................                       $        (1.84)                       $        (1.66)
                                                                        ================                      ===============
Basic and Diluted Supplemental Pro Forma Weighted
   Average Common Shares Outstanding (Unaudited)..                           5,162,695                             4,245,336
                                                                        ================                      ===============


          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999
            AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)

                                                          Series A Convertible
                                                             Preferred Stock                       Common Stock
                                                     --------------------------------  --------------------------------
                                                           Shares           Amount            Shares           Amount
Balance, December 31, 1997 .......................             --     $         --          3,285,733   $        3,286

Issuance of Series A convertible preferred
  stock upon conversion of 1996 Notes
  at $5.00 per share, net and
  issuance of common stock and
  warrants to placement agent ....................          360,000        1,332,953           13,125               13

Issuance of common stock in connection
  with conversion of 1996 Notes into
  Series A convertible preferred  stock ..........             --               --             38,156               38

Issuance of common stock for cash at
  $10.67 per share, net and issuance
  of warrants to placement agent .................             --               --             40,688               41

Issuance of common stock in connection
  with conversion of 60-day convertible
  notes and 1996 notes ...........................             --               --             84,661               85

Stock dividend issued to placement
  agent in connection with
  anti-dilution rights ...........................             --               --             68,948               69

Issuance of warrants in connection
  with financing transactions ....................             --               --               --               --

Issuance of stock options to a
  consultant for services ........................             --               --               --               --

Accrual of interest on notes
  receivable from stockholders ...................             --               --               --               --

Series A convertible preferred
  stock dividend accrual .........................             --               --               --               --

Net loss .........................................             --               --               --               --
                                                           ------------------------------------------------------------
Balance, December 31, 1998 .......................          360,000   $    1,332,953        3,531,311   $        3,532
                                                           ============================================================


                                                         Additional     Warrants And    Notes Receivable
                                                          Paid-in          Options            From
                                                          Capital        Outstanding       Shareholders
Balance, December 31, 1997 .......................   $    6,910,699   $      225,904   $   (3,799,250)

Issuance of Series A convertible preferred
  stock upon conversion of 1996 Notes
  at $5.00 per share, net and
  issuance of common stock and
  warrants to placement agent ....................          139,987           17,479             --

Issuance of common stock in connection
  with conversion of 1996 Notes into
  Series A convertible preferred  stock ..........          406,962             --               --

Issuance of common stock for cash at
  $10.67 per share, net and issuance
  of warrants to placement agent .................          371,644           18,358             --

Issuance of common stock in connection
  with conversion of 60-day convertible
  notes and 1996 notes ...........................          841,179             --               --

Stock dividend issued to placement
  agent in connection with
  anti-dilution rights ...........................              115             --               --

Issuance of warrants in connection
  with financing transactions ....................             --            777,666             --

Issuance of stock options to a
  consultant for services ........................             --              3,955             --

Accrual of interest on notes
  receivable from stockholders ...................             --               --           (274,691)

Series A convertible preferred
  stock dividend accrual .........................             --               --               --

Net loss .........................................             --               --               --
                                                     -------------------------------------------------
Balance, December 31, 1998 .......................   $    8,670,586   $    1,043,362   $   (4,073,941)
                                                     =================================================



                                                       Accumulated
                                                          Deficit             Total
Balance, December 31, 1997 .......................   $   (5,240,376)   $   (1,899,737)

Issuance of Series A convertible preferred
  stock upon conversion of 1996 Notes
  at $5.00 per share, net and
  issuance of common stock and
  warrants to placement agent ....................             --           1,490,432

Issuance of common stock in connection
  with conversion of 1996 Notes into
  Series A convertible preferred  stock ..........             --             407,000

Issuance of common stock for cash at
  $10.67 per share, net and issuance
  of warrants to placement agent .................             --             390,043

Issuance of common stock in connection
  with conversion of 60-day convertible
  notes and 1996 notes ...........................             --             841,264

Stock dividend issued to placement
  agent in connection with
  anti-dilution rights ...........................             (184)             --

Issuance of warrants in connection
  with financing transactions ....................             --             777,666

Issuance of stock options to a
  consultant for services ........................             --               3,955

Accrual of interest on notes
  receivable from stockholders ...................             --            (274,691)

Series A convertible preferred
  stock dividend accrual .........................          (18,541)          (18,541)

Net loss .........................................       (4,145,496)     (4,145,496))
                                                     ---------------------------------
Balance, December 31, 1998 .......................   $   (9,404,597)   $   (2,428,105)
                                                     =================================

          See accompanying notes to consolidated financial statements.

                  EROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999
      AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED) (CONTINUED)


                                                                   Series A Convertible          Series B Convertible
                                                                     Preferred Stock                Preferred Stock
                                                           -----------------------------------------------------------------
                                                               Shares           Amount          Shares           Amount
                                                           -----------------------------------------------------------------
Balance, December 31, 1998 ............................          360,000   $    1,332,953             --     $         --

Issuance of Series B convertible preferred
   stock for cash and conversion of
   notes at $3.00 per share, net ......................             --               --          2,081,680        5,849,826

Issuance of common stock to entity
   controlled by the Company's president
   in exchange for note receivable ....................             --               --               --               --

Return of common stock from entity
   controlled by the Company's president ..............             --               --               --               --

Issuance of common stock for interest
   in connection with conversion of notes
   payable to stockholders at $3.20 per share .........             --               --               --               --

Issuance of common stock for interest in
   connection with 90-day convertible notes
   at $3.20 per share .................................             --               --               --               --

Issuance of common stock for services
   at $3.20 per share and issuance
   of stock options ...................................             --               --               --               --

Issuance of warrants in connection
   with financing transactions ........................             --               --               --               --

Return of warrants in connection with
   troubled debt restructuring ........................             --               --               --               --

Accrual of interest on notes receivable
   from stockholders ..................................             --               --               --               --

Series A convertible preferred stock
   dividend accrual ...................................             --               --               --               --

Series B convertible preferred stock
   dividend accrual payable in the
   form of common stock ...............................             --               --               --               --

Series B convertible preferred stock
   beneficial conversion dividend .....................             --               --               --            321,370

                                                                                                                   Warrants
                                                                     Common Stock               Additional           And
                                                            --------------------------------      Paid-in          Options
                                                                Shares          Amount            Capital        Outstanding
                                                            ------------------------------------------------------------------
Balance, December 31, 1998 ............................        3,531,311    $        3,532    $    8,670,586    $    1,043,362

Issuance of Series B convertible preferred
   stock for cash and conversion of
   notes at $3.00 per share, net ......................             --                --                --                --

Issuance of common stock to entity
   controlled by the Company's president
   in exchange for note receivable ....................          198,750               199         1,589,801              --

Return of common stock from entity
   controlled by the Company's president ..............         (198,750)             (199)       (1,589,801)             --

Issuance of common stock for interest
   in connection with conversion of notes
   payable to stockholders at $3.20 per share .........           83,500                84           264,398              --

Issuance of common stock for interest in
   connection with 90-day convertible notes
   at $3.20 per share .................................           41,410                41           121,566              --

Issuance of common stock for services
   at $3.20 per share and issuance
   of stock options ...................................            3,134                 3             5,962            99,040

Issuance of warrants in connection
   with financing transactions ........................             --                --                --              92,830

Return of warrants in connection with
   troubled debt restructuring ........................             --                --                --            (506,694)

Accrual of interest on notes receivable
   from stockholders ..................................             --                --                --                --

Series A convertible preferred stock
   dividend accrual ...................................             --                --                --                --

Series B convertible preferred stock
   dividend accrual payable in the
   form of common stock ...............................           28,936                29           141,870              --

Series B convertible preferred stock
   beneficial conversion dividend .....................             --                --                --                --



                                                                Notes
                                                              Receivable
                                                                 from          Accumulated
                                                             Shareholders        Deficit            Total
                                                          ---------------------------------------------------
Balance, December 31, 1998 ............................   $   (4,073,941)   $   (9,404,597)   $   (2,428,105)

Issuance of Series B convertible preferred
   stock for cash and conversion of
   notes at $3.00 per share, net ......................             --                --           5,849,826

Issuance of common stock to entity
   controlled by the Company's president
   in exchange for note receivable ....................       (1,590,000)             --                --

Return of common stock from entity
   controlled by the Company's president ..............        1,590,000              --                --

Issuance of common stock for interest
   in connection with conversion of notes
   payable to stockholders at $3.20 per share .........             --                --             264,482

Issuance of common stock for interest in
   connection with 90-day convertible notes
   at $3.20 per share .................................             --                --             121,607

Issuance of common stock for services
   at $3.20 per share and issuance
   of stock options ...................................             --                --             105,005

Issuance of warrants in connection
   with financing transactions ........................             --                --              92,830

Return of warrants in connection with
   troubled debt restructuring ........................             --                --            (506,694)

Accrual of interest on notes receivable
   from stockholders ..................................         (235,951)             --            (235,951)

Series A convertible preferred stock
   dividend accrual ...................................             --            (144,000)         (144,000)

Series B convertible preferred stock
   dividend accrual payable in the
   form of common stock ...............................             --            (141,899)             --

Series B convertible preferred stock
   beneficial conversion dividend .....................             --            (321,370)             --


          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999
            AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)


                                                                   Series A Convertible          Series B Convertible
                                                                     Preferred Stock                Preferred Stock
                                                           -----------------------------------------------------------------
                                                               Shares           Amount          Shares           Amount
                                                           -----------------------------------------------------------------
Return of common stock as payment of
   shareholder notes receivable .......................             --               --               --               --

Reserve for shareholder notes receivable ..............             --               --               --               --

Net loss ..............................................             --               --               --               --
                                                              --------------------------------------------------------------
Balance, December 31, 1999 ............................          360,000   $    1,332,953        2,081,680   $    6,171,196
                                                              ==============================================================

                                                                                                                   Warrants
                                                                      Common Stock              Additional           And
                                                            --------------------------------      Paid-in          Options
                                                                Shares          Amount            Capital        Outstanding
                                                            ------------------------------------------------------------------
Return of common stock as payment of
   shareholder notes receivable .......................       (1,471,000)           (1,471)       (2,939,098)             --

Reserve for shareholder notes receivable ..............             --                --                --                --

Net loss ..............................................             --                --                --                --
                                                            ------------------------------------------------------------------
Balance, December 31, 1999 ............................        2,217,291    $        2,218    $    6,265,284    $      728,538
                                                            ==================================================================


                                                                Notes
                                                              Receivable
                                                                 from         Accumulated
                                                             Shareholders        Deficit            Total
                                                          ---------------------------------------------------
Return of common stock as payment of
   shareholder notes receivable .......................        2,940,569              --                --

Reserve for shareholder notes receivable ..............          529,323              --             529,323

Net loss ..............................................             --          (3,672,175)       (3,672,175)
                                                          ---------------------------------------------------
Balance, December 31, 1999 ............................   $     (840,000)   $  (13,684,041)   $      (23,852)
                                                          ===================================================


          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
               FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999 AND
        FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED) (CONTINUED)


                                                     Series A Convertible Preferred    Series B Convertible Preferred
                                                                  Stock                            Stock
                                                     -------------------------------   -------------------------------
                                                         Shares           Amount           Shares           Amount
                                                     --------------   --------------   --------------   --------------
Balance, December 31, 1999 .......................          360,000   $    1,332,953        2,081,680   $    6,171,196

Issuance of common stock in connection
   with 90-day convertible notes at
   $3.20 per share (unaudited) ...................             --               --               --               --

Issuance of common stock in connection
   with shareholder note payable at
   $3.20 per share (unaudited) ...................             --               --               --               --

Series B convertible preferred stock
   dividend accrual payable in the form
   of common stock, net (unaudited) ..............             --               --               --               --

Series B convertible preferred stock
   beneficial conversion dividend (unaudited) ....             --               --               --            311,396

Return of common stock as a result of a
   default on a note receivable from
   shareholder (unaudited) .......................             --               --               --               --

Issuance of Series C convertible preferred
   stock for cash at $2.83 per share
   (unaudited) ...................................             --               --               --               --

Issuance of options and warrants to
   employees and non employees
   (unaudited) ...................................             --               --               --               --

Issuance of warrants for financing
   activities (unaudited) ........................             --               --               --               --

Issuance of warrants related to
   advertising agreement (unaudited) .............             --               --               --               --

Series A convertible preferred stock
   dividend accrual (unaudited) ..................             --               --               --               --

Net loss (unaudited) .............................             --               --               --               --
                                                     --------------   --------------   --------------   --------------
Balance, March 31, 2000 (Unaudited) ..............          360,000   $    1,332,953        2,081,680   $    6,482,592
                                                     ==============   ==============   ==============   ==============




                                                     Series C Convertible Preferred
                                                                  Stock                         Common Stock
                                                     -------------------------------   -------------------------------
                                                         Shares           Amount           Shares           Amount
                                                     --------------   --------------   --------------   --------------
Balance, December 31, 1999 .......................             --     $         --          2,217,291   $        2,218

Issuance of common stock in connection
   with 90-day convertible notes at
   $3.20 per share (unaudited) ...................             --               --              7,991                8

Issuance of common stock in connection
   with shareholder note payable at
   $3.20 per share (unaudited) ...................             --               --              1,365                1

Series B convertible preferred stock
   dividend accrual payable in the form
   of common stock, net (unaudited) ..............             --               --             23,365               23

Series B convertible preferred stock
   beneficial conversion dividend (unaudited) ....             --               --               --                --

Return of common stock as a result of a
   default on a note receivable from
   shareholder (unaudited) .......................             --               --           (140,625)            (140)

Issuance of Series C convertible preferred
   stock for cash at $2.83 per share
   (unaudited) ...................................          161,535          456,407             --                --

Issuance of options and warrants to
   employees and non employees
   (unaudited) ...................................             --               --               --                --

Issuance of warrants for financing
   activities (unaudited) ........................             --               --               --                --

Issuance of warrants related to
   advertising agreement (unaudited) .............             --               --               --                --

Series A convertible preferred stock
   dividend accrual (unaudited) ..................             --               --               --                --

Net loss (unaudited) .............................             --               --               --                --
                                                     --------------   --------------   --------------   --------------
Balance, March 31, 2000 (Unaudited) ..............          161,535   $      456,407        2,109,387   $        2,110
                                                     ==============   ==============   ==============   ==============


          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
               FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999 AND
        FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED) (CONTINUED)


                                                                                             Notes
                                                        Additional     Warrants and       Receivable
                                                         Paid-In          Options            From
                                                         Capital        Outstanding      Shareholders
                                                     --------------    --------------   --------------
xxxx                                                 12345678901234    12345678901234   12345678901234
Balance, December 31, 1999 .......................   $    6,265,284    $      728,538   $     (840,000)

Issuance of common stock in connection
   with 90-day convertible notes at
   $3.20 per share (unaudited) ...................           25,555              --               --

Issuance of common stock in connection
   with shareholder note payable at
   $3.20 per share (unaudited) ...................            4,373              --               --

Series B convertible preferred stock
   dividend accrual payable in the
   form of common stock, net (unaudited) .........           93,437              --               --

Series B convertible preferred stock
   beneficial conversion dividend
   (unaudited) ...................................             --                --               --

Return of common stock as a result
   of a default on a note receivable
   from shareholder (unaudited) ..................         (449,860)             --            450,000

Issuance of Series C convertible
   preferred stock for cash at
   $2.83 per share (unaudited) ...................           22,794            51,082         (225,000)

Issuance of options and warrants
   to employees and non employees
   (unaudited) ...................................             --             491,825             --

Issuance of warrants for financing
   activities (unaudited) ........................             --             135,152             --

Issuance of warrants related to
   advertising agreement  (unaudited) ............             --              47,712             --

Series A convertible preferred
   stock dividend accrual (unaudited) ............             --                --               --

Net loss (unaudited) .............................             --                --               --
                                                     --------------    --------------   --------------
Balance, March 31, 2000 (Unaudited) ..............   $    5,961,583    $    1,454,309   $     (615,000)
                                                     ==============    ==============   ==============





                                                      Accumulated
                                                         Deficit           Total
                                                     --------------    --------------
Balance, December 31, 1999 .......................   $  (13,684,041)   $      (23,852)

Issuance of common stock in connection
   with 90-day convertible notes at
   $3.20 per share (unaudited) ...................             --              25,563

Issuance of common stock in connection
   with shareholder note payable at
   $3.20 per share (unaudited) ...................             --               4,374

Series B convertible preferred stock
   dividend accrual payable in the
   form of common stock, net (unaudited) .........          (93,460)             --

Series B convertible preferred stock
   beneficial conversion dividend
   (unaudited) ...................................         (311,396)             --

Return of common stock as a result
   of a default on a note receivable
   from shareholder (unaudited) ..................             --                --

Issuance of Series C convertible
   preferred stock for cash at
   $2.83 per share (unaudited) ...................             --             305,283

Issuance of options and warrants
   to employees and non employees
   (unaudited) ...................................             --             491,825

Issuance of warrants for financing
   activities (unaudited) ........................             --             135,152

Issuance of warrants related to
   advertising agreement  (unaudited) ............             --              47,712

Series A convertible preferred
   stock dividend accrual (unaudited) ............          (35,901)          (35,901)

Net loss (unaudited) .............................       (1,239,969)       (1,239,969)
                                                     --------------    --------------
Balance, March 31, 2000 (Unaudited) ..............   $  (15,364,767)   $     (289,813)
                                                     ==============    ==============


          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                           Years Ended December 31,          Three Months Ended March 31,
                                                      -----------------------------------  ---------------------------------
                                                           1998              1999               1999               2000
                                                      ---------------   ---------------    ---------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                                                (Unaudited)
   Net loss.......................................     $  (4,145,496)    $  (3,672,175)     $    (700,527)     $ (1,239,969)
   Adjustments to reconcile net income (loss) to
     net cash used in operating activities:
     Depreciation and amortization................           134,617           292,877             63,276            39,979
     Amortization of deferred offering and
       financing costs and accretion of debt
       discount...................................           560,921            35,997                 --                --
     Interest accrued on notes receivable from
       stockholders...............................          (274,691)         (235,951)           (65,576)               --
     Non-cash compensation expense................             3,955           105,005                 --           491,825
     Extraordinary loss related to debt
       extinguishment.............................           407,000                --                 --                --
     Interest expense paid by issuance of common
       stock, warrants, and stock options.........           813,409           478,919            203,111            77,649
     Reserve against stockholders notes receivable                --           529,323                 --                --
     Amortization of deferred compensation........            41,019                --             12,431                --
     Undistributed equity in income of
       unconsolidated subsidiary..................                --           (46,242)                --             8,419
   Changes in operating assets and liabilities,
     net of transfers to unconsolidated
     subsidiary:
     Accounts receivable..........................           182,643            (4,558)           (94,698)           26,926
     Inventories..................................          (808,192)          613,898          1,144,813          (294,404)
     Prepaid expenses, deposits and other.........          (108,099)         (163,435)           (30,818)         (125,281)
     Accounts payable.............................           241,016           (97,689)           234,165            24,392
     Accrued liabilities..........................           114,984          (178,228)           201,288           267,155
     Other liabilities............................           (94,957)           37,452             28,848            15,180
                                                      ----------------  -----------------  ----------------   --------------
       Net Cash Provided By (Used In) Operating
         Activities...............................        (2,931,871)       (2,304,807)           996,313          (708,129)
                                                      ----------------  -----------------  ----------------   --------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Additions to refreshment centers in service....          (246,161)       (1,711,105)        (1,350,679)               --
   Purchase of property and equipment.............           (50,599)          (12,239)                --            (2,259)
   Cash investment in wholly owned,
     unconsolidated subsidiary....................                --          (572,544)                --           (44,862)
                                                      ----------------  -----------------  ----------------   --------------
       Net Cash Used In Investing Activities......          (296,760)       (2,295,888)        (1,350,679)          (47,121)
                                                      ----------------  -----------------  ----------------   --------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from borrowings.......................         2,265,058           477,669            362,000           583,304
   Principal payments on notes payable............          (127,971)         (400,789)            (1,804)           (1,984)
   Proceeds from issuance of notes payable to
     officers and stockholders....................                --           299,195                 --                --
   Principal payments on notes payable to
     stockholder and officer......................           (12,500)               --                 --                --
   Principal payments on capital lease obligations            (9,190)          (15,753)            (3,771)           (5,454)
   Other offering and financing costs paid........          (204,843)          (88,000)                --          (276,470)
   Proceeds from issuance of common stock.........           390,043                --                 --                --
   Proceeds from issuance of preferred stock and
     warrants.....................................           600,275         4,439,775                 --           357,177
                                                      ----------------  -----------------  ----------------   --------------
       Net Cash Provided By Financing Activities..         2,900,872         4,712,097            356,425           656,573
                                                      ----------------  -----------------  ----------------   --------------

Net Increase (Decrease) In Cash....................         (327,759)          111,402              2,059           (98,677)

Cash At Beginning of Year..........................          329,609             1,850              1,850           113,252
                                                      ----------------  -----------------  ----------------   --------------

Cash At End Of Year................................    $       1,850     $     113,252      $       3,909      $     14,575
                                                      ================  =================  ================   ==============



          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                           Years Ended December 31,          Three Months Ended March 31,
                                                      -----------------------------------  ---------------------------------
                                                           1998              1999               1999               2000
                                                      ---------------   ---------------    ---------------    --------------
SUPPLEMENTAL CASH FLOW INFORMATION
   Cash paid for interest.........................           296,935           126,857              4,489             3,649
   Non-cash investing and financing activities
     Issuance of common stock in payment of debt
       offering costs.............................            84,000                --                 --                --
     Accrual of preferred stock dividends.........            18,542           607,269             35,506           440,757
     Issuance of common stock as payment of debt
       obligations................................         1,261,521           386,088                 --                --
     Issuance of preferred stock as payment of
       debt obligations...........................         1,040,000         1,410,051                 --                --
     Value of warrants converted to debt..........                --           506,694             98,169            56,063
     Cancellation of stockholder notes receivable
       and related accrued interest in exchange
       for return of 1,471,000 shares of common
       stock......................................                --         2,940,569                 --                --

     Property and equipment acquired by capital
       lease......................................                --            28,476                 --                --
     Retirement of common stock...................                --                --                 --           450,000
     Issuance of warrants for advertising
       agreement..................................                --                --                 --           135,152
     Note receivable for Series C preferred
       offering...................................                --                --                 --           225,000
     Sale of assets for settlement of accounts
       payable to related parties.................                --                --                 --            12,935
     Accrued interest, accounts payable and
       payable to stockholder converted to notes
       payable....................................                --           401,162             98,169            56,063


          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)



1.   ORGANIZATION AND NATURE OF OPERATIONS

     ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

     eRoomSystem Technologies, Inc., a Nevada corporation ("eRoomSystem Technologies"), is the successor to RoomSystems, Inc. ("RSI"). RSI was originally incorporated as InnSyst! Corporation, a North Carolina corporation, on March 17, 1993 and on April 17, 1996, was reincorporated as a Nevada corporation.

     On April 29, 1996, RSI and RoomSystems Finance Corporation ("RSF") entered into a Reorganization Plan and Merger Agreement whereby RSF became a wholly owned subsidiary of RSI (see Note 3). On October 15, 1997, the operations of RSF were effectively transferred to RSI and RSF was dissolved. On August 31, 1999, RoomSystems International Corporation ("RSIC") was incorporated in Nevada as a wholly owned subsidiary of RSI.

     As of December 31, 1999, RSI, RSIC and their shareholders entered into an Agreement and Plan of Reorganization wherein RSI became a wholly owned subsidiary of RSIC. On March 29, 2000 and corrected on May 30, 2000, RSIC changed its name to eRoomSystem Technologies, Inc.

     These reorganizations have been accounted for as reorganizations of entities under common control with the assets and liabilities reflected at carry-over basis in a manner similar to pooling-of-interests accounting. The accompanying consolidated financial statements have been restated to reflect the equivalent eRoomSystem Technologies shares for all periods presented.

     On September 29, 1999, eRoomSystem Technologies formed a new bankruptcy-remote entity, RSi BRE, Inc. ("RSi BRE"), as a wholly owned subsidiary (see Note 4).

     The accompanying consolidated financial statements include the accounts of eRoomSystem Technologies, and its wholly owned subsidiary RSI, after elimination of intercompany accounts and transactions. RSi BRE has not been consolidated in the accompanying financial statements since the Company does not have the ability to control RSi BRE's operations. eRoomSystem Technologies and RSI are collectively referred to as "eRoomSystem Technologies" or the "Company." RSi BRE has been accounted for under the equity method of accounting.

     NATURE OF OPERATIONS AND RELATED RISKS

     The Company designs, assembles and markets a complete line of fully-automated Refreshment Centers and eRoomSafes traditionally installed in hotels. The Refreshment Centers and eRoomSafes use proprietary software and patented credit card technology that integrate with the data collection computer in each hotel.

     The Company has suffered recurring net losses and as of December 31, 1999, had a working capital deficit of $2,650,616, a stockholders' deficit of $23,852, and was in default under certain debt agreements. During the years ended December 31, 1998 and 1999, the Company's operations used $2,931,871 and $2,304,807 of cash, respectively. Additionally, at December 31, 1999 the Company was past due on accounts payable with several vendors which could affect the Company's ability to procure inventory and services for its operations. As of March 31, 2000, the Company had a working capital deficit of $3,271,963 and a stockholders' deficit of $289,813. During the three months ended March 31, 2000, the Company's operations used $708,129 of cash. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company needs to obtain additional financing to fund payment of past due and current debt obligations and to provide working capital for operations. Management is attempting to raise additional equity capital through a public offering of common stock and a private offering of preferred stock and debt, and to arrange debt financing for product sales. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)


     The Company is subject to certain risk factors frequently encountered by companies lacking adequate capital and which are in the early stages of developing a business line that may impact its ability to become a profitable enterprise. These risk factors include, among others:

     a. The Company's business model is capital intensive and will require significant additional equity or debt financing. This additional funding may not be available in sufficient amounts or on acceptable terms to the Company, or at all.

     b. The Company faces competition from companies that have substantially greater capital resources, research and development, manufacturing and marketing resources than the Company.

     c. The Company's ability to implement its strategy is dependent upon its ability to retain key employees, ability to attract and retain additional qualified personnel and its ability to manage expansion effectively.

2.   SIGNIFICANT ACCOUNTING POLICIES

     UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

     The Company's Board of Directors has authorized the filing of a registration statement with the United States Securities and Exchange Commission to register shares of its common stock in connection with a proposed initial public offering ("IPO"). If the IPO is consummated under the terms presently anticipated, 360,000 outstanding shares of Series A convertible preferred stock, 2,081,680 outstanding shares of Series B convertible preferred stock and 161,535 outstanding shares of Series C convertible preferred stock as of March 31, 2000 will be automatically converted into 2,048,046 shares of common stock upon the closing of the IPO. In connection with the Series A preferred stock conversion, the Company will record a dividend of $1,800,000 related to the Series A preferred stock contingent beneficial conversion feature (see Note 10). The Series B convertible preferred stock beneficial conversion feature totaled $3,747,024, as adjusted (see Note 10), and is being recognized over the period from the date of issuance and from the date of modification of the Series B convertible preferred stock through September 28, 2000, which is the earliest date at which the Series B convertible preferred stockholders have the unmitigated option to convert their shares. During the year ended December 31, 1999, the Company recorded a dividend of $321,370 to the Series B stockholders related to the beneficial conversion feature. During the three month period ended March 31, 2000, the Company recorded a dividend of $311,396 to the Series B stockholders related to the beneficial conversion feature. The remaining portion of the Series B convertible preferred stock beneficial conversion feature, as adjusted, will be recognized as a dividend to the holders of Series B convertible preferred stock during the period commencing April 1, 2000 and ending September 28, 2000. The effect of the conversion of the preferred stock outstanding at March 31, 2000 and the beneficial conversion features, as adjusted, have been reflected as unaudited pro forma stockholders' equity in the accompanying consolidated balance sheet.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     INVENTORIES

     Inventories include direct materials, direct labor and manufacturing overhead costs and are stated at the lower of cost (using the first-in, first-out method) or market value. Inventories consist of the following:

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)


                                                                            December 31,
                                                                  ---------------------------------      March 31,
                                                                       1998              1999              2000
                                                                  ---------------   ---------------    --------------
            Finished goods..................................       $   997,248       $  284,382         $  323,435
            Work-in process.................................           115,561          160,764            141,984
            Parts and raw materials.........................           375,545          251,887            533,581
                                                                  ---------------   ---------------    --------------
                                                                   $1,488,354        $  697,033         $  999,000
                                                                  ===============   ===============    ==============


     Provisions, when required, are made to reduce excess and obsolete inventories to their estimated net realizable values. Due to competitive pressures and technical innovation, it is possible that estimates of the net realizable value could change in the near term.

     REFRESHMENT CENTERS IN SERVICE AND PROPERTY AND EQUIPMENT

     Refreshment Centers (including eRoomSafes, if applicable) and property and equipment are stated at cost, less accumulated depreciation and amortization. Major additions and improvements are capitalized, while minor repairs and maintenance costs are expensed when incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, after taking into consideration residual values for Refreshment Centers, which are as follows:

            Refreshment Centers in service...................         7 years
            Production equipment.............................     3 - 5 years
            Computer and office equipment....................     3 - 7 years
            Vehicles.........................................         7 years

     Depreciation and amortization expense related to Refreshment Centers in service and property and equipment was $84,028 and $277,030 for the years ended December 31, 1998 and 1999, respectively, and $23,104 for the period ended March 31, 2000.

     On retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the accompanying consolidated financial statements for cash, accounts receivable and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The carrying amounts of the Company's debt obligations approximate fair value based on current interest rates available to the Company.

     CAPITALIZED SOFTWARE COSTS

     In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" development costs incurred in the research and development of new software products to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility in the form of a working model has been established. Internally generated capitalizable software development costs have not been material for the years ended December 31, 1998 and 1999 or the period ended March 31, 2000. The Company has charged its software development costs to research and development expense in the accompanying consolidated statements of operations.

     PATENTS AND LICENSE RIGHTS

     Patents and license rights consist of patents and licenses purchased from a related party (see Note 6). These costs are being amortized on a straight-line basis over the estimated life of the related patents or licenses of
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)


     7 years. Management evaluates the recoverability of these costs on a periodic basis, based on revenues from the products related to the technology, existing or expected revenue trends and projected cash flows.

     DEFERRED OFFERING AND FINANCING COSTS

     The Company capitalizes direct costs associated with the acquisition of debt financing. These costs are amortized over the life of the related debt as additional interest expense. If the underlying debt is repaid or extinguished prior to the scheduled maturity, the costs are removed from the accounts and considered in the determination of the gain or loss from extinguishment. Certain debt has been converted to equity and the related unamortized debt financing costs have been recorded as equity offering costs. The Company also capitalizes direct costs associated with the acquisition of equity financing which are netted against the actual equity proceeds.

     IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews its long-lived assets, including intangibles, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows from the related asset or group of assets over their remaining life in measuring whether the assets are recoverable. As of December 31, 1999 and March 31, 2000, the Company does not consider any of its long-lived assets to be impaired.

     REVENUE RECOGNITION

     The Company generates revenues from either the sale of Refreshment Centers and eRoomSafes or from leases of Refreshment Centers and eRoomSafes under revenue sharing agreements. Under the revenue sharing agreements, the Company receives a portion of the sales generated by the units and under certain agreements is guaranteed a minimum daily revenue amount. The Company also generates revenues from maintenance services.

     Revenue from the sale of Refreshment Centers and eRoomSafes is recognized upon completion of installation and acceptance by the customer. The revenue sharing agreements are accounted for as operating leases with revenues being recognized as earned over the lease period. Maintenance revenues are recognized as the services are performed or pro rata over the service period. The maintenance services are not integral to the functionality of the Refreshment Centers and are at the option of the customer. In connection with the revenue sharing agreements, a portion of the revenues received by the Company are classified as maintenance fees based upon vendor-specific objective evidence of fair value. The Company defers revenue paid in advance relating to future services and products not yet installed and accepted by the customer.

     INCOME TAXES

     The Company recognizes an asset or liability for the deferred tax consequences of all temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. These deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided, as necessary.

     RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes new accounting and reporting standards for companies to
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)


     report information about derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This statement is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect this statement to have a material impact on the Company's results of operations, financial position or liquidity.

     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, An Interpretation of APB Opinion No. 25." Interpretation No. 44 provides definitive guidance regarding accounting for stock-based compensation to non-employee directors. Interpretation 44 allows non-employee directors to be treated as "employees" for purposes of applying APB Opinion No. 25. The Company has retroactively applied this interpretation for all issuances to non-employee directors during the year ended December 31, 1999 and the three months ended March 31, 2000.

     NET LOSS PER COMMON SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, "Earnings Per Share" ("SFAS 128"), and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares and the dilutive potential common share equivalents then outstanding. Potential common share equivalents consist of shares issuable upon the exercise of stock options, warrants and shares issuable upon the conversion of Series A, Series B, and Series C convertible preferred stock.

     As of December 31, 1998 and 1999 and March 31, 2000, there were 360,000 shares of Series A convertible preferred stock outstanding, as of December 31, 1999 and March 31, 2000 there were 2,081,680 shares of Series B convertible preferred stock outstanding, respectively, as of March 31, 2000 there were 161,535 shares of Series C convertible preferred stock outstanding, and as of December 31, 1998 and 1999 and March 31, 2000, there were options and warrants outstanding to purchase 598,030, 866,508 and 2,490,317 shares of common stock, respectively, that were not included in the computation of diluted net loss per common share as their effect would have been anti-dilutive, thereby decreasing the net loss per common share.

3.   MERGER WITH RSF AND RELATED AGREEMENTS

     RSF was incorporated in April 1995 by eRoomSystem Technologies' president and one of the Company's legal advisors, both of whom are stockholders of the Company, for the purpose of arranging financing for the sale or lease of Refreshment Centers. The separate legal entity was a requirement of PFC Group, Inc. ("PFC"), an unrelated lender under the Assignment Agreement discussed below.

     In May 1995, RSI and RSF entered into a Master Sale and Assignment Agreement (the "Assignment Agreement") with PFC. Under the Assignment Agreement, Refreshment Centers were manufactured by RSI and sold to RSF. RSF entered into revenue sharing agreements with certain hotels and obtained financing from PFC to purchase the units from RSI. RSI entered into installation, maintenance and license agreements with the hotels and provided the related services. Title to the Refreshment Centers was transferred to PFC; however, RSF had an option to repurchase the units at the end of the lease for ten percent of the net book value of the equipment, as defined.

     In January 1996, RSF entered into a stock purchase and sale agreement with PFC in which RSF acquired the residual value of the Refreshment Centers sold to PFC under the Assignment Agreement in exchange for shares of RSF's common stock. On April 29, 1996, RSI and RSF entered into a Reorganization Plan and Merger Agreement whereby RSF became a wholly owned subsidiary of RSI.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)



4.   RSG INVESTMENT TRANSACTIONS AND SETTLEMENT

     On July 17, 1998, the Company entered into an Equipment Purchase and Sale Agreement (the "Equipment Agreement") with RSG Investments, LLC ("RSG"), an unrelated lender. Under the terms of the Equipment Agreement, RSG paid $1.5 million for the production of approximately 2,270 Refreshment Centers (the "RSG Units") to be installed in six hotel properties in the United States under revenue sharing agreements. Pursuant to the Equipment Agreement, title to the RSG units transferred to RSG and the Company was to repurchase the RSG Units within 75 days, or by September 30, 1998. The repurchase price was based upon the $1.5 million bearing interest at 15 percent per annum and was secured by common stock of the Company pledged by certain officers, directors and consultants to the Company and the assets of the Company. Due to the Company's obligation to repurchase the RSG Units, this transaction was treated as a collateralized borrowing in the accompanying December 31, 1998 consolidated balance sheet.

     As an inducement for RSG to enter into the Equipment Agreement, the Company issued to the principals of RSG warrants to purchase 46,875 shares of common stock at $12.80 per share. These warrants were valued by the Company at the time of issuance at $253,347 using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.5 percent, expected dividend yield of 0 percent, volatility of 58.2 percent, and expected life of 4.9 years. In the event that the Company did not meet the obligation to repurchase the units, additional warrants to purchase 9,375 shares of the Company's common stock at $12.80 per share accrued to RSG every thirty days through January 28, 1999, whereupon the Equipment Agreement would be in default.

     During the years ended December 31, 1998 and 1999, the Company issued additional warrants to purchase 37,500 and 9,375 shares of common stock, respectively, in connection with the Equipment Agreement. These additional warrants were valued by the Company at the time of issuance at $202,597 and $50,750, respectively, using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.5 percent, expected dividend yield of 0 percent, volatility of 58.2 percent, and expected life of 4.9 years. All of the warrants issued to RSG were exercisable for a period of three years subsequent to the Company's IPO.


     On January 28, 1999, the Company was unable to meet the terms of the repurchase obligation and the Equipment Agreement was in default. RSG granted the Company several extensions to meet the terms under the Equipment Agreement, the last of which was signed on May 19, 1999. RSG placed certain conditions on the Company, the failure to meet any of the conditions would result in RSG's foreclosure on the pledged common stock and the assets of the Company.


     On September 28, 1999, the Company and RSG entered into a settlement agreement in the form of the Equipment Transfer Agreement (the "Transfer Agreement"), which provided for the following:

          - eRoomSystem Technologies formed a new bankruptcy-remote entity, RSi BRE, Inc. ("RSi BRE"), as a wholly owned subsidiary. The ownership of the RSG Units and the related revenue sharing agreements were transferred to RSi BRE. RSG is to receive $0.57 per unit per day of the revenue realized from the revenue sharing agreements covering 2,270 of the RSG Units over the remaining life of their seven year revenue sharing agreements. However, the $0.57 per unit per day is paid only after $0.11 per unit per day has been paid to eRoomSystem Technologies to cover taxes and maintenance. To the extent that at least $0.68 per unit per day in revenue is not realized from the RSG Units, the Company has no obligation to pay the difference to RSG. Rather, RSG is subject to the risk that revenues generated from the RSG Units are not at least $0.68 per unit per day. To the extent that the revenue per unit per day exceeds $0.68, the incremental amount is paid to eRoomSystem Technologies.

          - RSG converted one-third of the principal amount of the loan, or $500,000, into 166,667 shares, at $3.00 per share, of Series B convertible preferred stock.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)



          - eRoomSystem Technologies paid $250,000 to RSG upon the execution of the Transfer Agreement and executed a promissory note in the amount of $750,000 bearing 10 percent interest to be repaid on the earlier of May 1, 2000 (which has since been extended to August 1, 2000) or 30 days after the completion of the Company's IPO. This note is secured by the assets of the Company.

          - eRoomSystem Technologies transferred $750,000 of cash and other assets into RSi BRE to pay for the manufacture and installation of at least an additional 750 Refreshment Centers. If eRoomSystem Technologies fails to pay the $750,000 note to RSG prior to December 31, 2000, the $750,000 note will be forgiven and in exchange RSG will receive $0.57 per unit per day from the additional 750 units over the remaining term of their seven year revenue sharing agreements. This obligation is under the same terms as the $0.57 per unit per day payments discussed above.

          - RSG terminated the pledge of the common stock of the stockholders and the assets of the Company.

          - RSG remitted to the Company all payments received under the revenue sharing agreements for the RSG Units.

          - RSG forgave the interest due on the repurchase obligation up to August 1, 1999.

          - RSG returned to eRoomSystem Technologies the warrants to purchase 93,750 shares of the Company's common stock, and the warrants which accrued during the period commencing September 30, 1998 through January 28, 1999.

     In accordance with SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," the Company has accounted for this transaction as a troubled debt restructuring. Accordingly, no gain or loss has been recognized from this transaction. Rather, the Company combined all liabilities to RSG at the time of the Transfer Agreement including the principal amount of the repurchase obligation of $1,500,000, accrued interest of $298,849 and the value of the warrants of $506,694. The total liability of $2,305,543 was reduced by the $250,000 of cash paid and the $500,000 of Series B convertible preferred stock that was issued to RSG. The remaining liability is being amortized by the Company over the remaining life of the underlying revenue sharing agreements using an estimated effective interest rate of approximately 41 percent. This estimated effective interest rate could fluctuate in future periods depending upon the level and timing of revenues generated from the RSG units and the timing of the remaining $750,000 payment due to RSG.

     The board of directors of RSi BRE is comprised of one appointee from the Company, one appointee from RSG and one independent appointee. All operating decisions, including disbursements, of RSi BRE require unanimous consent of RSi BRE's board of directors. As a result, the Company does not control RSi BRE. In accordance with EITF 96-16, "Investor's Accounting for an Investee When the Investor has a Majority of the Voting Interest But the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights", the Company has determined that RSi BRE does not qualify for consolidation in the Company's financial statements. Rather, the Company's investment in RSi BRE is reflected as an "Investment in Wholly Owned, Unconsolidated Subsidiary" in the accompanying December 31, 1999 consolidated balance sheet and is being accounted for under the equity method of accounting. At December 31, 1999 and March 31, 2000, the assets and liabilities of RSi BRE consisted of the following:

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)



                                                                                 December 31,
                                                                                     1999            March 31, 2000
                                                                                ----------------    -----------------
            Cash.........................................................        $    189,659        $     48,946
            Accounts receivable..........................................              66,507             142,068
            Inventory....................................................             414,860                  --
            Refreshment centers in service...............................           2,097,363           2,712,727
            Accumulated depreciation.....................................            (217,797)           (298,876)
            Accrued liabilities..........................................              (4,616)            (15,689)
            Customer deposits............................................             (10,000)            (16,757)
                                                                                ----------------    -----------------

            Net Assets...................................................        $  2,535,976        $  2,572,419
                                                                                ================    =================


     For the period from its inception (September 29, 1999) to December 31, 1999 and for the three months ended March 31, 2000, the revenues and expenses of RSi BRE consisted of the following:


                                                                                 December 31,
                                                                                     1999            March 31, 2000
                                                                                ----------------    -----------------
            Revenue sharing agreement revenues...........................        $    212,919        $    181,115
            Depreciation.................................................             (53,947)            (81,080)
            Other operating expenses.....................................             (16,654)            (13,030)
            Interest income..............................................               5,297               1,291
                                                                                ----------------    -----------------

            Net Income...................................................        $    147,615        $     88,296
                                                                                ================    =================


5.   NOTES PAYABLE AND LONG-TERM DEBT

     1996 PRIVATE DEBT OFFERING

     During the period from September through December 31, 1996, the Company raised $1,310,000 of debt funding through a best efforts private placement of promissory notes (the "1996 Notes"). An additional $160,000 was raised through March 1997. The 1996 Notes bore interest at 12 percent per annum paid quarterly and matured one year from the date of issuance. In the event the Company did not repay all principal and accrued interest at the end of the one-year term, the 1996 Notes were extended for an additional year and the interest rate increased to 15 percent per annum. If the 1996 Notes were extended for the additional year, all outstanding principal was to be amortized on a monthly basis over the second year. The 1996 Notes are secured by the assets of the Company.

     The investors in the 1996 Notes were also issued 242,550 warrants to purchase shares of common stock of eRoomSystem Technologies at $2.67 per share which are exercisable for a period of the earlier of the five years from the date of issuance or three years subsequent to the closing of the Company's IPO. The warrants issued in connection with the debt were valued by the Company at the time of issuance at $148,764 using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 5.4 percent, expected dividend yield of 0 percent, volatility of
     22.2 percent, and expected life of 3.3 years. The value of the warrants was recorded as warrants outstanding and the related debt was recorded net of the value of the warrants. The difference between the face amount of the debt and the recorded value was accreted to interest expense over the extended term of the debt. In addition, the Company agreed to pay the placement agent a 12 percent selling commission and issued the agent and brokers 86,250 warrants to purchase common stock at $2.67 per share which are exercisable for a period of the earlier of five years from the date of issuance or three years subsequent to the Company's IPO. The value of the these warrants of $52,900 was determined using the Black-Scholes option pricing model with the assumptions disclosed above. The commissions paid of $157,200 were recorded as deferred debt offering costs and were amortized to interest expense over the extended term of the debt.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)

     During late 1997 and early 1998, the Company defaulted on all of the 1996 Notes. To avoid foreclosure on the assets of the Company by the holders of 1996 Notes, the Company agreed to issue each of the holders of the 1996 Notes the following:

     - On a monthly basis commencing on the maturity date of each note and continuing until the date of pay off or conversion into equity securities, a warrant to purchase 99 shares of common stock at $2.67 per share for every $20,000 of outstanding principal which are exercisable for a period of two years subsequent to the closing of the Company's IPO. During the years ended December 31, 1998 and 1999 and for the three months ended March 31, 2000, the Company issued warrants to purchase 38,089, 19,233 and 4,290 shares of common stock, respectively, which were valued (utilizing the Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31, 1998 and 1999 and for the three months ended March 31, 2000, respectively: risk free interest rates at 5.4, 5.7 and
          6.7 percent, expected dividend yield of 0 percent, volatility at 49.0,
          96.5 and 95.0 percent, and expected lives at 2.8, 3.0 and 2.3 years, respectively) at amounts ranging from $8.32 to $8.69, $1.63 to $4.99 and $1.05 per share, respectively. These amounts were recorded as additional interest expense on the debt.

     - 188 shares of common stock for every $20,000 of outstanding principal, or a total of 13,781 shares of common stock which were valued at $10.67 per share at their date of issuance in 1998.

     - An additional 469 shares of common stock for every $20,000 of outstanding principal converted into Series A convertible preferred stock. During 1998, holders of $1,040,000 of outstanding principal elected to convert their 1996 Notes into 208,000 shares of Series A convertible preferred stock at an agreed upon value of $5.00 per share. In connection with this conversion, the Company issued 24,375 shares of common stock which were valued at $10.67 per share.

     The total value of $407,000 related to the issuance of the 13,781 common shares issued to avoid foreclosure and the 24,375 common shares issued to induce the conversion to Series A convertible preferred stock has been recognized as an extraordinary loss from debt extinguishment in the accompanying December 31, 1998 statement of operations.

     In connection with the above mentioned conversion of the 1996 Notes into Series A convertible preferred stock, the Company issued 13,125 shares of common stock to the original placement agent for assisting in the conversion. These shares were valued at $10.67 per share and have been treated as a cost of the conversion of the 1996 Notes into Series A convertible preferred.

     In May 1999, the remaining holders of the 1996 Notes were offered the right to convert their notes into Series B convertible preferred stock at the rate of $3.00 per share. Notes consisting of $300,000 of outstanding principal and $58,124 of accrued interest were converted into 119,374 shares of Series B convertible preferred stock.

     As of December 31, 1999, the remaining 1996 Notes in the amount of $130,000 are in default and are continuing to accrue warrants on a monthly basis.

     1997 PRIVATE DEBT AND EQUITY OFFERING

     In April 1997, the Company began a private placement offering of promissory notes (the "1997 Notes") and shares of common stock. The offering (as amended) consisted of 198.6 units at $10,000 per unit, totaling gross proceeds of 1,986,000, each unit consisting of 938 shares of common stock and a $5,000 promissory note. The 1997 Notes bear interest at 15 percent, payable quarterly, were due in one year and are secured by the assets of the Company.

     In connection with the private placement offerings, the Company agreed to issue common stock to a placement agent (the "Merchant Banker") such that the Merchant Banker would own 5.9 percent of the
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)


     issued and outstanding capital stock of the Company immediately preceding the filing of a registration statement relating to an IPO of the Company's securities.

     In May 1998, the Company entered into an agreement with the Merchant Banker which eliminated its anti-dilution rights in exchange for the issuance of 68,948 shares of common stock and the forgiveness of $50,014 in receivables from the Merchant Banker. The additional shares issued have been reflected as a stock dividend inasmuch as no additional services were provided by the Merchant Banker.

     In September 1998, holders of the 1997 Notes were offered the right to convert the 1997 notes and accrued interest into common stock at a rate of $10.67 per share. Note holders consisting of $115,000 in outstanding principal and $9,428 of accrued interest elected to convert their 1997 Notes into 11,665 shares of common stock at that time. The Company incurred $11,082 of offering costs associated with this conversion which was recorded as an offset to additional paid-in capital.

     In May 1999, remaining holders of the 1997 Notes were offered the right to convert the notes and accrued interest into Series B convertible preferred stock at the rate of $3.00 per share. 1997 Note holders consisting of $425,051 in outstanding principal and $96,882 of accrued interest elected to convert their 1997 Notes into 173,976 shares of Series B convertible preferred stock at that time. In addition, the Company paid $5,000 in cash to one investor.

     As of December 31, 1999, the remaining 1997 Notes in the amount of $431,750 are in default.

     1998 CONVERTIBLE 60 DAY NOTES OFFERING

     In May 1998, the Company issued $561,520 of 10 percent convertible promissory notes, with a term of sixty days. These notes were convertible at maturity into common stock at a price of $10.67 per share. These convertible promissory notes were secured by the assets of the Company. In October 1998, the Company converted $561,520 of outstanding principal and $17,632 of accrued interest into 54,296 shares of common stock. In connection with this conversion, the Company agreed to issue 7,875 shares of common stock as a finders fee. These shares were valued at $10.67 per share and recorded as deferred offering costs and amortized to interest expense over the term of the notes. In addition, the Company incurred $45,462 of offering costs associated with this conversion which was recorded as an offset to additional paid-in capital.

     1998 PROMISSORY NOTE

     During 1998, the Company issued a $100,000 short-term promissory note to an investor which was subsequently converted into 9,375 shares of common stock at a price of $10.67 per share. In addition, this investor was granted an additional 1,500 shares of common stock as an inducement to convert the promissory note, which was valued at $10.67 per share and recorded as additional interest expense in 1998.

     1999 PRIVATE DEBT OFFERING

     From February through May 1999, the Company offered 15 percent promissory notes with a term of ninety days (the "1999 Notes"). Interest was payable at maturity. Additionally, the 1999 Notes provided for the holders to receive 37.5 shares of common stock every thirty days for each $1,000 of principal outstanding. The Company received $350,000 from the issuance of the 1999 Notes. The 1999 Notes are secured by the assets of the Company. During 1999, the Company paid off $134,885 of the 1999 Notes with cash and converted $180,000 of the 1999 Notes and 7,479 shares of accrued but unissued common stock (which were valued at $4.00 per share) into 81,909 shares of Series B convertible preferred stock. In addition, during 1999 the Company accrued and issued 41,410 shares of common stock that were not converted into Series B convertible preferred stock. As of December 31, 1999, $35,115 of these notes remain outstanding and are in default. As of March 31, 2000, the Company had accrued 49,401 shares of common stock on the Series B convertible preferred stock.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (INFORMATION WITH RESPECT TO MARCH 31, 2000
                          AND FOR THE THREE MONTHS ENDED
                       MARCH 31, 2000 AND 1999 IS UNAUDITED)



     2000 NOTE PAYABLE TO STOCKHOLDER

     On February 15, 2000, the Company received a $500,000 loan from a company, wholly owned by a stockholder and nominee to the board of directors. The loan is evidenced by a promissory note, bears interest at the rate of 10 percent per annum, matures on May 31, 2000 (subsequently extended to July 31, 2000) and is secured by the assets of the Company. In addition, the Company issued a warrant for the purchase of 18,750 shares of common stock, which is exercisable at $4.80 per share for two years subsequent to the closing of the IPO. The warrants issued were valued at $25,938 based upon their fair value measured using the Black-Scholes option pricing model with the following assumptions: 6.7 risk-free interest rate, 70.45 percent volatility and a 2.30 year estimated life. The Company charged the value of the warrants to interest expense.

     2000 CONVERTIBLE PROMISSORY NOTES

     During March and April 2000, convertible promissory notes were issued in connection with the Series C convertible preferred stock offering. See Note 10.

     Notes payable and long-term debt consists of the following:




                                                                              December 31,
                                                                     -------------------------------      March 31,
                                                                         1998             1999              2000
                                                                     -------------    --------------    -------------
            1996 Notes secured by assets of the Company, in
               default as of December 31, 1998 and 1999,
               interest at 15% per annum and accruing
               warrants to purchase common stock on a monthly
               basis (see description above)...................       $   429,725      $   130,000       $   130,000
            1997 Notes secured by assets of the Company, in
               default as of December 31, 1998 and 1999,
               interest of 15% per annum (see description
               above)..........................................           870,500          431,750           431,750
            1999 Notes secured by assets of the Company, in
               default as of December 31, 1999, interest at
               15% per annum and accruing shares of common
               stock on a monthly basis (see description above)                --           35,115            35,115
            Note payable to RSG net of discount of $35,136 and
               $0 as of December 31, 1998 and 1999,
               respectively, secured by assets of the Company,
               imputed interest at 41% per annum, (see Note 4)          1,464,864        1,555,544         1,555,544
            Note payable to a corporation for services
               performed, in default as of December 31, 1999,
               interest at 22% per annum, unsecured............                --          102,290           158,354
            Note payable to an individual, secured by assets
               of the Company, in default as of December 31,
               1998 and 1999, interest at 15% per annum,
               unsecured.......................................           100,000          100,000           100,000
            Note payable to a bank, interest at 10% per
               annum, due in monthly installments through June
               2002, secured by vehicle........................            13,740           10,290             9,372
            Note payable to a bank, interest at 9.25% per
               annum, due in monthly installments through
               April 2000, secured by a vehicle................             5,460            1,429               362


                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (INFORMATION WITH RESPECT TO MARCH 31, 2000
                          AND FOR THE THREE MONTHS ENDED
                       MARCH 31, 2000 AND 1999 IS UNAUDITED)




                                                                              December 31,
                                                                     -------------------------------      March 31,
                                                                         1998             1999              2000
                                                                     -------------    --------------    -------------
            Note payable to an individual, interest at   15%
               per annum, unsecured............................                --            6,062             6,062
            Convertible promissory note, bearing interest   at
               7% per annum, shown net of $30,490 discount
               and $9,312 in deferred loan costs as of March
               31, 2000 (see description above)................                --               --           135,198
            Note payable to a company, interest at 10% per
               annum, matures June 30, 2000, secured by the
               assets of the Company, in addition, the Company
               issued a warrant for the purchase of 18,750
               shares of common stock (see description above)..                --               --           500,000
                                                                     -------------    --------------    -------------

            Total notes payable and long-term debt.............         2,884,289        2,372,480         3,061,757

            Less: Current portion..............................        (2,872,570)      (1,560,458)       (2,114,542)
                                                                     -------------    --------------    -------------

                                                                      $    11,719      $   812,022       $   947,215
                                                                     =============    ==============    =============



     None of the notes in default have been extended. Moreover, holders of the notes in default have not taken any action to foreclose on the notes. In addition, subsequent to March 31, 2000, the Company made a principal payment of $230,000 on the note in the original principal amount of $500,000.

     Future maturities of notes payable and long-term debt as of December 31, 1999 are as follows:


            Year Ending December 31,
            ------------------------
                  2000................................................   $  1,560,458
                  2001................................................          4,210
                  2002................................................         32,043
                  2003................................................        109,871
                  2004................................................        163,711
              Thereafter...........................................           502,187
                                                                        ---------------

                  Total...............................................   $  2,372,480
                                                                        ===============

6.   NOTES PAYABLE TO STOCKHOLDERS

     In March 1996, the Company's president, who is also a principal stockholder, agreed to purchase 187,500 shares of RSI's common stock from a stockholder for $500,000. As payment for the shares, the president signed a $250,000 note payable obligation to the selling stockholder, which bore interest at 7 percent and was due on March 14, 1998, and signed another $250,000 promissory note payable to the selling stockholder, which bore interest at 7 percent and was due on demand. In October 1996, the Company agreed to assume the president's rights and obligations under the agreements and repurchased the shares as treasury shares as per the terms of the original agreement with no additional compensation or consideration paid to the president. In March 1998, the Company and the stockholder agreed to rescind and to return the 187,500 shares of stock to the original stockholder. Accordingly, no loss was recognized on this transaction.

     In October 1996, in connection with the Company's acquisition of certain patents and license rights from the Company's president, the Company agreed to pay the president $125,000 as well as issue the president 65,625 shares of common stock. The $125,000 obligation was originally due March 1, 1997 without interest. During 1997, 1998 and 1999, the Company paid $41,750, $12,500 and $0, respectively, in cash
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (INFORMATION WITH RESPECT TO MARCH 31, 2000
                          AND FOR THE THREE MONTHS ENDED
                       MARCH 31, 2000 AND 1999 IS UNAUDITED)

     towards the principal on this obligation. In December, 1999, the Company's president agreed to convert the remaining principal balance of $70,750 into 23,583 shares of Series B preferred stock at $3.00 per share.

     During the years ended December 31, 1998 and 1999, the Company's president loaned the Company $75,000 and $130,209, respectively. Additionally, during the year ended December 31, 1999, the Company's chief financial officer, who is a stockholder, and another stockholder loaned the Company $10,545 and $83,441, respectively. These loans were evidenced by promissory notes which bore interest at 10 percent. In addition, the note holders were also to receive 100 shares of common stock per month for every $1,000 of principal outstanding. In connection with these agreements, the Company accrued and issued 83,500 shares of common stock which were valued at $3.20 per share. During September 1999, all amounts outstanding on these notes were converted into 105,984 shares of Series B convertible preferred stock at a rate of $3.00 per share.

7.   LEASES

     CAPITALIZED LEASE OBLIGATIONS

     Certain equipment is leased under capital lease agreements. The following is a summary of assets held under capital lease agreements:




                                                                            December 31,
                                                                  ---------------------------------       March 31,
                                                                       1998              1999               2000
                                                                  ---------------   ---------------    --------------
            Property and equipment..........................       $   75,126        $  103,602         $   28,476
            Less: Accumulated amortization..................          (29,320)          (62,701)            (5,537)
                                                                  ---------------   ---------------    --------------

                                                                   $   45,806        $   40,901         $   22,939
                                                                  ===============   ===============    ==============

     The following is a schedule of future minimum lease payments under capital lease agreement together with the present value of the net minimum lease payments at December 31, 1999:


            Year Ending December 31,
            ------------------------

                  2000................................................   $     35,728
                  2001................................................         35,728
                  2002................................................         27,776
                                                                        ---------------
            Total net minimum lease payments.......................            99,232
            Less:  Amount representing interest....................           (22,074)
                                                                        ---------------
            Present value of net minimum lease payments............            77,158
            Less:  Current portion.................................           (22,061)
                                                                        ---------------

                  Total...............................................   $     55,097
                                                                        ===============


     OPERATING LEASES AS LESSOR

     The Company accounts for its revenue sharing agreements as operating leases. As of December 31, 1999 and March 31, 2000, the Company had only one revenue sharing agreement for which the customer was contractually obligated to pay minimum monthly payments. Agreements with all other customers provide for an allocation of revenues to the Company with no minimum monthly payment. Accordingly, the Company is unable to estimate future amounts to be received under these agreements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (INFORMATION WITH RESPECT TO MARCH 31, 2000
                          AND FOR THE THREE MONTHS ENDED
                       MARCH 31, 2000 AND 1999 IS UNAUDITED)


     Future minimum payments to be received under the contract that provides for minimum monthly amounts are as follows:



            Year Ending December 31,
            ------------------------
                  2000................................................   $    132,457
                  2001................................................        132,457
                  2002................................................        132,457
                  2003................................................        132,457
                  2004................................................        132,457
              Thereafter...........................................           264,914
                                                                        ---------------

                  Total...............................................   $    927,199
                                                                        ===============


     OPERATING LEASES AS LESSEE

     The Company leases its operating facilities and certain equipment under non-cancelable operating leases. Rent expense for the years ended December 31, 1998 and 1999 and the three months ended March 31, 2000 was $100,098, $115,245 and $30,895, respectively. As of December 31, 1999 minimum rental payments under non-cancelable operating leases were as follows:




            Year Ending December 31,
            ------------------------
                  2000................................................   $    132,886
                  2001................................................        119,836
                  2002................................................        104,030
                                                                        ---------------

                  Total...............................................   $    356,752
                                                                        ===============

8.   INCOME TAXES

     The Company paid no federal or state income taxes.

     The significant components of the Company's deferred income tax assets as of December 31, 1998 and 1999 are as follows:



                                                                                     1998                 1999
                                                                                ----------------    -----------------
            Deferred Income Tax Assets:
               Net operating loss carryforwards..........................        $  2,533,815        $  3,640,709
               Reserves and accrued liabilities..........................             121,422              82,602
                                                                                ----------------    -----------------
                     Total deferred income tax assets....................           2,655,237           3,723,311
               Valuation allowance.......................................          (2,611,073)         (3,687,977)
                                                                                ----------------    -----------------
                     Net deferred tax asset..............................              44,164              35,334
                                                                                ----------------    -----------------
            Deferred Income Tax Liability:
               Tax depreciation in excess of book........................             (44,164)            (35,334)
                                                                                ----------------    -----------------
                     Total deferred income tax liabilities...............             (44,164)            (35,334)
                                                                                ----------------    -----------------

                     Net deferred income taxes...........................        $         --        $         --
                                                                                ================    =================

     The amount of and ultimate realization of the deferred income tax assets is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined. The Company has established a valuation allowance against its deferred income tax assets. Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of these deferred income tax assets to warrant the valuation allowance.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)



     The following is a reconciliation of the amount of tax benefit that would result from applying the federal statutory rate to pretax (loss)/income with the benefit from income taxes:



                                                                            December 31,
                                                                  ---------------------------------        March 31,
                                                                       1998              1999                2000
                                                                  ---------------   ---------------    --------------
            Benefit at statutory rate (34%).................       $ (1,409,469)     $ (1,248,540)      $   (421,589)
            Non-deductible expenses.........................            414,216           220,108            196,303
            Change in valuation allowance...................          1,049,973         1,076,904            241,654
            State tax benefit, net of federal tax benefit...            (54,720)          (48,472)           (16,368)
                                                                  ---------------   ---------------    --------------
                 Net Benefit From Income Taxes..............       $         --      $         --       $         --
                                                                  ===============   ===============    ==============


     The following summarizes the tax net operating loss carryforwards and their respective expiration dates as of December 31, 1999:

        2008................................................   $     44,043
        2010................................................        930,194
        2011................................................      2,188,074
        2017................................................        820,111
        2018................................................      3,191,461
        2019................................................      3,133,899
                                                              ---------------

        Total net operating loss carryforwards..............   $ 10,307,782
                                                              ===============

9.   COMMITMENTS AND CONTINGENCIES

     LEGAL MATTERS

     In March 1999, a vendor of the Company filed a lawsuit that alleges breach of contract and seeks payment in the amount of approximately $125,000 from the Company related to purchases of materials from the vendor. The Company has responded to the lawsuit, and management believes that the materials delivered by the vendor were defective. In addition, the Company's costs resulting from the defective materials are in excess of $120,000. Although the Company, after consultation with legal counsel, believes that their defenses have merit, they are unable to predict the outcome of this matter.

     The Company is the subject of certain legal matters, which it considers incidental to its business activities. It is the opinion of management, after discussion with legal counsel, that the ultimate disposition of these legal matters will not have a material impact on the consolidated financial condition or results of operations of the Company.

     In January 1999, the Company received $288,620 as a loan from an officer and a consultant. The proceeds were loaned to the officer and the consultant by the Riggs Family Partnership, a third party which had received the proceeds from an unregistered offering of the Company's common stock. The loans from the officer and the consultant were subsequently converted into 102,242 shares of Series B convertible preferred stock and 77,353 shares of common stock, collectively. This unregistered offering was performed outside the Company and without its knowledge. The Company has not been able to determine whether the unregistered offering was conducted with the benefit of a state or federal exemption from registration. The Company was not privy to any offering materials that may have been used or distributed with respect to the offering, and that it has no independent knowledge regarding the status of the investors. The Company also maintains that it did not have any control over, or contractual relationship with, the Riggs Family Partnership. In the event a successful claim is asserted against the Riggs Family Partnership as a result of the unregistered offering, the Company may be subject to a potential disgorgement of the proceeds received plus interest. No amount has been reclassified from stockholders' deficit to a liability in the accompanying financial statements for any possible payments which may result from the outcome of this unasserted claim.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)

     EMPLOYMENT AGREEMENTS

     During 1999, the Company entered into employment agreements with certain of its officers and key employees. The agreements are for periods of 24 to 36 months with an option to extend the terms for up to an additional 12 months upon mutual agreement of the Company and the officer/employee. Upon the successful completion of certain events (including an IPO of the Company's common stock), the officers/employees are to receive increases in their base salaries at percentages ranging up to 28 percent. In the event of termination of employment without cause, the officer/employee is entitled to cash compensation equal to their base salary for the lesser of the remainder of their employment agreement or a period of one to twelve months (depending on the officer/employee). Additionally, upon termination (with or without cause), the agreements allow certain of the officers to require repurchase of the officer's common stock by the Company at a price equal to 200 percent of its fair market value at the date of termination. The agreements also prevent the officers/employees from competing with the Company for up to one year from the date of termination of their employment.

     ADVERTISING AGREEMENT

     On March 24, 2000, the Company entered into a letter of agreement with an advertising agency. Under the terms of the agreement, the advertising agency is to assist the Company in the development and implementation of the Company's creative design related to its advertising, marketing and promotion. The agreement lasts for a term of one year and provides for the agency to be compensated as follows: months one through four - on March 29, 2000, the Company issued the agency a warrant to purchase 125,000 shares of common stock at $4.80 per share, and months five through twelve - the Company is to pay the agency $43,687 per month in cash. In addition, the Company also agreed to pay all outside expenses incurred by the agency on behalf of the Company which is estimated to be $450,000. The warrants issued were valued at $135,152 based upon their fair value measured using the Black-Scholes option pricing model with the following assumptions: 6.7 percent risk-free interest rate, 0 percent expected dividend yield, 83.41percent volatility, and a 1.76 year estimated life. The Company changed $101,364 of the value of the warrants to deferred offering costs relating to the proposed IPO and $33,788 were charged to prepaid expense.

     REGISTRATION RIGHTS

     In 1999, in connection with certain of its debt and equity offerings and the conversion of certain debt to equity, the Company has granted stockholders of 407,906 shares of common stock, warrants to purchase 242,550 shares of common stock and 683,333 shares of Series B convertible preferred stock the right, subject to applicable terms and conditions, to require the Company to register their common shares on a best efforts basis (or equivalent common shares upon the exercise of the warrants or conversion of the preferred stock) under the Securities Act for offer to sell to the public. Additionally, the Company has also granted certain stock and warrant holders the right to join in any registration of securities of the Company (subject to certain exceptions). The Company is obligated to pay all offering expenses related to offerings requested by the stock and warrant holders under these agreements. The stockholders are obligated to pay all selling expenses.

     FINANCING AGREEMENT

     During 1999, the Company entered into a program agreement with a finance company to provide funding for Refreshment Centers which the Company places with customers under revenue sharing agreements. Under the terms of the program agreement, the finance company will fund the Company's product costs for each Refreshment Center that has been in service for 90 days subject to the hotel meeting certain requirements. The Company is obligated to repay the financing over seven years, with a formula-based variable interest rate. As part of the financing, eRoomSystem Technologies will form a new entity, eRoomSystem SPE, Inc. eRoomSystem SPE will be a Nevada corporation as a wholly owned subsidiary. eRoomSystem SPE will own all of the Refreshment Centers funded by the finance company as well as the
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)


     revenue sharing agreements. The finance company will take a senior security interest in the Refreshment Centers financed under the program agreement. As of December 31, 1999, no Refreshment Centers have been funded under the program agreement.

10.  STOCKHOLDERS' EQUITY

     AMENDMENT TO ARTICLES OF INCORPORATION

     On February 2, 2000, with stockholder approval, the Company filed articles of amendment to its articles of incorporation. The amended articles of incorporation authorize the Company to issue 500,000 shares of $0.001 par value Series A preferred stock, 2,500,000 shares of $0.001 par Series B preferred stock and 2,000,000 shares of $0.001 par value Series C preferred stock and 20,000,000 shares of $0.001 par common stock. The Company's board of directors is authorized, without stockholder approval, to designate and determine the preferences, limitations and relative rights granted to or imposed upon each share of preferred stock which are not fixed by the amended articles of incorporation.

     On March 29, 2000, and corrected on May 30, 2000, the Company filed an amendment and restatement of the Company's Articles of Incorporation, as amended and restated on February 2, 2000. The amended and restated articles of incorporation: (i) changed the Company's name to "eRoomSystem Technologies, Inc."; (ii) increased the Company's authorized capital stock to 60,000,000 shares; (iii) increased the authorized number of shares of the Company's common stock from 20,000,000 shares to 50,000,000 shares; and
     (iv) authorized 5,000,000 shares of undesignated preferred stock at $0.001 par value.

     REVERSE STOCK SPLITS

     On September 28, 1999, the Company's board of directors approved a one-for-two reverse stock split related to its outstanding common stock and common stock options and warrants. However, in connection with their employment agreements, officers which held 996,000 shares of common stock and a former consultant which held 475,000 shares of common stock were excluded from the effect of this reverse stock split. On March 29, 2000, the Company's board of directors approved a three-for-four shares reverse stock split related to its common stock and common stock options and warrants. Additionally, in connection with the sale of the Series A and B convertible preferred stock, the holders of Series A and B convertible preferred stock were excluded from the effect of these reverse stock splits. The 1999 and 2000 stock splits have been retroactively reflected in the accompanying consolidated financial statements for all periods presented.

     STOCK ISSUANCES FOR SERVICES

     During the year ended December 31, 1999, the Company issued shares of common stock to officers, key employees and outside parties for services provided and as bonuses. The shares issued have been valued by the Company's Board of Directors at estimated fair values based on other issuances of shares for cash and on the terms of related transactions. During 1999, the Company issued 1,864 shares of its common stock to certain officers and key employees and recorded $5,965 of related compensation expense, respectively. The shares issued in 1999 were valued at $3.20 per share.

     1997 STOCK OPTION EXERCISE

     During the year ended December 31, 1997, certain option and warrant holders exercised options and warrants to purchase 1,733,500 shares of common stock in exchange for partial recourse notes receivable of $3,799,250. The notes were due on demand, bore interest at 7 percent per annum and the principal and accrued interest could be paid by surrendering shares of common stock to the Company. During the years ended December 31, 1998 and 1999, the Company accrued $274,691 and $235,951, respectively, of interest related to these notes receivable. On the dates the options and warrants were granted to employees during 1997, the exercise price of $1.75 per share was greater than the fair value of the Company's common
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)

     stock. Accordingly, no compensation was recognized. Warrants granted to third-party consultants were valued at their fair value based upon the Black-Scholes option pricing model and resulted in the recognition of approximately $93,000 of compensation expense during 1997.


     EITF 95-16, "Accounting for Stock Compensation Arrangements with Employer Loan Features Under APB No. 25, requires employee notes received upon exercise of stock options to be accounted for as the issuance of new stock options with a new measurement date if the notes are nonrecourse to the employee. The notes received in connection with the exercise of these options were partial recourse to the stockholders. Accordingly, they were not nonrecourse notes and were therefore not considered to be the issuance of new stock options.

     In connection with their employment/consulting agreements, certain stockholders had been exempted from the effects of the reverse stock split discussed above. During the year ended December 31, 1999, the Company demanded payment on notes receivable with principal balances totaling $3,143,000. Holders of 1,471,000 shares of common stock with a principal obligation totaling $2,574,250 and accrued interest of $366,319 surrendered their shares to the Company as satisfaction of the obligation. Since these officers and former consultant immediately returned all of these shares to the Company, no compensation was recognized in connection with the exclusion of these shares from the reverse stock split. However, as of December 31, 1999, a holder of 121,875 shares of common stock with a principal balance of $568,750 and accrued interest of $50,938 had filed for bankruptcy protection. As a result, the Company is currently negotiating with the bankruptcy trustee for the return of the shares. However, the fair value of the shares is less than the principal and accrued interest on the note receivable. Accordingly, as of December 31, 1999 the Company has recorded a reserve of $229,688 against the note receivable to reflect it at the fair value of the underlying collateral.

     As of December 31, 1999, a note receivable from the exercise of 140,625 stock options with a principal balance of $656,250 and accrued interest of $93,385 remained outstanding for which the Company had not yet demanded repayment. As a result of the decline in the value of the underlying collateral and because the Company does not believe it will receive payment beyond the return of the underlying common stock, the Company recorded a reserve of $299,635 to reflect the note receivable at the fair value of the underlying collateral. At March 31, 2000, the Company cancelled a note receivable from a stockholder which was used to purchase shares of common stock. The value of the note receivable was $656,250. As consideration for the cancellation of the note receivable, 140,625 shares of common stock were returned to the Company by the stockholder and retired.

     1998 STOCK TRANSACTIONS

     In January 1998, the Company sold 35,532 shares of common stock in a private placement at $10.67 per share. The Company received cash proceeds of $335,042, net of $43,958 in offering costs. The placement agent of the offering received a cash commission of 12.5 percent and warrants to purchase 4,264 shares of common stock, exercisable at $12.80 per share which are exercisable for a period of three years. The Company has valued these warrants at $4.31 per share using the Black-Scholes option pricing model with the following assumptions: risk free rate of 5.4 percent, expected dividend yield of 0 percent, volatility of 58.2 percent and an expected life of 3.3 years.

     During the year ended December 31, 1998, the Company sold an additional 5,156 shares of common stock to an investor at $10.67 per share.

     1998 SERIES A CONVERTIBLE PREFERRED STOCK OFFERING

     In January 1998, the Company issued 360,000 shares of Series A convertible preferred stock at a price of $5.00 per share. The Company received $600,275 in net cash proceeds (net of offering costs of $159,725) and issued 152,000 shares of Series A convertible preferred stock. In addition, the Company issued 208,000 shares of Series A convertible preferred stock relating to the conversion of $1,040,000 of 1996 Notes. The
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)

     placement agent received a cash commission of 13 percent, due diligence and non-accountable expense allowances (for a total of $149,843), 13,125 shares of common stock (valued at $10.67 per share) and warrants to purchase 6,840 shares of common stock exercisable at $16.00 per share which are exercisable for a period of two years subsequent to the Company's IPO. The Company has valued these warrants at $2.56 per share using a Black-Scholes option pricing model with the following assumptions: risk free rate of 5.6 percent, expected dividend yield of 0 percent, volatility of 58.2 and an expected life of 2.1 years.

     The Series A convertible preferred stock is automatically converted into shares of common stock upon the consummation of an IPO on a one-to-one basis if the IPO price is at lease $10.00 per share. If the initial public offering price is less than $10.00 per share, the conversion rate for the shares of Series A convertible preferred stock will be $10.00 divided by the IPO price. On November 14, 1998, holders of Series A convertible preferred stock commenced cumulating an 8% annual dividend. The annual dividend requirement applicable to Series A preferred shares outstanding at December 31, 1999 is $144,000, or $0.40 per share. Due to certain provisions of the Series A convertible preferred stock, the Company's one-for-two reverse stock split declared on September 28, 1999 did not affect the number of shares of Series A convertible preferred stock outstanding. No dividends have been paid to date to holders of Series A convertible preferred stock. As of December 31, 1998 and 1999, holders of Series A convertible preferred stock were owed dividends of $18,541 and $162,541, respectively.

     In accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" the Company will record (upon conversion of the Series A convertible preferred stock) a dividend to the Series A convertible preferred stockholders of $1,800,000. This dividend represents the contingent beneficial conversion feature of the Series A convertible preferred stock which accrues to the Series A convertible preferred stockholders at the date of conversion.

     In the event of a liquidation, dissolution or winding up of eRoomSystem Technologies, holders of the Series A preferred stock will be entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share, plus an amount equal to any unpaid dividends to the payment date, before any payment or distribution is made to holders of common stock or any series or class of stock there after issued that rank junior as to the liquidation rights of the Series A preferred stock. The holders of the Series A shares may not note on any matter, excluding matters affecting the rights of such stockholders or as required by law. In connection with such note, each share of Series A preferred stock will be entitled to one note.

     1999 SERIES B CONVERTIBLE PREFERRED STOCK OFFERING

     From May through September 1999, the Company issued 2,081,680 shares of Series B convertible preferred stock at a price of $3.00 per share. The Company received $3,584,256 in net cash proceeds (net of cash offering costs of $480,885) and issued 1,355,047 shares of Series B convertible preferred stock. In addition, the Company issued 726,633 shares of Series B convertible preferred stock upon the conversion of $2,265,599 of promissory notes and unpaid salaries of certain officers and as part of the settlement with RSG Investments (Note 4). The placement agent received a cash commission of 9 percent on shares which they placed and a non-refundable expense allowance of 2.5 percent.

     Effective January 1, 2000 and in connection with the Series B convertible preferred stock offering, the Company agreed to pay an individual a finder's fee of $51,250 plus interest at 10 percent, which is payable from proceeds of the Company's IPO and agreed to issue an option to purchase 1,125 shares of common stock at an exercise price of $4.80 per share. In the event the Company does not complete an IPO by September 28, 2000, the Company is obligated to issue additional options to purchase 1,125 shares of common stock per month until September 30, 2000, at which time an additional 1,125 options are to be issued and the finder's fee and accrued interest are due and payable in full. The Company has accounted for the finders fee and the fair value of the initial 1,125 options as a cost of the Series B convertible preferred stock offering.

                                     F-31-
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)


     Pursuant to the terms of the Series B convertible preferred stock, the shares are automatically converted into shares of common stock upon the consummation of an IPO or a business combination where controlling interest of the Company is acquired. Before the modification as explained below, the conversion was at the lower of (i) $3.00 per share or (ii) 50 percent of the IPO price per share. On April 12, 2000, the certificate of designation for the Series B preferred stock was amended to modify the conversion rate to be determined by dividing $3.00 by 45 percent of the IPO price per share. In the event the Company does not close its IPO by September 28, 2000, each holder of Series B preferred stock shall have the option to convert their Series B stock into the Company's common stock or remain a Series B preferred stockholder after that date. Upon election, each Series B share converts into 1.5 shares of common stock. The holders of the Series B preferred stock are entitled to an annual cumulative dividend of six percent, payable in common stock. The annual dividend requirement applicable to Series B convertible preferred stock outstanding is $374,702, or $0.18 per share. As of December 31, 1999, and March 31, 2000, the Company had accrued common stock dividends of 28,936 and 23,365 shares with a value of $141,899 and $93,460, respectively related to the Series B convertible preferred stock.

     In accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," the Company determined that the holders of the Series B convertible preferred stock had received a beneficial conversion feature at the date of issuance. This beneficial conversion feature was valued at $1,249,008 and is being accrued as a dividend between the date of issuance of the Series B convertible preferred stock and September 28, 2000, the date which the Series B convertible preferred stockholders have the right to convert their shares. By modifying the terms of the beneficial conversion feature, when the value of the common stock was $3.20 per share, the beneficial conversion feature was increased by $2,498,016. The increase to the beneficial conversion feature is being accrued as a dividend from April 12, 2000 through September 28, 2000. In the event of a successful IPO prior to that date, the remaining unaccrued beneficial conversion feature will be accrued and recognized at the effective date of the IPO. During the year ended December 31, 1999 and the three months ended March 31, 2000, the Company recorded dividends of $321,370 and $311,396 to the Series B convertible preferred stockholders related to the beneficial conversion feature.

     In the event of any liquidations, dissolution or winding up of the Company, holders of Series B convertible preferred stock will be entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share, plus an amount equal to any unpaid dividends to the payment date, before any payment or distribution is made to holders of common stock or any series or class thereafter issued that ranks junior to the liquidation rights of the Series B convertible preferred stock. The holders of Series B convertible preferred stock may not vote on any matter, excluding matters affecting the rights of such stockholders or as required by law. In connection with any such vote, each outstanding share of Series B convertible preferred stock will be entitled to one vote. In addition, if the Company has not completed an IPO by September 28, 2000, holders of Series B convertible preferred stock will be accorded voting rights. In such event, each share of Series B convertible preferred stock will be entitled to one vote.

     1999 COMMON STOCK ISSUANCE

     On May 30, 1999, the Company sold 198,750 shares of common stock to an entity controlled by the Company's president in exchange for a promissory note in the amount of $1,590,000. The purpose of the stock sale was to assist the Company in complying with certain stock pledge requirements set forth in the Equipment Agreement with RSG (see Note 4). On September 28, 1999 as a result of the Transfer Agreement with RSG, the 198,750 shares of common stock were returned to the Company in exchange for the cancellation of the promissory note. The shares have been reflected as issued and retired in the accompanying statement of stockholders' deficit for the year ended 1999.

     2000 SERIES C CONVERTIBLE PREFERRED STOCK OFFERING

     During March and April 2000, the Company issued $212,500 of 7% secured, subordinated, convertible promissory notes, 196,150 shares of 7% Series C convertible preferred stock and warrants to purchase
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)


     42,500 shares of common stock at $6.60 per share in a private placement offering. The Company received $777,750 in net proceeds (net of offering costs of $72,250). The gross proceeds consisted of $650,000 in cash and $200,000 in irrevocable subscription agreements. The 7% Series C convertible preferred stock was issued at $3.25 per share and will be automatically converted into common stock upon the close of an initial public offering at the rate determined by $3.25 divided by 55 percent of the IPO price per share, provided the IPO closes by January 31, 2001, otherwise at $3.30 per share. The promissory notes bear interest at 7 percent per annum, payable semi-annually and mature on December 31, 2001. The notes may be converted at the option of the holders into common stock at 85 percent of the IPO price per share, commencing 30 days following the closing of the IPO. The total proceeds from the offering were allocated to the financial instruments issued based upon their relative fair values, and resulted in allocating $164,169 to the promissory notes before offering costs of $16,664, $31,875 to the beneficial debt conversion feature, $538,140 to the 7% Series C convertible preferred stock and $60,230 to the warrants. Based upon the estimated market value of the common stock of $3.20 per share at the date of the offering, there was no beneficial conversion feature associated with the 7% Series C convertible preferred stock.

     As of March 31, 2000, the Company had issued $175,000 of 7% secured, subordinated, convertible promissory notes, 161,535 shares of 7% Series C convertible preferred stock and warrants to purchase 35,000 shares of common stock at $6.60 per share in the private placement offering. The Company received $659,625 in net proceeds (net of offering costs of $40,375).

     The proceeds from the offering were allocated to the financial instruments issued based upon their relative fair values and resulted in allocating $135,198 to the promissory notes before offering costs of $9,312, $26,250 to the beneficial debt conversion feature, $456,407 to the 7% Series C convertible preferred stock and $51,082 to the warrants.

     While the allocated value of the warrants was less than their fair value of $58,759, the fair value was measured using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 5.0 percent, expected dividend yield of 0 percent, volatility of 100 percent, and expected lives of 3.25 years. The debt issuance costs will be amortized through December 31, 2001, the discount on the promissory notes of $30,490 will be amortized as interest expense through December 31, 2001.

     In the event of any liquidation, holders of the Series C convertible preferred stock will be entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share plus an amount equal to any unpaid dividends to the payment date before any payment or distribution is made to the holders of common stock or any series or class of the Company's capital stock that ranks junior to the liquidation rights of the Series C convertible preferred stock. The holders of the Series C convertible preferred stock may not vote on any matter, excluding matters affecting the rights of such stockholders or as required by law. In connection with any such vote, each outstanding share of Series C convertible preferred stock shall be entitled to one vote.

     OTHER ISSUANCES OF COMMON STOCK AND WARRANTS

     During the first quarter of 2000, the Company also issued 1,365 shares of common stock to an employee who loaned money to the Company. Interest on the loan accrued at 10% per annum. The shares were issued as a payment of interest and the value of the shares issued was $4,374 or $3.20 per share. Additionally, the Company issued 7,991 shares of common stock to the holders of the 1999 Private Debt offering who are entitled to receive shares for the payment of interest. The value of the shares issued as an interest payment was $25,563 or $3.20 per share.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)


11.  STOCK OPTIONS AND WARRANTS

     STOCK-BASED COMPENSATION

     The Company accounts for its stock options issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 and related interpretations ("APB 25"). Under APB 25, compensation expense is recognized if an option's exercise price on the measurement date is below the fair value of the Company's common stock. The Company accounts for options and warrants issued to non-employees in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) which requires these options and warrants be accounted for at their fair value.

     NON EMPLOYEE GRANTS

     During the years ended December 31, 1998 and 1999 and the three months ended March 31, 2000, the Company issued options to purchase 938, and 63,711 and 321,000 shares of common stock, respectively. The exercise price was $12.80, and ranged from $4.80 to $9.60, and $4.00 to $9.60 for the years ended December 31, 1998 and 1999 and for the three months ended March 31, 2000, respectively. These options were valued in accordance with SFAS 123 (utilizing the Black-Scholes option pricing model with the following weighted average assumptions for the years ended 1998 and 1999 and the three months ended March 31, 2000, respectively: risk free interest rate of 5.6, 6.2 and 6.7, expected dividend yield of 0 percent, volatility of 58.2,
     100.6 and 86.05 percent, expected lives of 3.2, 2.6 and 3.3 years, respectively) at amounts ranging from $1.58, $1.37 to $1.63 and $1.15 to $1.98 per share, respectively.

     EMPLOYEE GRANTS

     During 1998 and 1999 the Company granted options to purchase 9,375 and 269,909 shares of common stock, respectively. The exercise price ranged from $11.33 and $4.80 to $8.80 per share, respectively. There was no intrinsic value relating to these options and vested upon grant.

     On February 3, 2000, the Board of Directors adopted, and on March 29, 2000, a majority of the shareholders' approved the creation of the 2000 Stock Option Plan ("2000 Plan") with 2,000,000 shares of common stock reserved for issuance thereunder. The plan provides both the direct award or sale of shares and for the grant of options to purchase shares. A committee, designated by the board of directors, will administer the plan and has the discretion to determine the employees, directors, independent contractors and advisors who will receive awards, the type of awards (stock, incentive stock options or non-qualified stock options) to be granted, the term, vesting and exercise prices. The exercise price for the options may be paid in cash, in shares of the Company's common stock valued at fair market value on the exercise date or through a same-day sale program without any cash outlay by the optionee. In the event of a change in control (as defined), all restrictions on all awards or sales of shares issued under the plan will lapse and vesting on all unexercised options will accelerate to the date of the change in control.

     In February and March 2000, the Company issued options for the purchase of 1,119,768 shares of common stock to certain officers and employees of the Company pursuant to the 2000 Plan. With the exception of options to purchase 74,917 shares of common stock, these options vested immediately. The exercise prices range from $4.00 to $9.60 per share. The options are exercisable through the third anniversary of the closing of this offering.

     SFAS 123 requires pro forma information regarding net income (loss) as if the Company had accounted for its stock options granted to employees subsequent to December 31, 1994 under the minimum fair value method of the statement. The minimum fair value of the stock options was estimated at the grant date by the Company using the Black-Scholes option pricing model. The following weighted average assumptions were used in the Black-Scholes model for the years ended 1998 and 1999 and the three months ended March 31, 2000, respectively: weighted-average risk-free interest rate of 5.5, 6.3 and 6.7 percent, a weighted average dividend yield of 0 percent, volatility of 58.2, 100.6 and 85.4 percent, and a
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)


     weighted-average expected lives of 3.8, 2.7 and 3.3 years, respectively. Following are the pro forma disclosures and the related impact on the net income (losses):




                                                                            December 31,
                                                                  ---------------------------------      March 31,
                                                                       1998              1999              2000
                                                                  ---------------   ---------------    --------------
            Loss attributable to common stockholders as
               reported.....................................       $ (4,164,037)     $ (4,279,444)      $ (1,654,718)
            Loss attributable to common stockholders pro
               forma........................................         (4,209,596)       (4,725,793)        (3,205,670)
            Basic and diluted loss per common share as
               reported.....................................              (1.37)            (1.33)             (0.75)
            Basic and diluted loss per common share pro
               forma........................................              (1.39)            (1.47)             (1.47)




     Due to the nature and timing of option grants, the resulting pro forma compensation cost may not be indicative of future years.

     OUTSTANDING STOCK OPTIONS AND WARRANTS

     The Company has from time to time granted stock options and warrants to employees, directors, consultants and in connection with financing transactions (see Notes 4, 5 and 10). A summary of stock option and warrant activity for the years ended December 31, 1998 and 1999 and the three months ended March 31, 2000 is as follows:

                                                                                                          Weighted
                                                                   Options and                             Average
                                                                     Warrants        Price Range       Exercise Price
                                                                  ---------------   ---------------    ---------------

            Balance, December 31, 1997......................       $    454,575      2.67 -  6.00            3.19
                 Granted....................................            143,455      2.67 - 16.00           10.33
                                                                  ---------------
            Balance, December 31, 1998......................            598,030      2.67 - 16.00            5.00
                 Granted....................................            362,228      1.33 -  9.60            5.56
                 Forfeited..................................            (93,750)            12.80           12.80
                                                                  ---------------
            Balance, December 31, 1999......................            866,508      2.67 - 16.00            4.39
                 Granted....................................          1,623,809      1.00 -  9.60            6.53
                                                                  ---------------


            Balance, March 31, 2000.........................          2,490,317     $1.00 - 16.00            5.78
                                                                  ===============

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)


     A summary of stock option and warrant grants with exercise prices less than, equal to or greater than the estimated market value on the date of grant during the years ended December 31, 1998 and 1999 and the three months ended March 31, 2000 is as follows:



                                                                                                          Weighted
                                                                                                        Average Fair
                                                                   Options and         Weighted           Value of
                                                                     Warrants           Average          Options and
                                                                     Granted        Exercise Price        Warrants
                                                                  ---------------   ---------------    ---------------

            Year Ended December 31, 1998:
               Grants with exercise price less than
                 estimated market value.....................           105,416            2.67               8.46
               Grants with exercise price greater than
                 estimated market value.....................            38,039           13.78               4.88
                                                                  ---------------
            Year Ended December 31, 1999:
               Grants with exercise price less than
                 estimated market value.....................            19,233            2.40               2.20
               Grants with exercise price greater than
                 estimated market value.....................           342,995            5.66               1.82
                                                                  ---------------
            Three Months Ended - March 31, 2000:
               Grants with exercise price less than
                 estimated market value.....................             4,290            1.20               2.46
               Grants with exercise price greater than
                 estimated market value.....................         1,619,519            6.49               1.44


     A summary of the options and warrants outstanding and exercisable as of December 31, 1999 and March 31, 2000 follows:

         DECEMBER 31, 1999

                                          Weighted Average
 Range of Exercise         Number            Remaining       Weighted Average                       Weighted Average
       Price             Outstanding      Contractual Life    Exercise Price    Number Exercisable   Exercise Price
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
  $  1.33 - 2.67            398,304          2.5 years         $     2.65             398,304         $     2.65
     2.68 - 5.33            366,914          2.6 years               4.76             366,914               4.76
     5.34 -16.00            101,290          2.6 years               9.72             101,290               9.72
                      ------------------                                        -------------------
                            866,508                                                   866,508
                      ==================                                        ===================


         MARCH 31, 2000



                                          Weighted Average
 Range of Exercise         Number            Remaining       Weighted Average                       Weighted Average
       Price             Outstanding      Contractual Life    Exercise Price    Number Exercisable   Exercise Price
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
    $1.00 - 2.67            402,219          2.25 years        $     2.64             402,219         $     2.64
     2.68 - 5.33          1,204,056          2.78 years              4.45           1,204,056               4.45
     5.34 -16.00            884,042          3.05 years              9.03             821,188               9.08
                      ------------------                                        -------------------
                          2,490,317                                                 2,427,463
                      ==================                                        ===================

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)



12.  SEGMENT INFORMATION

     In June 1998, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes disclosures related to components of a company for which separate financial information is available and evaluated regularly by a company's chief operating decision makers in deciding how to allocate resources and in assessing performance. It also requires segment disclosures about products and services as well as geographic areas. The Company has determined that it did not have any separately reportable operating segments as of December 31, 1998 and 1999. However, the Company does sell Refreshment Centers in geographic locations outside of the United States. Revenues attributed to individual countries based on the location of sales to unaffiliated customers for the years ended December 31, 1998 and 1999 and for the three months ended March 31, 2000 is as follows:




                                                                            December 31,
                                                                  ---------------------------------       March 31,
                                                                       1998              1999               2000
                                                                  ---------------   ---------------    --------------
            Revenue:
               United States................................       $    769,062      $    540,517       $     49,099
               Other Countries..............................            242,400                --                 --
                                                                  ---------------   ---------------    --------------

               Total Revenue................................       $  1,011,462      $    540,517       $     49,099
                                                                  ===============   ===============    ==============

13.  CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     The Company's historical revenues and receivables have been derived solely from the lodging industry. The Company offers credit terms on the sale of its Refreshment Centers and in connection with its revenue sharing contracts. The Company performs ongoing credit evaluations of its customers' financial condition and does not require collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable.

     During the year ended December 31, 1998, revenues from three customers accounted for 40.8, 25.1 and 24 percent of total revenues.

     During the year ended December 31, 1999, revenues from two customers accounted for 26.7 and 16.0 percent of total revenues.

     During the three months ended March 31, 2000, no single customer accounted for a material amount of the Company's revenue. No other customer accounted for more than 10 percent of total revenues in any year presented.

14.  SUBSEQUENT EVENTS

     2000 STOCK OPTION PLAN

     In February and March 2000, the Company issued options for the purchase of 1,119,768 shares of common stock to certain officers and employees of the Company at prices ranging from $4.00 to $9.60 per share

     NON-EMPLOYEE STOCK OPTION GRANTS

     During the three months ended March 31, 2000, the Company issued options to purchase 321,000 shares of common stock to various non employees at prices ranging from $4.00 to $9.60.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)

     NOTE PAYABLE TO STOCKHOLDER

     In February 2000, the Company received a $500,000 loan from a company, wholly owned by a stockholder and nominee to the board of directors. Also, the Company issued a warrant for the purchase of 18,750 shares of common stock.

     CANCELLATION OF NOTE RECEIVABLE

     At March 31, 2000, the Company cancelled a note receivable from a stockholder which was used to purchase shares of common stock. The value of the note receivable was $656,250. As consideration for the cancellation of the note receivable, 140,625 shares of common stock were returned to the Company by the stockholder and retired.

     2000 SERIES C CONVERTIBLE PREFERRED STOCK

     During March and April 2000, the Company issued $212,500 of 7% secured, subordinated, convertible promissory notes, 196,150 shares of 7% Series C convertible preferred stock and warrants to purchase 42,500 shares of common stock at $6.60 per share in a private placement offering for net proceeds of $777,750 (net of $72,250 of offering costs).

     ADVERTISING AND MARKETING LETTER OF AGREEMENT

     On March 24, 2000, the Company entered into a letter of agreement with an advertising agency. The Company issued warrants to purchase 125,000 shares of common stock as part of the agreement.

     AMENDMENT TO SERIES B CONVERTIBLE PREFERRED STOCK DESIGNATION

     The certificate of designation for the Series B convertible preferred stock was amended on April 12, 2000 to modify the conversion rate to $3.00 divided by 45 percent of the IPO price per share.

     ADDITIONAL WARRANTS ISSUED

     During the first quarter of 2000, the Company issued 4,291 warrants to purchase common stock in connection with the 1996 defaulted notes.

     OTHER SUBSEQUENT EVENTS

     On March 31, 2000, the Company issued 22,484 shares of common stock to holders of the Series B convertible preferred stock. During the first quarter of 2000, the Company issued 1,365 shares of common stock to an employee who loaned money to the Company. Additionally, the Company issued 7,991 shares of common stock to the holders of the 1999 Private Debt offering.

     During the second quarter of 2000, the Company issued 29,972 shares of common stock to holders of the Series B convertible preferred stock (unaudited). The Company also issued 1,818 shares of common stock to an employee who loaned money to the Company (unaudited). Additionally, the Company issued 9,850 shares of common stock to holders of the 1999 Private Debt offering (unaudited). Also, the Company issued 777 shares of common stock to a vendor (unaudited).

     2000 BRIDGE LOAN

     On April 13, 2000, the Company issued a $1,500,000, 9% secured, subordinated promissory note and 200,000 shares of common stock for irrevocable subscription agreements in a private placement offering. The Company received $1,472,500 (net of offering costs of $27,500) in net cash proceeds. The promissory
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (INFORMATION WITH RESPECT TO MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 2000 AND 1999 IS UNAUDITED)


     note bears interest at nine percent per annum, payable semi-annually and matures on the earlier of the closing of the IPO or October 13, 2000.

     The proceeds from the offering were allocated to the financial instruments issued based upon their relative fair values and resulted in allocating $1,051,769 to the promissory note before offering costs of $19,643 and $440,374 to the common stock.

     FINANCING AGREEMENT


     On May 11, 2000, the Company entered into a Master Business Lease Financing Agreement (the "Agreement"), whereby the Company may receive funding of up to 150% of the fully-burdened cost of its products under the terms of an open-ended line of credit. The Company is obligated to repay amounts borrowed under the agreement over a seven-year term using a formula-based variable interest rate. The financing will be secured by products funded by the equipment financier and all proceeds generated and derived from such products.

================================================================================

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                 ---------------

                                TABLE OF CONTENTS

                                               PAGE

Prospectus Summary..................................................1
Risk Factors........................................................4
Special Note Regarding Forward-Looking
   Information.....................................................10
Use of Proceeds....................................................11
Dividend Policy....................................................13
Capitalization.....................................................14
Dilution...........................................................15
Selected Financial Data............................................16
Management's Discussion and Analysis of
   Financial Condition And Results of
   Operations......................................................18
Business...........................................................30
Management.........................................................42
Certain Relationships and Related Transactions.....................47
Principal Stockholders.............................................50
Description of Capital Stock.......................................52
Shares Eligible for Future Sale....................................58
Underwriting.......................................................60
Legal Matters......................................................63
Experts............................................................63
Change in Accountants..............................................63
Available Information..............................................63
Index to Consolidated Financial Statements........................F-1

                                 ---------------

     Through and including _________, 2000, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.



                        1,800,000 Shares of Common Stock


                         eROOMSYSTEM TECHNOLOGIES, INC.



                                  [INSERT LOGO]



                          DONALD & CO. SECURITIES INC.



================================================================================

 [Alternative Page for Selling Stockholder Prospectus]





                  SUBJECT TO COMPLETION, DATED __________, 2000

PROSPECTUS

        200,000 SHARES OF COMMON STOCK ON BEHALF OF SELLING STOCKHOLDERS


                               [eROOMSYSTEM LOGO]


                         eROOMSYSTEM TECHNOLOGIES, INC.


     The stockholders named under the caption "Selling Stockholders" from time to time may offer to sell up to 200,000 shares of common stock of eRoomSystem Technologies, Inc.

     We are not selling any shares of common stock on behalf of selling stockholders and will not receive any cash or other proceeds in connection with the sale of shares by selling stockholders.

                               ------------------

     eRoomSystem Technologies' common stock is traded on the Nasdaq SmallCap Market under the symbol "ERMS." On __________, 2000, the last reported sale price of eRoomSystem Technologies' common stock was __________.

                               ------------------

     THESE SECURITIES ARE SPECULATIVE. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                              ______________, 2000

The information in this preliminary prospectus is not complete and may be changed. eRoomSystem Technologies, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 78.7502 and 78.751 of the Nevada Revised Statutes provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article XII of our amended and restated articles of incorporation (Exhibit 3.01 hereto) provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes.

     In addition to the indemnification of officers and directors under the Nevada Revised Statutes, we entered into indemnification agreements with Dr. Alan C. Ashton on August 17, 1999 and with John J. Prehn on May 31, 2000. Pursuant to these indemnification agreements, we agreed to hold harmless and indemnify each of them against any and all expenses incurred by them as a result of their positions as directors of eRoomSystem Technologies. In addition, we agreed to advance expenses incurred by each of them upon receipt of a written request for such advancement containing an unsecured undertaking by each of them to repay such amounts to the extent that they are held to not be entitled to indemnification from eRoomSystem Technologies. The advancement of expenses specifically excludes amounts for judgments, penalties, fines and settlements. Messrs. Ashton and Prehn each possess the right to indemnification if, in civil proceedings, they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of eRoomSystem Technologies, and, in criminal proceedings, they had no reasonable cause to believe that his conduct was unlawful. In addition, eRoomSystem Technologies may elect to not indemnify Messrs. Ashton and Prehn if either a majority of the directors not involved in the relevant proceeding or independent legal counsel, in a written opinion, determine that they have not met the relevant standards for indemnification.

         On September 28, 1999, we entered into an indemnification agreement with Donnelly Prehn which indemnifies Mr. Prehn for actions to be taken by him as a director on behalf of RSi BRE. Pursuant to this indemnification agreement, eRoomSystem Technologies and RSi BRE, jointly and severally, agreed to hold harmless and indemnify Mr. Prehn against any and all expenses incurred by him as a result of his position as a director of eRoomSystem Technologies. In addition, we agreed to advance expenses incurred by Mr. Prehn upon receipt of a written request for such advancement containing an unsecured undertaking by Mr. Prehn to repay such amounts to the extent that Mr. Prehn held to not be entitled to indemnification from eRoomSystem Technologies. Mr. Prehn's rights to indemnification are only available if damages have not already been paid directly to Mr. Prehn by an insurance carrier maintained by either eRoomSystem Technologies or RSi BRE. Mr. Prehn is not entitled to indemnification if he is adjudged by a court of competent jurisdiction to have engaged in intentional misconduct or a knowing violation of the law, if he received an improper personal benefit, or if a court of competent jurisdiction renders a final decisions that such indemnification is unlawful.

     The Underwriting Agreement (Exhibit 1.01 hereto) provides for indemnification by ourselves, our underwriters and the directors and officers of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

     Even though indemnification for liabilities arising under the Securities Act may be provided to certain directors and officers pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

     SEC registration fee                      $              5,993
     NASD filing fee                                          5,000
     Nasdaq Small Cap listing fee                             5,000
     Printing and engraving costs                            50,000
     Legal fees and expenses                                260,000
     Accounting fees and expenses                           420,000
     Blue Sky fees and expenses                              45,000
     Transfer Agent and Registrar fees                       10,000
     Miscellaneous expenses                                  19,007
     -------------------------------------          -----------------
     TOTAL                                     $            820,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     From April 1997 through June 2000, we have granted or issued and sold the following unregistered securities:

          (1) On April 14, 1997, we commenced a private placement of up to $1,800,000 of units, or the 1997 Units Offering, consisting of promissory notes and common stock, underwritten on a best-efforts basis by Spectrum Securities, Inc., or Spectrum. Spectrum had an over-allotment option of 15% or $270,000. We offered 180 units at price of $10,000 per unit, or 1997 Units. Each 1997 Unit consisted of 938 shares of common stock and a $5,000 15% secured promissory note, or 1997 Note. We received cash subscriptions of $1,986,000 from the 1997 Units Offering and issued 372,375 shares of common stock and 1997 Notes in the aggregate principal amount of $993,000. Spectrum received a cash commission of 15% and 24,018 shares of common stock for serving as placement agent. In addition, Pacific Acquisition Group II, LLC was issued 139,846 shares of common stock for serving as our merchant banker. This offering was exempt from registration in reliance on Rule 506 of Regulation D of the Securities Act. The securities were issued to independent third parties who were either accredited or sophisticated non-accredited investors, either alone or with a purchaser representative. Each of the investors received a private placement memorandum disclosing information about the securities and our corporate, business and financial matters.

          (2) In May 1997, we received a loan in the original principal amount of $100,000 from Frank Lyons. To evidence the transaction, we issued a promissory note bearing an interest rate of 15% per annum and 7,125 shares of common stock to Mr. Lyons. We paid a cash finder's fee of 15% on the transaction. The note is currently outstanding and in default with $30,417 in accrued interest as of March 31, 2000. We intend to repay the note and accrued interest from the net proceeds of this offering. This issuance of securities was exempt from registration in reliance on Section 4(2) of the Securities Act. Mr. Lyons was an accredited investor.

          (3) On January 9, 1998, we commenced a private placement, or Series A convertible preferred stock offering, of up to 1,200,000 shares of Series A convertible preferred stock at a price of $5.00 per share, underwritten on a best-efforts basis by Capital Bay Securities, or CBS. We received cash subscriptions of $760,000, and issued 152,000 shares of Series A convertible preferred stock. CBS received 13% in the form of a commission, due diligence and non-accountable expense allowances, and warrants to purchase 6,840 shares of common stock exercisable at $16.00 per share for serving as placement agent. Pursuant to the terms of the Series A convertible preferred stock, the shares are automatically converted into shares of common stock upon the closing of an initial public offering on a one-to-one basis if the initial public offering price is at least $10.00 per share. If the initial public offering price is less than $10.00 per share, the conversion rate will be $10.00 divided by the initial public offering price. On the six-month anniversary of the close of the Series A convertible preferred stock offering, or November 14, 1998, holders of Series A convertible preferred stock started to accrue an 8% annual dividend, payable in the form of cash. The reverse stock split did not affect the number of shares of Series A convertible preferred stock outstanding. No dividends have been paid to date to holders of Series A convertible preferred stock. As of March 31, 2000, holders of Series A convertible preferred stock were owed dividends of $198,444. We intend to pay such dividends from the proceeds of this offering. This offering was exempt from registration in reliance on Rule 506 of Regulation D of the Securities Act. The securities were issued to independent third parties and to existing stockholders, each of whom were accredited investors. Each of the investors received a private placement memorandum disclosing information about the securities and our corporate, business and financial matters.

          (4) On January 16, 1998, we commenced a private placement, or the 1998 Common Stock Offering, of up to 60,938 shares of common stock, at a price of $10.67 per share. The 1998 Common Stock Offering was underwritten on a best-efforts basis by Spectrum. We received cash subscriptions of $379,000, and issued 35,531 shares of common stock. Spectrum received a cash commission of 12.5% and warrants to purchase 4,264 shares of common stock, exercisable at $12.80 per share, for serving as placement agent. This offering was exempt from registration in reliance on Rule 506 of Regulation D of the Securities Act. The securities were issued to independent third parties and to existing stockholders, each of who were accredited investors. Each of the investors received a private placement memorandum disclosing information about the securities and our corporate, business and financial matters.

          (5) On January 23, 1998, we offered to convert our 1996 12% secured promissory notes, or the 1996 Notes, into shares of Series A convertible preferred stock. Pursuant to this offer, $1,040,000 of the $1,470,000 1996 Notes were converted into 208,000 shares of Series A convertible preferred stock. This offering was exempt in reliance on Rule 506 of Regulation D of the Securities Act. The investors were either accredited or sophisticated non-accredited investors, either alone or with a purchaser representative. Each of the investors received a private placement memorandum disclosing information about the securities and our corporate, business and financial matters.

          (6) In January 1998, we issued 13,781 shares of common stock to holders of the 1996 Notes, at a rate of 188 shares of common stock per $20,000 in outstanding principal, to prevent the foreclosure of our assets by holders of the 1996 Notes. This offering was exempt from registration in reliance upon Section 4(2) of the Securities Act. The investors were either accredited or sophisticated non-accredited investors.

          (7) In April 1998, we issued a $100,000 short-term promissory note to an existing stockholder which was subsequently converted into 9,375 shares of common stock at a price of $10.67 per share. In addition, this investor was granted an additional 1,500 shares of common stock as an inducement to convert the promissory note, which was valued at $10.67 per share and recorded as additional interest expense in 1998. This offering was exempt from registration in reliance upon Section 3(a)(9) and Section 4(2) of the Securities Act. The investor was an accredited investor.

          (8) In May 1998, we offered 10% unsecured promissory notes, or the 1998 Notes, with a term of sixty days and automatically convertible at maturity into common stock at the rate of $10.67 per share. We received cash subscriptions totaling $561,520 and issued 54,296 shares of common stock to the holders of the 1998 Notes, which amount included $17,632 of accrued interest. This offering was exempt from registration in reliance upon Section 4(2) of the Securities Act. The securities were issued to independent third parties and to existing stockholders, each of whom were either accredited or sophisticated non-accredited investors.

          (9) In October 1998, we offered to convert the 1997 Notes into shares of common stock at a rate of $10.67 per share of common stock. As a result of the conversion, we converted $115,000 in outstanding principal and $24,568 in accrued interest into 26,169 shares of common stock. This offering was exempt in reliance upon Section 3(a)(9) and Section 4(2) of the Securities Act. The investors were accredited investors and sophisticated non-accredited investors.

          (10) From February 1999 through May 1999, we offered 15% unsecured promissory notes, or the 1999 Notes, with a term of ninety days and interest accruing at the rate of 37.5 shares of common stock every thirty days for every $1,000 of outstanding principal. We received $350,000 from the sale of 1999 Notes. $134,885 of the 1999 Notes have been paid off, and $180,000 of the 1999 Notes have been converted into 81,909 shares of Series B convertible preferred stock, which amount includes accrued interest and shares of common stock. All of the outstanding 1999 Notes are in default. As of March 31, 2000, we have issued 50,137 shares of common stock as interest and have outstanding $35,115 in principal and $7,947 of accrued interest on the 1999 Notes. We intend to repay the 1999 Notes from the proceeds of this offering. This offering was exempt in reliance upon
     Section 4(2) of the Securities Act. The securities were issued to independent third parties who were either accredited or sophisticated non-accredited investors.

          (11) From March 1999 through October 1999, we conducted a private placement, or the 1999 Preferred Stock Offering, of up to $4,000,000 of Series B convertible preferred stock at $3.00 per share. The 1999 Preferred Stock Offering was co-underwritten on a best-efforts basis by Donald & Co. Securities Inc. and CBS. Donald & Co. and CBS received a commission of 9% and a non-refundable expense allowance of 2.5%. Upon completion of the 1999 Preferred Stock Offering, we issued 1,355,047 shares of Series B convertible preferred stock in exchange for cash subscriptions of $4,065,133 and 726,633 shares of Series B convertible preferred stock in exchange for certain outstanding promissory notes and unpaid salaries to certain officers and as part of the settlement with RSG Investments. Pursuant to the terms of the Series B convertible preferred stock, the shares are automatically converted into common stock upon the closing of an initial public offering or a business combination where a controlling interest of eRoomSystem Technologies is acquired. The conversion is at 45% of the initial public offering price, or, if an initial public offering does not close by September 28, 2000, at 1.5 shares of common stock per share of Series B convertible preferred stock. The reverse stock split did not affect the number of shares of Series B convertible preferred stock outstanding. This offering was exempt in reliance on Rule 506 of Regulation D of the Securities Act. The securities were issued to independent third parties and to existing stockholders who were either accredited investors or sophisticated non-accredited investors. Each of the investors received a private placement memorandum disclosing information about the securities and our corporate, business and financial matters.

          (12) In May 1999, holders of 1997 Notes were offered the right to convert their 1997 Notes and accrued interest into Series B convertible preferred stock at the rate of $3.00 per share. Holders of 1997 Notes consisting of $425,051 in outstanding principal, plus accrued interest, converted into 175,562 shares of Series B convertible preferred stock. As of March 31, 2000, 1997 Notes outstanding consisted of $431,750 in principal and $159,480 of accrued interest. All of the outstanding 1997 Notes are in default. We intend to pay off the 1997 Notes from the net proceeds of this offering. This offering was exempt from registration in reliance on Section 3(a)(9) and Section 4(2) of the Securities Act. The investors were either accredited or sophisticated non-accredited investors. Each of the investors received a private placement memorandum disclosing information about the conversion and our corporate, business and financial matters.

          (13) On May 30, 1999, we issued 198,750 shares of our common stock to the SBD Limited Partnership, an entity controlled by Steven L. Sunyich, our president, chief executive officer and chairman, in exchange for a promissory note in favor eRoomSystem Technologies in the original principal amount of $1,590,000.00. The purpose of the issuance was to assist eRoomSystem Technologies in complying with the stock pledge requirements mandated by the terms of the $1,500,000 loan from RSG Investments. On September 30, 1999, we entered into an Equipment Transfer Agreement with RSG, and the 198,750 shares of common stock were returned to the SBD Limited Partnership. In turn, the SBD Limited Partnership surrendered the 198,750 shares of common stock to eRoomSystem Technologies in exchange for the cancellation of the promissory note. The shares of common stock were booked as treasury stock and have been retired. This offering was exempt in reliance on Section 4(2) of the Securities Act. Mr. Sunyich was an accredited investor.

          (14) On September 1, 1999, we entered into promissory note purchase agreements with Steven L. Sunyich, our chief executive officer and Chairman of the Board, Derek Ellis, our chief financial officer, and a former executive officer of and consultant to eRoomSystem Technologies, in which we agreed to convert the outstanding indebtedness due on their respective demand promissory notes into shares of Series B convertible preferred stock. As a result of these agreements, we issued 72,434 shares of Series B convertible preferred stock and 51,981 shares of our common stock to Mr. Sunyich, 3,742 shares of Series B convertible preferred stock and 2,990 shares of our common stock to Mr. Ellis, and 29,808 shares of Series B convertible preferred stock and 25,376 shares of our common stock to the former executive officer and consultant. This offering was exempt in reliance on Section 4(2) of the Securities Act. Messrs. Sunyich and Ellis were each accredited investors.

          (15) On December 7, 1999 and February 14, 2000, Mr. Sunyich formally assigned to us all of his rights in Patent No. 4,939,352 and Patent Nos. 4,857,714 and 4,883,948, which relate to credit card point of sale technology. In exchange, we issued 65,625 shares of common stock and a promissory note in the principal amount of $125,000 to Mr. Sunyich. After paying down the promissory note to approximately $70,000, we converted the remaining outstanding principal and interest into 23,524 shares of Series B convertible preferred stock. This offering was exempt in reliance on
     Section 4(2) of the Securities Act. Mr. Sunyich was an accredited investor.

          (16) On December 30, 1999, we entered into conversion agreements with Steven L. Sunyich, our chief executive officer and Chairman of the Board, and Derek Ellis, our chief financial officer, in which we agreed to convert unpaid salaries in exchange for shares of Series B convertible preferred stock. As a result of these agreements, we issued 73,052 shares of Series B convertible preferred stock to Mr. Sunyich and 3,776 shares of Series B convertible preferred stock to Mr. Ellis. This offering was exempt in reliance on Section 4(2) of the Securities Act. Messrs. Sunyich and Ellis were each accredited investors.

          (17) On February 15, 2000, we received a loan in the original principal amount of $500,000 from Ash Capital, LLC, an entity controlled by Dr. Alan C. Ashton, a director designee of the Company. To evidence this transaction, we issued a promissory note bearing an interest rate of 10% and warrants to purchase 18,750 shares of common stock to Ash Capital. We intend to repay the note and accrued interest from the net proceeds of this offering. This issuance of securities was exempt from registration in reliance on Section 4(2) of the Securities Act. Dr. Ashton is an accredited investor.

          (18) In March and April 2000, we conducted a private placement, or the 2000 Units Offering, of up to $3,000,000 of units where each $100,000 unit consisted of a 7% convertible promissory note in the original principal amount of $25,000, 23,077 shares of Series C convertible preferred stock and a warrant to purchase 5,000 shares of common stock at an exercise price of $6.60 per share. The 2000 Units Offering was underwritten on a best-efforts basis by Donald & Co. Securities Inc., who received a commission of 8% and a non-accountable expense allowance of 0.5% As a result of the 2000 Units Offering, we received cash of $850,000 which resulted in the issuance of 196,150 shares of Series C convertible preferred stock, notes in the original principal amount of $212,500 and warrants to purchase 42,500 shares of common stock. Pursuant to the terms of the Series C convertible preferred stock, the shares are automatically converted into common stock upon the closing of an initial public offering at 55% of the initial public offering price if the initial public offering closes by January 31, 2001. If the initial public offering is not closed by January 31, 2001, Series C convertible preferred stock shall convert at $3.30 per share. This offering was exempt from registration in reliance on Rule 506 of Regulation D of the Securities Act. The securities were issued to independent third parties and to existing stockholders, each of who were an accredited investor. Each of the investors received a private placement memorandum disclosing information about the securities and our corporate, business and financial matters.

          (19) On March 30, 2000, we issued a warrant to purchase 125,000 shares of common stock, exercisable at $4.80 per share through December 31, 2001, to Hall Communications, Inc. for advertising, marketing and promotional services. This offering was exempt from registration in reliance on Section 4(2) of the Securities Act. The investor was an accredited investor.

          (20) On April 13, 2000, we issued 200,000 shares of common stock in conjunction with the receipt of a $1,500,000 loan evidenced by a promissory note of the same date. This offering was exempt in reliance on Regulation S of the Securities Act. The securities were offered and sold outside of the United

     States to the following seven independent third party investors: (i) 566768 Ontario Limited, (ii) B.H. Capital Investments, L.P., (iii) Myra Heller,
     (iv) Rachelle Heller, (v) Plazacorp Investments Limited, (vi) Queens Centre Corner Limited and (vii) Jay Smith.

          (21) As of June 30, 2000, we have issued options pursuant to our 2000 Stock Option Plan to purchase an aggregate of 1,417,250 shares of our common stock. The issuances of options and warrants to employees and consultants of eRoomSystem Technologies under the 2000 Stock Option Plan were exempt under Section 4(2) and Rule 701 of the Securities Act as transactions pursuant to a compensatory benefit plan or written compensation contract. Of the Rule 701 issuances, none of the securities were issued to consultants. Of the Section 4(2) issuances, the securities were issued to existing stockholders, officers, director, consultants or former consultants who were either accredited or sophisticated non-accredited investors. Each of the sophisticated non-accredited investors had access to our corporate, business and financial information.

          (22) As of June 30, 2000, with the exception of the options and warrants discussed in this Item 26, we have issued and outstanding options and warrants to purchase 883,211 shares of common stock. Of this amount, we issued warrants to purchase 390,429 shares of common stock in conjunction with a private placement conducted from September 1996 through March 1997 in reliance on Section 4(2) of the Securities Act. The remaining options and warrants to purchase 492,782 shares of common stock were issued to employees, consultants, investors and other service providers of eRoomSystem Technologies in reliance upon Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits

     See exhibits listed on the Exhibit Index following the signature page of the Form SB-2 which is incorporated herein by reference.

     (b)  Financial Statement Schedules

     None.

ITEM 28. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 24 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and authorized this pre-effective amendment no. 3 to registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada, on the 19th day of July 2000.

                             eROOMSYSTEM TECHNOLOGIES, INC.


                           By:                      *
                                -------------------------------------
                                Steven L. Sunyich
                           Its: President, Chief Executive Officer and
                                Chairman of the Board of Directors


     In accordance with the requirements of the Securities Act of 1933, this pre-effective amendment no. 3 to the registration statement was signed by the following persons in the capacities and on the dates stated:



SIGNATURE                               TITLE                                              DATE
---------                               -----                                              ----
                 *                      President, Chief Executive Officer and             July 19, 2000
------------------------------------    Chairman of the Board of Directors
Steven L. Sunyich                       (Principal Executive Officer)

                 *                      Chief Financial Officer and Treasurer              July 19, 2000
------------------------------------    (Principal Financial and Accounting Officer)
Derek K. Ellis

/s/ GREGORY L. HRNCIR                   General Counsel and Secretary                      July 19, 2000
------------------------------------
Gregory L. Hrncir

                 *                      Director                                           July 19, 2000
------------------------------------
Lawrence S. Schroeder




*By:  /s/ GREGORY L. HRNCIR             Attorney-in-Fact                                   July 19, 2000
    --------------------------------
    Gregory L. Hrncir

                                  EXHIBIT INDEX


   EXHIBIT
   NUMBER                                                DOCUMENT NAME                                             PAGE
   ------                                                -------------                                             ----
    1.01       Form of Underwriting Agreement                                                                      ***

    2.01       Agreement and Plan of Reorganization by and between RoomSystems International Corporation and        *
               RoomSystems, Inc. dated December 31, 1999 (incorporated by reference as Exhibit 2.01 to the
               Registrant's Registration Statement on Form SB-2, File No. 333-34882, filed on April 14, 2000, or the Registration Statement)

    2.02       Transfer Pricing Agreement by and between RoomSystems International Corporation and RoomSystems,     *
               Inc. dated December 31, 1999 (incorporated by reference as Exhibit 2.02 to the Registration
               Statement)

    3.01       Amendment and Restatement of Articles of Incorporation (incorporated by reference as Exhibit         *
               3.01 to the Registration Statement)

    3.02       Certificate of Correction dated May 30, 2000                                                         **

    3.03       Amended and Restated Certificate of Designation, Preferences, Rights and Limitation of Series A      *
               convertible preferred stock (incorporated by reference as Exhibit 3.02 to the Registration
               Statement)

    3.04       Amended and Restated Certificate of Designation, Preferences, Rights and Limitation of Series B      *
               convertible preferred stock (incorporated by reference as Exhibit 3.03 to the Registration
               Statement)

    3.05       Certificate of Designation, Preferences, Rights and Limitation of Series C convertible preferred     *
               stock (incorporated by reference as Exhibit 3.04 to the Registration Statement)

    3.06       Amended and Restated Bylaws                                                                          **

    3.07       Second Amendment and Restatement of Articles of Incorporation                                       ***

    3.08       Second Amended and Restated Bylaws                                                                  ***

    4.01       Form of Common Stock Certificate (incorporated by reference as Exhibit 4.01 to the Registration      *
               Statement)

    4.02       Form of Certificate for Series A convertible preferred stock (incorporated by reference as           *
               Exhibit 4.02 to the Registration Statement)

    4.03       Form of Certificate for Series B convertible preferred stock (incorporated by reference as           *
               Exhibit 4.03 to the Registration Statement)

    4.04       Form of Certificate for Series C convertible preferred stock (incorporated by reference as           *
               Exhibit 4.04 to the Registration Statement)

    5.01       Opinion of Kummer Kaempfer Bonner & Renshaw                                                         ***

   10.01       Amended and Restated 2000 Stock Option and Incentive Plan                                            **

   10.02       Lease Agreement by and between RoomSystems Finance Corporation and 3770 Howard Hughes Parkway        *
               Associates Limited Partnership dated October 8, 1997 (incorporated by reference as Exhibit
               10.02 to the Registration Statement)

   10.02A      Exhibits to Lease Agreement by and between RoomSystems Finance Corporation and 3770 Howard           **
               Hughes Parkway Associates Limited Partnership dated October 8, 1997

   10.03       Lease Agreement by and between RoomSystems, Inc. and Pam Joy Realty, Inc. dated October 10, 1997     **

   10.04       Master Corporate Agreement by and between Innco Corporation and RoomSystems, Inc. dated April 6,     *
               1998 (incorporated by reference as Exhibit 10.04 to the Registration Statement)

   10.04A      Exhibits to Master Corporate Agreement by and between Innco Corporation and RoomSystems, Inc.        **
               dated April 6, 1998

   EXHIBIT
   NUMBER                                                DOCUMENT NAME                                             PAGE
   ------                                                -------------                                             ----
   10.05       Indemnification Agreement by and between RoomSystems, Inc. and Alan C. Ashton dated August 17,       *
               1999 (incorporated by reference as Exhibit 10.07 to the Registration Statement)

   10.06       Agreement of Understanding by and between RoomSystems, Inc. and Ash Capital, LLC, C&W/RSI            *
               Partners, LLC, SKM Investment, LLC and Thunder Mountain Investments, LC dated August 17, 1999
               (incorporated by reference as Exhibit 10.09 to the Registration Statement)

   10.06A      Exhibits to Agreement of Understanding by and between RoomSystems, Inc. and Ash Capital, LLC,       **
               C&W/RSI Partners, LLC, SKM Investment, LLC and Thunder Mountain Investments, LC dated
               August 17, 1999

   10.07       First Amendment to Agreement of Understanding by and between RoomSystems, Inc. and Ash Capital,      *
               LLC, C&W/RSI Partners, LLC, SKM Investment, LLC and Thunder Mountain Investments, LC dated
               September 30, 1999 (incorporated by reference as Exhibit 10.10 to the Registration Statement)

   10.08       Promissory Note Repurchase Agreement by and between Steven L. Sunyich and RoomSystems, Inc.          *
               dated September 1, 1999 (incorporated by reference as Exhibit 10.11 to the Registration
               Statement)

   10.09       Indemnification Agreement by and between RSi BRE, Inc. and Donnelly Prehn dated September 27,        *
               1999 (incorporated by reference as Exhibit 10.12 to the Registration Statement)

   10.10       Equipment Transfer Agreement by and between RoomSystems, Inc., RoomSystems International             *
               Corporation, RSi BRE, Inc. and RSG Investments, LLC dated September 28, 1999 (incorporated by reference as Exhibit 10.13 to the Registration Statement)

   10.10A      Exhibits to Equipment Transfer Agreement by and between RoomSystems, Inc., RoomSystems              **
               International Corporation, RSi BRE, Inc. and RSG Investments, LLC dated September 28, 1999

   10.11       Amendment to Equipment Transfer Agreement by and between RoomSystems, Inc., RoomSystems              *
               International Corporation, RSi BRE, Inc. and RSG Investments, LLC dated November 23, 1999
               (incorporated by reference as Exhibit 10.14 to the Registration Statement)

   10.12       Conversion Agreement by and between Steven L. Sunyich and RoomSystems, Inc. dated December 30,       *
               1999 (incorporated by reference as Exhibit 10.15 to the Registration Statement)

   10.13       Loan and Security Agreement by and between RoomSystem Technologies, Inc. and Ash Capital, LLC        *
               dated February 15, 2000 (incorporated by reference as Exhibit 10.16 to the Registration
               Statement)

   10.13A      Exhibits to Loan and Security Agreement by and between RoomSystem Technologies, Inc. and Ash         **
               Capital, LLC dated February 15, 2000

   10.14       Letter Agreement by and between eRoomSystem Technologies, Inc. and Hall Communications, Inc.         *
               dated March 30, 2000 (incorporated by reference as Exhibit 10.17 to the Registration Statement)

   10.15       Form of Hotel Revenue Sharing Lease Agreement                                                        **

   10.16       Form of Noncompetition and Nondisclosure Agreement (Sales) (incorporated by reference as Exhibit     *
               10.19 to the Registration Statement)

   10.17       Form of Consulting Agreement (incorporated by reference as Exhibit 10.20 to the Registration         *
               Statement)

   10.18       Form of Sales Representation Agreement (incorporated by reference as Exhibit 10.21 to the            *
               Registration Statement)

   10.19       Form of Executive Employment Agreement (incorporated by reference as Exhibit 10.22 to the            *
               Registration Statement)

   10.20       Form of Offshore Loan Subscription Agreement dated as of April 13, 2000 (incorporated by             *
               reference as Exhibit 10.23 to the Registration Statement)

   EXHIBIT
   NUMBER                                                DOCUMENT NAME                                             PAGE
   ------                                                -------------                                             ----
   10.21       Form of Secured Subordinated Promissory Note dated as of April 13, 2000 (incorporated by             *
               reference as Exhibit 10.24 to the Registration Statement)

   10.22       Form of Installation, Co-Maintenance and Software Licensing and Upgrade Agreement                    **

   10.23       + Master Business Lease Financing Agreement by and among Amresco Leasing Corporation,               119
               eRoomSystem SPE, Inc., RoomSystems, Inc. and eRoomSystem Technologies, Inc. dated May 11, 2000

   10.24       Indemnification Agreement by and between eRoomSystem Technologies, Inc. and John J. Prehn dated      **
               May 31, 2000

   10.25       Amended and Restated Executive Employment Agreement of Steven L. Sunyich dated June 6, 2000          **

   10.26       Second Amended and Restated Executive Employment Agreement of Steven L. Sunyich dated July 12,      ***
               2000

   10.27       Amended and Restated Executive Employment Agreement of Derek K. Ellis dated July 12, 2000           ***

   10.28       Executive Employment Agreement of Stephen M. Nelson dated July 12, 2000                             305

   10.29       Amended and Restated Executive Employment Agreement of Gregory L. Hrncir dated July 12, 2000        ***

   10.30       Shareholders' Agreement and Proxy by and among Ash Capital, LLC, RoomSystems, Inc. and certain        *
               stockholders of RoomSystems, Inc. dated August 17, 1999 (incorporated by reference as
               Exhibit 10.08 to the Registration Statement)

   16.01       Letter regarding Change in Certifying Accountant (incorporated by reference as Exhibit 16.01 to      *
               the Registration Statement)

   21.01       List of Subsidiaries                                                                                 **

   23.01       Consent of Hansen, Barnett & Maxwell                                                                307

   23.02       *Consent of Kummer Kaempfer Bonner & Renshaw (included in Exhibit 5.01)                             ---

   24.01       Power of Attorney                                                                                    **

   27.01       Financial Data Schedule                                                                             309

   99.01       Consent of Dr. Alan C. Ashton (incorporated by reference as Exhibit 99.01 to the Registration        *
               Statement)

   99.02       Consent of S. Leslie Flegel (incorporated by reference as Exhibit 99.02 to the Registration          *
               Statement)

   99.03       Consent of John J. Prehn                                                                             **

   99.04       Request for Withdrawal of Exhibits to the Registration Statement dated June 23, 2000                ***


--------------

      *   Previously filed.

     ** Previously filed as an exhibit to the registrant's Pre-Effective Amendment No. 1 to its Registration Statement on Form SB-2, as filed with the Commission on June 9, 2000.

    *** Previously filed as an exhibit to the registrant's Pre-Effective Amendment No. 2 to its Registration Statement on Form SB-2, as filed with the Commission on July 14, 2000.

      + Confidential treatment has been requested with respect to certain portions of this agreement, including the exhibits thereto, of which certain portions have been omitted and filed separately with the Commission.